As filed with the Securities and Exchange Commission on December 22, 2005.

Registration No. 333-129246

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

AMENDMENT NO. 2 TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________

INCREDIMAIL LTD.

(Exact name of registrant as specified in its charter)

State of Israel	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2 Kaufman Street
Tel Aviv, Israel 68012
(972-3) 516-0195

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Att: James R. Tanenbaum, Esq.
Tel:  (212) 468-8000
Fax:  (212) 468-7900

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Rami Ben Nathan, Esq. Yoav Dankner, Esq. Erdinast, Ben Nathan & Co., Advocates 25 Nachmany Street Tel Aviv, Israel 61141 Tel: (972) 3 621 2500 Fax: (972) 3 525 0896	James R. Tanenbaum, Esq. Nilene R. Evans, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 Tel: (212) 468-8000 Fax: (212) 468-7900	Douglas S. Ellenoff, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 370 Lexington Avenue New York, NY 10017 Tel: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value NIS 0.01 per share	2,875,000	$8.00(2)	$23,000,000(2)	$2,708(3)

(1)

Includes 375,000 ordinary shares that the underwriters may purchase from selling shareholders to cover over-allotments, if any.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)

Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED DECEMBER 22, 2005

2,500,000 Ordinary Shares

IncrediMail Ltd.

We are selling 2,500,000 of our ordinary shares. Certain of our shareholders have granted the underwriters an option to purchase up to 375,000 additional ordinary shares to cover over-allotments. We will not receive any proceeds from sales, if any, of ordinary shares by the selling shareholders.

This is the initial public offering of our ordinary shares. We currently expect the initial public offering price to be between $6.00 and $8.00 per share. We have applied to list our ordinary shares for quotation on the Nasdaq Capital Market under the symbol “MAIL.” No assurance can be given that such listing will be approved.

Investing in our ordinary shares involves a high degree of risk. You should carefully read the “Risk Factors” beginning on page 8 of this prospectus before investing in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total(2)
Public offering price	$		$
Underwriting discount and commissions	$		$
Non-accountable expense allowance	$		$
Proceeds to IncrediMail Ltd. (before expenses)(1)	$		$

——————

(1)

We estimate that we will incur approximately $1.2 million in offering expenses in connection with this offering.

(2)

Certain of our shareholders have granted the underwriters a 45-day option to purchase up to an additional 375,000 ordinary shares at the public offering price less the underwriting discount.

This is a firm commitment underwriting. The underwriters expect to deliver the shares to purchasers on or about                   , 2006.

Maxim Group LLC

The date of this prospectus is                       , 2006

TABLE OF CONTENTS

Page

Prospectus Summary

1

Risk Factors

8

Cautionary Note on Forward-Looking Statements and Other Information

23

Use of Proceeds

25

Dividend Policy

26

Capitalization

27

Dilution

28

Selected Financial Data

29

Management’s Discussion and Analysis of Financial Condition and Results of Operations

31

Business

43

Management

53

Related Party Transactions

64

Principal and Selling Shareholders

65

Description of Share Capital

67

Shares Eligible for Future Sale

72

Conditions in Israel

74

Israeli Taxation

76

U.S. Federal Income Tax Considerations

80

Enforceability of Civil Liabilities

85

Underwriting

86

Legal Matters

92

Experts

92

Other Expenses of Issuance and Distribution

92

Where You Can Find Additional Information

92

Commission Position on Indemnification for Securities Act Liabilities

93

Index to Financial Statements

F-1

[This Page Intentionally Left Blank]

PROSPECTUS SUMMARY

The following summary does not contain all of the information you should consider before investing in our ordinary shares. You should read the following summary together with the entire prospectus including the more detailed information in our audited financial statements and related notes appearing elsewhere in this prospectus. You should consider carefully, among other matters, the matters we discuss in “Risk Factors.”  Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option and no exercise of the representative’s purchase option to purchase ordinary shares.

Overview

We design and market an integrated suite of customized and entertaining email software products for the consumer or home user markets. We believe we are a global technology leader focused on enriching email interactions by offering users the ability to design highly personalized email presentations. Our innovations in entertaining email technology, along with our large collection of multimedia content for email communication, have made our website one of the top Internet destinations in the world for downloading entertaining email solutions.

Since we began operations in 2000, we have recorded approximately 56 million registered downloads of our free product in more than 100 countries, and since January 1, 2003, we have recorded more than one million registered downloads each month. As of September 30, 2005, we have more than 9.3 million active users, and currently, more than 240 million IncrediMail emails are sent each month. Through September 30, 2005, we have sold more than 805,000 products and content licenses worldwide to our registered users. We believe our historical track record of converting registered users to purchasing customers represents a convincing validation of our business strategy.

We generate revenue by:

•

selling our premium software products and services;

•

licensing and co-branding our Incredi brand to operators of third party websites; and

•

selling paid advertising and sponsored links on our website and email client.

To date, we have relied mainly on “viral growth” to grow our user base. Our “viral growth” has resulted from recipients of our users’ emails clicking on the link at the bottom of emails sent with IncrediMail Xe and then downloading our products and also from word of mouth. Our revenues were $6.2 million in 2004 and $5.3 million in the nine months ended September 30, 2005. We have had net income every year since 2002. Since January 1, 2003, our gross profit has ranged between 91% and 93% of our gross revenues and our operating income has ranged between 40% and 42% of our gross revenues.

The IncrediMail Experience

Our products are available in eight languages in addition to English. We offer the following products, all of which may be downloaded over the Internet through a personal computer running on a Microsoft Windows® operating system:

•

IncrediMail Xe, our flagship product, allows users to personalize their email messages by applying to them various creative features, such as letter backgrounds, email notifiers (animated indications that mail has been received), 3D effects, emoticons (animations that are intended to convey emotions) and other animations, sound effects and handwritten signatures. We distribute IncrediMail Xe over the Internet free of charge to promote our brand and to grow our user base. We generate revenue from distribution of IncrediMail Xe by placing embedded advertisement and promotional links on our website and in our email client. We registered the first free download of IncrediMail Xe in the third quarter of 2000. As of September 30, 2005, we have recorded approximately 56 million registered downloads of this program.

•

IncrediMail Premium, an enhanced version of IncrediMail Xe, offers a larger variety within the features provided by IncrediMail Xe as well as additional features such as software “skins” (a feature that allows users to create a particular look for the graphic interface), advanced account access and voice message recorder. In addition, IncrediMail Premium does not contain advertising banners or promotional links and its users have access to customer support.

•

IncrediMail Letter Creator is a supplementary product that allows users to design and create their own personalized IncrediMail letter backgrounds and e-cards for use with IncrediMail Xe and IncrediMail Premium.

•

IncrediBundle is a package of both Incredimail Premium and Letter Creator that is offered for a reduced price.

•

The Gold Gallery is a content database that features a gallery of additional backgrounds, animation, sounds, graphics and email notifiers that can be applied to email messages generated by IncrediMail Xe or IncrediMail Premium.

•

IncrediMail Super Pack is a special package of emoticons sold separately.

•

Junk Filter Plus is an advanced anti-spam solution.

Prices and license fees for our premium products vary based on market, the license period and whether the products are offered together. Our prices and fees range from less than $10 to about $60.

Our Market

In recent years, email has become one of the most important forms of electronic communication worldwide. In its June 2005 “US Online User Consumer Survey, 2005,” Jupiter Research stated that email is the most popular online activity and that 88% of respondents indicate they use email regularly. The next closest activity referenced in such report was search engines/portals at 76%. All other online activities were found to be less popular, including product/service purchase at 59%, instant messaging at 45% and online newspapers at 42%. A May 2005 industry report entitled Email Clients Market Analysis, 2005-2009 by The Radicati Group, Inc., which we refer to as the Radicati Report, estimates that the number of worldwide business and consumer email users will increase from approximately 680 million in 2005 to 920 million in 2009 and that the number of email mailboxes will increase from approximately 1.2 billion in 2005 to 1.8 billion in 2009. We believe that the increase in the number of email mailboxes per user indicates that our market is not limited by the number of active users in the market.

Our products target the consumer or home user email client market. An email client is a software program that provides the user with an interface to his or her email account on an email server, allowing him or her to download mail from the email server, send email through the email server, edit emails, organize them in folders and otherwise manipulate them. In addition to having more than one email mailbox, email users may have more than one email client. The Radicati Report estimates that total consumer email clients will grow from approximately 760 million in 2005 to 1.3 billion in 2009 with an approximately 65%-35% split between desktop and web-based remaining constant for the period. This growth in email clients represents additional target users of our products and services.

The IncrediMail Solution

We employ innovative approaches to enhancing our users’ email experience. Our products and services provide the following benefits:

•

Variety and Amount of Content. Our products offer users access to an extensive and continually growing pool of content that we believe is one of the largest collections of creative and diverse graphics, sound and multimedia content available online for email communications. We began assembling our content in 1999.

•

Creative Technology. Our proprietary technology, which we believe is based on advanced software development standards, is designed to produce robust quality products that provide the functionality expected in an email client packaged in a friendly, less technologically-oriented and entertaining environment.

•

Customization. The diversity of our graphics, sound and multimedia content enables our users to customize and personalize their email messages and letters easily and quickly.

•

Flexibility and Ease of Use for Both Sender and Recipient. We strive to offer a simple and intuitive user interface that enables our users to create different experiences depending on the nature or recipient of the email or letter. Users can easily change one or more features for a specific email. Further, recipients of IncrediMail emails can easily open them using most available email clients and can see all the features without the need for special software.

Our Strategy

Our objective is to become the market leader in entertaining and creative email systems for the consumer and home user market. Based on our survey of downloads of our products and those of competitors from third party websites, we believe that IncrediMail Xe is one of the most downloaded free products providing an entertaining and creative email system, and our strategy will include building on its popularity and seeking to convert free users to paying customers. The key elements of our strategy are to:

•

Expand product offerings and increase user sales. We plan to stimulate growth of our sales and enhance our cross-sale capabilities by expanding our existing product and service offering and developing new ones. We will continue to seek to convert free users into paying customers by marketing the paid products and services to our large user base and to cross-sell additional products and services to paying users.

•

Avoid offensive marketing tools. We design our products and services to address users’ aversion to spam, spyware and other perceived offensive Internet marketing tools, which we believe encourages more use of them and increases user loyalty.

•

Acquire complementary products, technologies or companies. We seek to enhance our technology, grow our user base, and diversify our product lines and services by exploiting strategic acquisition opportunities. We intend to supplement our research and development efforts by acquiring complementary technologies and other assets that enhance the features, functionality and performance of our products and services. We may also seek to increase our user base or enhance our sales and marketing capabilities by acquiring companies in our or similar markets.

•

Maintain and grow our user community. Our effective viral marketing has resulted in millions of registered users who spread the word about our products and services at relatively low marketing costs to us. For that reason, we expect a significant part of our products and services offering will remain free. In order to strengthen awareness of our Incredi brand and increase the size of our user base, we intend to use a portion of the proceeds of this offering to expand our marketing methods beyond viral marketing to include advertisements, media buying, public relations activities and additional co-branding arrangements.

•

Strengthen our advertising revenues. We intend to increase our revenues from monetizing visitor traffic to our website by increasing our paid advertising and sponsored links. Additionally, we believe that our large registered and active user base and our growing number of paying users should be attractive to potential advertisers. We intend to continue to develop our advertising infrastructure so that we can offer our advertisers a more effective method to reach their target audiences and thereby increase our advertising rates. We also plan to increase our advertising force by expanding our sales and business development teams, opening a U.S. sales and marketing office, establishing new co-branding relationships, participating in trade shows, and strengthening our brand through other online and offline marketing activities.

•

Enter into OEM, collaboration and other strategic sales and distribution arrangements. We intend to market our products to original equipment manufacturers, or OEMs, with the goal of having our products bundled together with their hardware products in exchange for licensing fees. In addition, we intend to seek out licensing or collaboration arrangements similar to those we currently have with PointMatch USA Inc. for IncrediDate.com. an Internet dating site, and Oberon Media Inc. for IncrediGames.com, an Internet game site.

•

Continue to focus on the online consumer market. Email continues to grow as a communication medium. The Internet allows us to reach potential users throughout the world quickly and easily as well as reduces the costs associated with sales and distribution of our products and services.

Our Risks

Our business and our ability to implement our operating and growth strategies are subject to numerous risks that you should consider before investing in our ordinary shares. In particular, the risks we face include, but are not limited to:

•

our ability to establish and increase market acceptance of our products;

•

our ability to continually enhance our existing products and to develop new products that achieve widespread market acceptance;

•

our ability to manage our growth;

•

our ability to establish a strong brand name;

•

our ability to develop additional ways to distribute and sell our products;

•

our ability to generate substantial revenues from advertisers;

•

our ability to compete with larger, better-financed companies;

•

the development and future nature of the Internet and legal requirements for online operations;

•

restrictions imposed in connection with our international operations; and

•

political, economic and military conditions in the Middle East.

Corporate Information

We were incorporated in the State of Israel in November 1999. Our headquarters are located at 2 Kaufman Street, Tel-Aviv 68012, Israel. Our phone number is (972-3) 516-0195. Our website addresses are www.incredimail-corp.com and www.incredimail.com. The information on our websites does not constitute part of this prospectus.

INCREDIMAIL is a registered trademark in the United States. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

The Offering

Ordinary shares offered by us	2,500,000 shares

Ordinary shares to be outstanding after this offering	9,373,668 shares

Use of proceeds

For the expansion of product research and development, sales and marketing operations, establishment of a U.S. office, business development and general corporate purposes, including potential acquisition of complementary products, technologies or businesses.

Proposed Nasdaq Capital Market symbol	MAIL

The number of ordinary shares that will be outstanding after this offering is based on 5,108,720 ordinary shares outstanding as of September 30, 2005.

Unless otherwise indicated, the information in this prospectus:

•

Reflects the increase in our authorized share capital to 15 million ordinary shares and a 38-for-one ordinary share split effected as a dividend on our ordinary shares outstanding effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part;

•

Reflects the automatic conversion of all of our outstanding redeemable convertible preferred shares, on a 38-for-one basis, into 1,764,948 ordinary shares upon the closing of our initial public offering;

•

Assumes no exercise of the underwriters’ over-allotment option to purchase ordinary shares from the selling shareholders or the representative’s purchase option to purchase ordinary shares;

•

Excludes 296,400 shares issuable upon the exercise of options outstanding as of September 30, 2005 at a weighted average exercise price of $1.72 per share; and

•

Excludes 1,071,600 shares available for future grant under our 2003 stock option plan.

Summary Financial and Other Data

The following tables present our summary financial and other data and should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus. We derived the summary financial data below for the years ended December 31, 2002, 2003 and 2004 and as of December 31, 2003 and 2004 from our audited financial statements included elsewhere in this prospectus. We derived the summary financial data below for the nine months ended September 30, 2004 and 2005 and as of September 30, 2005 from our unaudited financial statements appearing elsewhere in this prospectus. Our financial statements are prepared and presented in U.S. dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

The as adjusted balance sheet data as of September 30, 2005 presented below gives effect to the following events as if each had occurred as of September 30, 2005: (i) the issuance of 1,764,948 ordinary shares upon conversion of all our outstanding preferred shares; (ii) the completion of this offering at an assumed initial offering price of $7.00 per share (the midpoint of the proposed range indicated on the front cover of this prospectus) and (iii) the application of the proceeds therefrom. The as adjusted summary financial data is not necessarily indicative of what our financial position would have been had this offering been completed as of the date indicated, nor is such data necessarily indicative of our financial position as of any future date.

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$4,062	$5,160	$6,208	$4,295	$5,250
Cost of revenues	176	362	473	389	496
Gross profit	3,886	4,798	5,735	3,906	4,754

Operating expenses:
Research and development costs	1,161	1,319	1,321	966	1,413
Selling and marketing expenses	776	688	576	396	651
General and administrative expenses	626	601	1,271	525	589
Total operating expenses	2,563	2,608	3,168	1,887	2,653

Operating income	1,323	2,190	2,567	2,019	2,101
Financial income (expenses) and other, net	(12)	49	75	(1)	(15)
Income before taxes on income	1,311	2,239	2,642	2,018	2,086
Taxes on income (tax benefit)	-	(114)	(154)	(143)	607
Tax expense in respect of dividend paid out of tax-exempt income	-	-	-	-	937

Net income	$1,311	$2,353	$2,796	$2,161	$542

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands, except share and per share data)
Net earnings per ordinary share(1):
Basic	$0.21	$0.37	$0.44	$0.34	$0.08
Diluted	$0.18	$0.33	$0.39	$0.30	$0.08
Weighted average number of shares used in net earnings per share(1):
Basic	4,426,058	4,500,340	4,606,657	4,601,525	4,789,148
Diluted	5,037,804	5,127,244	5,197,558	5,185,278	5,275,318

Pro forma net earnings per ordinary share(1)(2):
Basic			$0.40		$0.08
Diluted			$0.37		$0.07
Weighted average number of shares used in pro forma net earnings per share(1)(2):
Basic			6,931,414		7,098,926
Diluted			7,522,315		7,585,096

	As of December 31,		As of September 30, 2005
	2003	2004	Actual	As Adjusted
			(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,232	$4,342	$1,828	$16,372
Working capital	3,907	6,238	2,676	17,220
Total assets	5,029	8,264	6,528	21,072
Total debt	4	12	6	6
Total liabilities	851	2,349	4,242	4,242
Redeemable convertible preferred shares	3,063	3,063	3,030	-
Shareholders’ equity (deficiency)	1,115	2,852	(744)	16,830

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(in thousands)
Other Data:
Registered users(3)	13,405	29,132	44,716	40,373	56,667
Paying users(4)	132	271	459	395	601

——————

(1)

All references to shares and per share amounts have been retroactively restated to reflect our 38-for-one ordinary share split effected as a share dividend as if such event had occurred as of the beginning of the earliest period presented. See Note 10 to our financial statements.

(2)

Our redeemable convertible preferred shares are entitled to participate on a non-cumulative basis in any dividends declared by our shareholders on the same per share basis as each ordinary share. Pro forma net earnings reflects the conversion of all outstanding shares of redeemable convertible preferred shares as of the dates indicated. Basic and diluted pro forma net earnings per ordinary share also give effect to the increase in the number of shares that, when multiply by the offering price, would be sufficient to replace the capital in excess of earnings being withdrawn. For additional information, see Note 2(o) to our financial statements included elsewhere in this prospectus.

(3)

Represents cumulative registered downloads of our products for which the online registration form was completed. Registrations are not necessarily indicative of the number of individual users as a user may register more than one time.

(4)

Represents cumulative purchases of all products and licenses.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether or not to invest in our ordinary shares. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. If this happens, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment in our ordinary shares.

Risks Related to Our Business

If we are unable to establish and increase market acceptance of our products, we will not grow our business and our revenues could decline.

Our basic software product is currently supplied to our customers free of charge. We will be able to increase revenues only if we can create and maintain a substantial market demand for our enhanced software products and related services, for which we currently charge a one-time license fee.

Many email users have multiple email clients, many of which are likely provided to them free of charge by large Internet and software companies. Therefore, our ability to execute our business strategy depends on market demand for email software programs that create a customized and entertaining email experience of the kind provided by our products. The rate of adoption and acceptance of our products may be affected adversely by changing consumer preferences, product obsolescence, technological change, market competition, development and acceptance of non-Internet mediums of communication and our products’ quality and novelty.

If we are unable to continually enhance our existing products and develop new products that achieve widespread market acceptance, our ability to attract and retain customers could be impaired, our competitive position may be harmed and we may be unable to generate additional revenues.

We believe that the number of downloads of our free IncrediMail Xe indicates that many email users are interested in having a customized and entertaining email experience. Our future revenue and profit growth will depend, in part, on increasing the percentage of registered or active users of our free product who become actual purchasers of our products and services, as well as making our products and services attractive to new users. In order to induce those email users to purchase or license our products, we must continually enhance our existing products by offering additional features and content and we must continue to introduce novel products. The enhancement of existing products and the development and commercialization of new products can be very complex. Software product development and commercialization depends upon a number of factors, including:

•

accurate prediction of market requirements, market preferences and content trends and evolving standards;

•

development of advanced technologies and capabilities;

•

timely completion and introduction of new product designs and features that incorporate market requirements and preferences;

•

our ability to recruit and retain highly qualified personnel;

•

our ability to market our new products; and

•

market acceptance of the enhanced and new products.

We may be unable to enhance our existing products or to develop new products. Furthermore, we may not develop or introduce new products or product enhancements in time to take advantage of market opportunities or achieve a significant or substantial level of acceptance in new or existing markets. If we fail to do so, our ability to attract and retain customers could be impaired, our competitive position may be harmed and we may be unable to generate substantial revenues.

We may have difficulty managing our growth, which could limit our ability to increase our sales and control our costs.

We have been experiencing significant growth in the scope of our operations and the number of our employees. This growth has placed increased demands on our management and on our financial and operational resources. In order to achieve our business objectives, we will need to continue to grow. Continued growth would increase the challenges involved in:

•

implementing appropriate operational and financial systems and controls;

•

expanding our sales and marketing infrastructure and capabilities; and

•

maintaining the morale of our employees.

If we cannot scale and manage our business appropriately, we will not experience our projected growth and our financial results will suffer.

Due to our limited history of operations, we may not be able to predict our future performance or continue our revenue growth or profitability.

We were incorporated in November 1999 and commercially launched our first product in the third quarter of 2000. Consequently, we have a limited history of operations from which to predict our future performance. The future viability of our business will depend on our ability to increase product sales, introduce new products, increase advertising revenues, exploit our brand name and control costs, which we may be unable to do. As a result, we may not be able to continue our revenue growth or profitability.

If we do not establish a strong brand name, we may be unable to market our products effectively.

We have not yet established a strong brand name. We believe that establishing and strengthening the IncrediMail and Incredi brand among Internet and email users is one of the critical elements of executing our business strategy. Our ability to promote and position our brand depends largely on our ability to provide high quality, highly reliable products with the features desired by our consumers. If we fail to establish and maintain our brand, we may be unable to attract new consumers and compete effectively.

In addition, we seek to exploit our brand name Incredi by applying it to products or services offered through collaboration with third parties. Failure of any of our collaborations that exploit our brand name for services not related to our core business could damage our brand name and reputation as it relates both to our software products and to our other existing collaborations. This kind of damage could curtail our efforts to strengthen our brand name and could adversely affect our results of operations.

If we do not develop additional ways to distribute and sell our products, our sales could decline.

We currently sell our products primarily through our website. Our growth strategy includes entering into agreements with OEMs, to bundle our products and services with their hardware. We do not currently have any agreements with OEMs, and we cannot assure you that we will be able to enter into such agreements on favorable terms or at all. OEM customers can be very demanding with respect to the features they demand in software products they bundle, quality controls and testing requirements and payment terms. Because there are a relatively small number of significant OEM customers, if they demand reduced prices for our products, we may not be in a position to refuse such demands, which could adversely affect growth of our sales. If particular OEMs demand certain product or product features that we are unable to deliver, or if they impose higher quality requirements than we are able to satisfy, our revenues also could be adversely affected. Further, if our competitors offer our OEM customers more favorable terms than we do or if our competitors are able to take advantage of their existing relationships with these OEMs, then these OEMs may not include our software with their computers. These OEM relationships serve an important role in distributing our software to the end-user and positioning the market for upgrades to our more fully featured software products. If we are unable to develop and then maintain relationships with OEMs, our business could suffer.

In addition, our growth in part depends upon creating and managing additional distribution channels, such as distributors that would sell our products to end-users and other resellers. These channels involve a number of special risks, including:

•

resellers and distributors are generally not subject to minimum sales requirements or any obligation to market our products to their customers;

•

reseller and distributor agreements are generally nonexclusive and may be terminated at any time without cause; and

•

resellers and distributors may market and distribute competing products, in part due to pricing, terms and promotions offered by our competitors and other factors that we do not control and cannot predict.

If we fail to develop additional distribution channels, our ability to increase our revenues and achieve our anticipated growth would be adversely affected. If we fail to manage our distribution channels, our distribution channels may conflict with one another or otherwise fail to perform as we anticipate, which could reduce our sales and increase our expenses as well as weaken our competitive position. In addition, some distributors may experience financial difficulties, and as a result, we may have reduced sales or increased bad debt expense, which would also adversely affect our operating results.

Our continuing “viral growth” could be adversely affected if we do not increase the number of our registered users or if users stop using our software.

To date, we have relied mainly on “viral growth” to grow our user base. If users of our products stop their usage, our viral growth will be diminished because they will no longer be forwarding links to our site via their emails, and our revenues and market share may decrease. Our historical experience with usage of our products indicates that usage of IncrediMail Premium declines to approximately 8% after three years. Therefore, in order to induce our existing users to continue to send IncrediMail emails to potential new users, we must continually enhance our existing products and develop new ones. If we can not offer such products, because of lack of resources, competition or other reasons described elsewhere in these “Risk Factors”, our revenues and results of operations will be adversely affected.

If we are unable to generate substantial revenues from advertisers, we may not be able to increase our revenues or execute our business strategy.

We currently display third party advertising on our website and in our free software. Our revenues from these advertisers have increased over the past two years but still represented less than 10% of our revenues for the nine months ended September 30, 2005. We intend to dedicate additional marketing resources to the development of this revenue stream. However, our ability to increase our advertising revenues may be limited by, among other reasons, a possible perception that the Internet is an ineffective marketing medium due to the excessive number of banner advertisements, the growing number of installations by Internet users of “filter” software programs that allow them to block “pop-up” advertisements or to prevent installation of software components that act as spying agents, and the limitations on the content of advertisements on the Internet compared to other forms of media. In addition, our advertising revenues depend, in part, on the number of our active users and visitors to our website. Because most users stop using the IncrediMail software after three years, if we do not continue to experience large numbers of new registered users, or if our website traffic decreases, our advertising revenues may not increase or could decline. In addition, we may not be able to increase our advertising revenue if advertising rates decrease in response to increased competition. Our inability to increase our revenues from advertisers could reduce our growth and affect our profitability.

The market for email software products and services is highly competitive, and if we cannot compete effectively, our revenues will decline and we will be unable to gain or retain market share.

Our products compete in the specialized market for email software products and services that aim to offer a customized and entertaining email experience for consumers, including features such as email notifiers, software skins, email backgrounds and multimedia content. Our main competitors among specialized providers of email services offer the following products:  Arcsoft Multimedia Email™ 3, Comet Cursor Plus, LetterMark™ email, FunWeb Products™, Hotbar®, Metamail 4.0 and WikMail 2005, all of which incorporate special features that provide a personalized email experience. In addition, our products also face competition from general email software programs offered to the private market by large Internet and software companies, such as AOL9 and NetscapeMail by America Online, Inc., Eudora® by QUALCOMM Incorporated (Nasdaq:  QCOM), FireFox Mail® by Mozilla Foundation and Outlook Express and MSN9 by Microsoft Corporation (Nasdaq: MSFT), some of which may also incorporate certain special features that provide a personalized email experience. Many of the large Internet and software companies offer their email software programs free of charge. Competition with these products could result in reduced prices and margins, fewer purchases of our products and services and loss of market share.

Many of our competitors have more established brands, products and customer relationships than we do, which could inhibit our market penetration efforts even if they may not offer a customized and entertaining email experience similar to IncrediMail. For example, consumers may choose to receive an extensive package of Internet and email services from a more dominant and recognized company, such as Microsoft Corporation (Outlook Express or MSN®) or America Online, Inc. (AOL®). If we are unable to achieve continued market penetration, we will be unable to compete effectively.

In addition, many of our other current and potential competitors have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have. These competitors could use their greater financial resources to acquire other companies to gain enhanced name recognition and market share, as well as to develop new technologies, products or features that could effectively compete with our existing product lines. Demand for our products could be diminished by equivalent or superior products and technologies offered by competitors. See “Business – Competition” for additional discussion of our competitive market.

We may use a portion of the proceeds of this offering to make acquisitions. These acquisitions could divert our resources, cause dilution to our shareholders and adversely affect our financial results.

We may use a portion of the proceeds of this offering to acquire complementary products, technologies or businesses. We have not made any acquisitions to date and our management has not had any experience making acquisitions or integrating acquired businesses. Negotiating potential acquisitions or integrating newly-acquired products, technologies or businesses could divert our management’s attention from other business concerns and could be expensive and time-consuming. Acquisitions could expose our business to unforeseen liabilities or risks associated with the business or assets acquired or with entering new markets. In addition, we might lose key employees while integrating new organizations. Consequently, we might not effectively integrate any acquired products, technologies or businesses, and might not achieve anticipated revenues or cost benefits. In addition, future acquisitions could result in customer dissatisfaction, performance problems with an acquired product, technology or company, or issuances of equity securities that cause dilution to our existing shareholders. Furthermore, we may incur contingent liability or possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, and we may not have, or may not be able to enforce, adequate remedies in order to protect our company. If any of these or similar risks relating to acquiring products, technologies or businesses should occur, our business could be materially harmed. See “Use of Proceeds.”

If we are deemed to be not in compliance with applicable data protection laws, our operating results could be materially affected.

We collect and maintain certain information about our customers in our database. Such collection and maintenance of customer information is subject to data protection laws and regulations in Israel, the United States and other countries. A failure to comply with applicable regulations could result in class actions, governmental investigations and orders, and criminal and civil liabilities, which could materially affect our operating results.

Although we strive to comply with all applicable regulations and use our best efforts to inform our customers of our business practices prior to any installations of our software, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which in turn could have a material effect on our business. See “Business – Government Regulation” for additional discussion of applicable regulations.

If there are privacy or security concerns regarding our collection, use and handling of personal information, we could incur substantial expenses.

Although we take all reasonable steps to insure the security of personal information, concerns may be expressed, from time to time, about whether our products compromise the privacy or confidentiality of the information of users and others. Concerns about our collection, use, sharing or handling of personal information or other privacy related matters, even if unfounded, could damage our reputation and operating results. See “Business – Government Regulation” for additional discussion of applicable regulations.

We rely on online payment for our products and any limitations imposed on online payment services could increase our costs associated with the collection of payment and could adversely affect our business.

Payment for our products is processed online. We engage third parties to process online payment for our products. Credit card companies could change their policies with respect to acceptance of online payments, refunds and chargebacks or in response to any change in government regulations. Any of these changes could result in increased costs for providing online payment services. Furthermore, implementation of an alternative method for collection of payment would entail substantial expenses and may not be feasible for our business.

We depend on a third party Internet and telecommunication provider to operate our website and securing alternate sources for these services could significantly increase our expenses.

We depend on Bezeq International Ltd., a third party provider of Internet and related telecommunication services, including hosting and location facilities, to operate our website. This company may not continue to provide services to us without disruptions in services, at the current cost or at all. While we believe that there are many alternative providers of hosting and other communication services available to us, the costs associated with any transition to a new service provider could be substantial and require us to reengineer our computer systems and telecommunications infrastructure to accommodate a new service provider. This process could be both expensive and time consuming and could result in lost business both during the transition period and after.

Our servers and communications systems could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins and similar events or disruptions. Although we maintain back-up systems for our servers, any of these events could cause system interruption, delays, loss of critical data and lost registered users and revenues.

We currently rely solely on the Internet as a means to sell our products. Accordingly, if we or our customers are unable to utilize the Internet due to a failure of technology or infrastructure, terrorist activity or other reasons, we could lose current or potential customers and revenues. While we have backup systems for most aspects of our operations, our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. In addition, we may have inadequate insurance coverage or insurance limits to compensate us for losses from a major interruption. Furthermore, interruptions in our website could materially impede our ability to attract new companies to advertise on our website and to maintain relationships with current advertisers. Difficulties of this kind could damage our reputation, be expensive to remedy and curtail our growth.

Termination of our licensing or promotion agreements or our agreement with Commtouch could result in lost revenues and loss of market share.

Our licensing and promotion agreements, including our agreements with Oberon Media Inc. and PointMatch USA Inc., are providing an increasing amount of revenue, growing from $31,000 for all of 2003 to $583,000 for the nine months ended September 30, 2005. The termination of those agreements would result in lost revenues and the loss of market share until we were able, if at all, to enter into new and similar arrangements. Further, the agreement with PointMatch USA prohibits us from integrating or promoting a similar matchmaking site or otherwise competing with it for 12 months after the termination, which would make it more difficult to enter into similar arrangements. In addition, if our agreement to use the anti-spam software development kit developed by Commtouch Ltd. were to terminate, we would be required to redevelop our Junk Filter Plus anti-spam product. We have just launched Junk Filter Plus. If we have to redevelop it ourselves or retain a new provider of a development kit because of a termination of the Commtouch agreement, we would likely suffer lost revenues and the potential loss of market share.

Our products operate in a variety of computer configurations and could contain undetected errors or defects that could result in product failures, lost revenues and loss of market share.

Our software may contain undetected errors, failures or defects, especially when the products are first introduced or when new versions are released. Our customers’ computer environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Therefore, there could be errors or failures in our products. In addition, despite testing by us and beta testing by some of our registered users, errors, failures or bugs may not be found in new products or releases until after commencement of commercial sales. In the past, we have discovered software errors, failures and defects in certain of our product offerings after their introduction and have likely experienced delayed or lost revenues during the period required to correct these errors.

Errors, failures or defects in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position or claims by customers. Alleviating any of these problems could require significant expense and could cause interruptions.

Exchange rate fluctuations may decrease our earnings if we are not able to hedge our currency exchange risks effectively.

A majority of our revenues are denominated in U.S. dollars. However, most of our costs, mainly personnel expenses, are incurred in New Israeli Shekels, or NIS. Inflation in Israel may have the effect of increasing the U.S. dollar cost of our operations in Israel. If the U.S. dollar declines in value in relation to the New Israeli Shekel, it will become more expensive for us to fund our operations in Israel. A revaluation of one percent of the NIS as compared to the U.S. dollar will cause an effect of less than 1% on our income before taxes. During 2003 and 2004, the exchange rate of the U.S. dollar to the New Israeli Shekel declined significantly although that trend reversed in the first nine months of 2005.

We receive only U.S. dollars from sales; however, our online payment service providers process sales in various currencies. Some of the proceeds from our sales are processed by an online payment service that holds 25% of these proceeds for a period of up to six months. With respect to cash proceeds that are held by this online payment service in currencies other than U.S. dollar, we bear a foreign currency fluctuation risk until such proceeds are actually paid to us. As of September 30, 2005, proceeds in foreign currencies held by this online payment service amounted to approximately $353,000 and resulted in expenses of approximately $69,000 for the nine months ended September 30, 2005. In addition, in territories where our prices are based on local currencies, fluctuations in the dollar exchange rate could affect our gross profit margin. To date, we have not found it necessary to hedge the risks associated with fluctuations in currency exchange rates. In the future, if we do not engage in effective hedging transactions, we may incur losses from unfavorable fluctuations in foreign currency exchange rates. See “Management’s Discussion of Financial Condition and Results of Operations – Quantitative and Qualitative Disclosure of Market Risks” for further discussion of the effects of exchange rate fluctuations on earnings.

A loss of the services of our senior management and other key personnel could adversely affect execution of our business strategy.

We depend on the continued services of our senior management, particularly Yaron Adler, our Chief Executive Officer, Ofer Adler, our Chief Product Officer, and Gil Pry-Dvash, our Chief Technology Officer. Our business and operations to date have been mainly implemented under the direction of our current senior management. The loss of their services could create a gap in management and could result in the loss of management and technical expertise necessary for us to execute our business strategy and thereby, adversely affect execution of our business strategy. We have agreed with the representative of the underwriters of this offering to obtain “key person” life insurance on the life of Yaron Adler in the amount of $1.5 million prior to the consummation of this offering. We do not expect to obtain “key person” life insurance with respect to our other officers.

Further, our ability to execute our business strategy also depends on our ability to continue to attract, retain and motivate qualified and skilled technical and creative personnel and skilled management, marketing and sales personnel. If we cannot attract and retain additional key employees or lose one or more of our current key employees, our ability to develop or market our products could be adversely affected. See “Management.”

Under current U.S. and Israeli law, we may not be able to enforce covenants not to compete and, therefore, may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with all of our professional employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current U.S. and Israeli law, we may be unable to enforce these agreements, in whole or in part, and it may be difficult for us to restrict our competitors from gaining the expertise that our former employees gained while working for us. For example, Israeli courts have recently required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or its intellectual property. If we cannot demonstrate that harm would be caused to us, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

Our international operations involve special risks that could increase our expenses, adversely affect our operating results and require increased time and attention of our management.

We derive and expect to continue to derive a substantial portion of our revenues from customers outside Israel and the United States. Our international sales and related operations are subject to a number of inherent risks, including risks with respect to:

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potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of our intellectual property rights than those of Israel or the United States;

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costs and delays associated with translating and supporting our products in multiple languages;

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foreign exchange rate fluctuations and economic instability, such as higher interest rates and inflation, which could make our products more expensive in those countries;

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costs of compliance with a variety of laws and regulations;

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restrictive governmental actions such as trade restrictions;

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limitations on the transfer and repatriation of funds and foreign currency exchange restrictions;

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compliance with different consumer and data protection laws and restrictions on pricing or discounts;

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lower levels of adoption or use of the Internet and other technologies vital to our business and the lack of appropriate infrastructure to support widespread Internet usage;

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lower levels of consumer spending on a per capita basis and fewer opportunities for growth in certain foreign market segments compared to the United States;

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lower levels of credit card usage and increased payment risk;

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changes in domestic and international tax regulations; and

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geopolitical events, including war and terrorism.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights, our competitive position could be harmed.

Our ability to execute our business strategy and compete depends in part upon our ability to protect our intellectual property. In 2000, we submitted patent applications in the United States, the European Community and Israel with respect to certain processes that we employ in our products. No patents have been issued under these applications to date. Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any issued patents may be challenged, invalidated or legally circumvented by third parties. We cannot be certain that our patents will be upheld as valid and enforceable or prevent the development of competitive products. Consequently, competitors could develop, manufacture and sell products that directly compete with our products, which could decrease our sales and diminish our ability to compete. If our intellectual property does not adequately protect us from our competitors’ products and methods, our competitive position could be adversely affected and we could be precluded from operating all or a portion of our business.

In addition, we exploit our brand name Incredi by applying it to products offered through collaborations with third parties. We have registered INCREDIMAIL as a trademark only in the United States. Our ownership and use of the Incredi brand name may be challenged, invalidated or legally circumvented by third parties, in which case our ability to generate revenues from its exploitation will suffer.

We have registered, or have rights to, various domain names relating to our brand, including incredimail.com, incredidate.com and incredigame.com. If we fail to maintain, or to enforce our rights to, these registrations, it will be difficult for us to implement our strategy to increase recognition of our brand. Third parties have registered domain names similar to ours and if such parties engage in a business that may be harmful to our reputation or confusing to our customers, our revenue may decline and we may incur additional expenses in maintaining our brand.

We rely on a combination of patent and other intellectual property laws and confidentiality, non-disclosure and assignment of inventions covenants as appropriate, with our employees and consultants, to protect and otherwise seek to control access to, and distribution of, our proprietary information. These measures may not be adequate to protect our property from unauthorized disclosure, third-party infringement or misappropriation. We also rely on trade secret protection for our technology, in part through confidentiality covenants with our employees, consultants and third parties. However, these parties may breach these covenants and we may not have adequate remedies for any breach. Also, others may learn of our trade secrets through a variety of methods. In addition, the laws of certain countries in which we sell our products may not protect our intellectual property rights to the same extent as the laws of the United States or Israel. See “Business – Intellectual Property.”

Third party claims of infringement or other claims against us could require us to redesign our products, seek licenses, or engage in future costly intellectual property litigation, which could adversely affect our financial position and our ability to execute our business strategy.

The appeal of our products is largely the result of the graphics, sound and multimedia content that we incorporate in our products. We enter into licensing arrangements with third parties for these uses. However, other third parties may from time to time claim that our current or future use of content, sound and graphics infringe their intellectual property rights, and seek to prevent, limit or interfere with our ability to make, use or sell our products. For example, in 2002 and again in 2004, a third party had contacted us to demand that we remove certain “Smiley” graphics from our website, claiming that he had registered a trademark with respect to these graphics and that our use infringed his rights. We believe this claim to be without any merit and intend to vigorously defend any suit filed against us in this matter.

If it appears necessary or desirable, we may seek to obtain licenses for intellectual property rights that we are allegedly infringing, may infringe or desire to use. Although holders of these types of intellectual property rights often offer these licenses, we cannot assure you that licenses will be offered or that the terms of any offered licenses will be acceptable to us. Our failure to obtain a license for key intellectual property rights from a third party for technology or content, sound or graphic used by us could cause us to incur substantial liabilities and to suspend the development and sale of our products. Alternatively, we could be required to expend significant resources to re-design our products or develop non-infringing technology. If we are unable to re-design our products or develop non-infringing technology, our revenues could decrease and we may not be able to execute our business strategy.

We may become involved in litigation not only as a result of alleged infringement of a third-party’s intellectual property rights, but also to protect our own intellectual property rights. If we do not prevail in any third-party action for infringement, we may be required to pay substantial damages and be prohibited from using intellectual property essential to our products.

We may also become involved in litigation in connection with the brand name rights associated with our company name or the names of our products. We do not know whether others will assert that our company name or brand name infringes their trademark rights. In addition, names we choose for our products may be claimed to infringe names held by others. If we have to change the name of our company or products, we may experience a loss in goodwill associated with our brand name, customer confusion and a loss of sales. Any lawsuit, regardless of its merit, would likely be time-consuming, expensive to resolve and require additional management time and attention.

Unlawful copying of our products or other third party violations of existing legal protections or reductions in the legal protection for intellectual property rights of software developers or use of open source software could adversely affect our revenue.

The software products that we sell incorporate a technology that reduces the ability of third parties to copy the software without having paid for it. Unlicensed copying and use of software and intellectual property rights represents a loss of potential revenue to us, which could be more significant in countries where laws are less protective of intellectual property rights. Continued educational and enforcement efforts may not affect revenue positively and further deterioration in compliance with existing legal protections or reductions in the legal protection for intellectual property rights of software developers could adversely affect our revenue.

In addition, certain of our products or services may now or in the future incorporate open source software, which are typically distributed “as-is” without warranties, such as warranties of performance or ownership or indemnities against intellectual property infringement claims. Moreover, to the extent that we incorporate open source software into our products or services, although we do not currently intend ever to incorporate open source software that would require us to do so, the license for such open source software may obligate us, among other things, to pass on to our licensees without charge the rights to use, copy, modify and redistribute the underlying software source code, both with respect to the original open source code and any modifications to such code created by us.

Risks Related to Our Industry

The Internet as a medium for commerce and communication is not yet fully established and is subject to uncertainty and a decline in the number of Internet users could cause our revenues to decrease and our products to become obsolete.

The Internet as a medium for communication is not yet fully established and is subject to uncertainty. In addition, the electronic communication industry is rapidly evolving, as new means for electronic communication are offered to the public. Our ability to execute our business strategy is dependent upon the continued predominance of email as a means of electronic communication and upon the continued use of the Internet.

Although email software programs and services currently enjoy a large market, the development and consumer acceptance of other means of electronic communication, such as text messaging over phone networks, could result in a substantial decrease in the size of this market, in which case our revenues could decrease and our products could become obsolete.

In addition, our products may only be used on personal computers that can be and are connected to the Internet. While the number of Internet users has been rising, the Internet infrastructure may not expand fast enough to meet the increased levels of demand. In addition, activity that diminishes the experience for Internet users, such as spyware, spoof emails, viruses and spam directed at Internet users, as well as viruses and “denial of service” attacks directed at Internet companies and service providers, may discourage people from using the Internet, including for communications and commerce. Furthermore, newer users of the Internet could be less active email users compared to our earlier users. If use of the Internet as a medium for communication and commerce grows at a slower rate than we anticipate, our sales would be less than expected. In addition, the development and acceptance of new technologies and platforms could divert our targeted customers from the use of the Internet, in which case our results of operations will be adversely affected.

New laws and regulations applicable to e-commerce, Internet advertising, privacy and data collection, and uncertainties regarding the application or interpretation of existing laws and regulations, could harm our business.

Our business is conducted through the Internet and therefore, among other things, we are also subject to the laws and regulations that apply to e-commerce. These laws and regulations are becoming more prevalent in the United States and elsewhere and may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, electronic contracts and other communications, Internet advertising, consumer protection, the provision of online payment services, broadband residential Internet access, and the characteristics and quality of products and services.

Many areas of the law affecting the Internet remain largely unsettled, even in areas where there has been some legislative action. It is difficult to determine whether and how existing laws, such as those governing intellectual property, privacy and data protection, libel, data security and taxation, apply to the Internet and our business. New laws and regulations may seek to impose additional burdens on companies conducting business over the Internet. We are unable to predict the nature of the limitations that may be imposed.

For example, legislation has been enacted to regulate the use of “cookie” technology. Upon installation of our software, certain cookies generated by us and our advertisers are placed on our customers’ computers. It has been argued that Internet protocol addresses and cookies are intrinsically personally identifiable information that is subject to privacy standards. We cannot assure you that our current policies and procedures would meet these restrictive standards.

In addition, technology is changing constantly and data security regulations and standards are in a state of flux. Changes in law or regulations may require that we materially change the way we do business. For example, we may be required to implement physical, administrative and technological security measures different from those we have now, such as different data access controls or encryption technology.We may incur substantial expenses in implementing such security measures.

In addition, although current decisions of the U.S. Supreme Court restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the Internet, the U.S. Congress and a number of states have been considering various initiatives that could limit or supersede these decisions. If any of these initiatives result in a reversal of the Court’s current position, we could be required to collect sales and use taxes on our U.S. sales. The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for us and could decrease our future sales.

The cost of compliance with taxation, consumer and privacy related regulations could be material and we may not be able to comply with the applicable regulations in a timely or cost-effective manner. In response to evolving legal requirements, we may be compelled to change our business model and practices, which could reduce our sales, and we may not be able to replace the revenues lost as a consequence of the change. These changes could also require us to incur significant expenses, subject us to liability and require increased time and attention of our management. See “Business – Government Regulation” for additional discussion of applicable regulations affecting our company.

Risks Related to Our Operations in Israel

Political, economic and military instability in the Middle East may impede our ability to operate and harm our financial results.

Our principal executive offices are located in Israel. Accordingly, political, economic and military conditions in the Middle East may affect directly our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could affect adversely our operations. Since October 2000, terrorist violence in Israel has increased significantly. Ongoing and revived hostilities and the attempts to resolve the conflict between Israel and its Arab neighbors often results in political instability that affects the Israeli capital markets and can cause volatility in interest rates, exchange rates and stock market quotes. These or other Israeli political or economic factors could harm our operations and product development and cause our sales to decrease. For example, recently, Israel’s Prime Minister resigned from his political party and called early elections to the Knesset, the Israeli parliament. Furthermore, several countries, principally those in the Middle East, still restrict business with Israel and Israeli companies although the impact of these restrictions is not as important for a company such as ours that sells its products through the Internet. See “Conditions in Israel – Political Conditions” for additional information.

Our operations may be disrupted by the obligations of our personnel to perform military service.

Many of our male employees in Israel, including members of senior management, are obligated to perform up to 36 days of military reserve duty annually until they reach age 48 and, in the event of a military conflict, could be called to active duty. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of military service of one or more of our key employees. See “Conditions in Israel – Military Service” for additional information.

Investors and our shareholders generally may have difficulties enforcing a U.S. judgment against us, our executive officers and directors and some of the experts named in this prospectus or asserting U.S. securities laws claims in Israel.

We are incorporated in Israel and all of our executive officers, most of our directors and the Israeli experts named in this prospectus reside outside the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, all of our assets and most of the assets of our executive officers and directors and some of the experts named in this prospectus are located outside the United States. Therefore, a judgment obtained against us or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel. For more information regarding the enforceability of civil liabilities against us, our directors and executive officers and certain of the experts named in this prospectus, including the terms under which certain judgments may be enforced by an Israeli court, please see “Enforceability of Civil Liabilities.”

The tax benefits available to us require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs and taxes.

We have generated income and therefore, are able to take advantage of tax exemptions and reductions resulting from the “Approved Enterprise” status of our facilities in Israel. To remain eligible for these tax benefits, we must continue to meet certain conditions, including making specified investments in property and equipment, financing a percentage of investments with share capital and obtaining pre-approval for the sale of shares by a limited number of our shareholders. If we or such shareholders fail to meet these conditions in the future, the tax benefits would be canceled and we could be required to refund any tax benefits we have received. These tax benefits may not be continued in the future at their current levels or at any level.

Effective April 1, 2005, the Law for the Encouragement of Capital Investments was amended. As a result, the criteria for investments qualified to receive tax benefits as an Approved Enterprise were revised. No assurance can be given that we will, in the future, be eligible to receive additional tax benefits under this law. The termination or reduction of these tax benefits would increase our tax liability in the future, which would reduce our profits or increase our losses. Additionally, if we increase our activities outside of Israel, for example, by future acquisitions, our increased activities might not be eligible for inclusion in Israeli tax benefit programs. See “Israeli Taxation—Law for the Encouragement of Capital Investments, 1959” for more information about these programs.

Risks Related to This Offering

Our ordinary shares have not been publicly-traded, and we expect that the price of our ordinary shares will fluctuate substantially.

Before this offering, there has been no public market for our ordinary shares. An active public trading market may not develop after completion of this offering or, if developed, may not be sustained. In addition, we have applied to list our ordinary shares for quotation in the Nasdaq Capital Market, which provides limited liquidity compared to the Nasdaq National Market or the national exchanges. No assurance can be given that such listing will be approved. The lack of a trading market may result in the loss of research coverage by any securities analyst that may cover our company in the future. Moreover, we cannot assure you that any securities analyst will initiate or maintain research coverage of our company and our ordinary shares. The price of the ordinary shares sold in this offering will not necessarily reflect the market price of our ordinary shares after this offering. The market price for our ordinary shares after this offering will be affected by a number of factors, including:

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any increase or decrease in the sales of our products;

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the recruitment or departure of key personnel;

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the announcement of new products or service enhancements by us or our competitors;

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quarterly variations in our or our competitors’ results of operations;

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seasonal trends in purchases of our products;

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announcements related to litigation;

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changes in earnings’ estimates, investors’ perceptions or recommendations by securities analysts or our failure to achieve analysts’ earning estimates;

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fluctuations in foreign currency exchange rates affecting our results of operations;

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developments in our industry; and

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general market conditions and political and other factors unrelated to our operating performance or the operating performance of our competitors.

In addition, the stock prices of many companies in the software and Internet industries have experienced wide fluctuations that often have been unrelated to the operating performance of those companies. These factors and price fluctuations may materially and adversely affect the market price of our ordinary shares.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding ordinary shares. As a result, investors purchasing ordinary shares in this offering will incur immediate dilution of $5.20, or 74.3% per share, based on an assumed initial public offering price of $7.00 per share. As a result of this dilution, investors purchasing ordinary shares from us will have contributed 84.0% of the total amount invested in us but will own only 26.7% of our outstanding ordinary shares. In addition, the exercise of outstanding options and future equity issuances may result in further dilution to investors and current shareholders. See “Dilution” for a further discussion of the dilution to occur as a result of this offering.

If we cannot continue to satisfy the Nasdaq Capital Market’s listing maintenance requirements and other Nasdaq rules, our ordinary shares could be delisted, which could negatively affect the price of our ordinary shares and your ability to sell them.

Following this offering, in order to maintain listing on the Nasdaq Capital Market, we will be required to comply with Nasdaq rules applicable to foreign private issuers, which include rules regarding minimum shareholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to continue to satisfy the listing maintenance requirements of the Nasdaq Capital Market and other applicable Nasdaq rules. If we are unable to satisfy the Nasdaq criteria for maintaining listing, our ordinary shares could be subject to delisting. If our shares are delisted, trading, if any, of our ordinary shares would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the National Association of Securities Dealers, Inc.’s “electronic bulletin board.”  As a consequence of any such delisting, our share price could be negatively affected and our shareholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our ordinary shares.

We will incur a significant increase in costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements as well as costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, the rules of the Nasdaq Market and the provisions of the Israeli Companies Law that apply to public companies. For example, in anticipation of becoming a public company, we have created additional board committees, and we are obligated to nominate two external directors as provided by the Israeli Companies Law. We also intend to employ a full-time chief financial officer and to increase our accounting and financial staff. In addition, we expect to incur significant costs in connection with disclosure controls and procedures and the assessment of our internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002. Furthermore, due to the enhanced liability imposed on directors and officers of a public company, we expect our director and officer liability insurance to be more difficult and more expensive for us to obtain. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Overview – General and Administrative Expenses” for a discussion of our increased expenses as a result of being a public company.

If we do not establish a fully-staffed accounting and financial department, our business and our share price could be adversely affected.

In order to support our intended growth, as well as to help ensure compliance with our obligations as a public company, we will need to increase our accounting staff and retain an internal auditor, as required of public companies under applicable Israeli law. If we can not retain such personnel, our ability to meet our reporting obligations could suffer and we may not be able to manage our intended growth effectively, which could also cause the price of our ordinary shares to decline. Further, beginning with our annual report for the year ending December 31, 2007, we and our auditor will be required to report on the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The existence of one or more material weaknesses, whether because of inadequate staffing or otherwise, would require us and our auditor to conclude that our internal control over financial reporting is not effective. If there are identified deficiencies in our internal control over financial reporting, we could be subject to investigations and sanctions by regulatory authorities. As a result, the price of our ordinary shares could decline and we may be required to incur additional costs in improving our accounting and financial staffing as well as our internal control system. The potential damage to our reputation from a public announcement of an internal control weakness could also adversely affect the price of our ordinary shares.

We are controlled by a small number of existing shareholders, who may make decisions with which you may disagree.

Our directors and officers currently beneficially own (including shares issuable upon exercise of options exercisable within 60 days of November 30, 2005) approximately 54.16% of our outstanding ordinary shares in the aggregate and will continue to beneficially own or control approximately 39.77% of our outstanding ordinary shares following the completion of this offering, or 35.79% if the underwriters exercise their over-allotment option in full. The interests of these shareholders may differ from your interests. These shareholders, acting together, could exercise significant influence over our operations and business strategy and will have sufficient voting power to influence all matters requiring approval by our shareholders, including the ability to elect or remove directors, to approve or reject mergers or other business combination transactions, the raising of future capital and the amendment of our articles of association, which govern the rights attached to our ordinary shares. In addition, this concentration of ownership may delay, prevent or deter a change in control, or deprive you of a possible premium for your ordinary shares as part of a sale of our company.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. See “Description of Share Capital — Approval of Related Party Transactions” for additional information concerning this duty. Investors in this offering and our shareholders generally may find it difficult to comply with the provisions of Israeli law.

Moreover, unlike U.S. domestic corporations, foreign private issuers such as IncrediMail are not required to comply with the Nasdaq Market rules regarding independent director review of related party transactions and shareholder approval of certain corporate actions (including issuances of in excess of 20% of our outstanding securities). We are obligated to comply with Israeli laws with respect to these matters, as more fully described under “Description of Share Capital — Approval of Related Party Transactions” and “— Voting, Shareholder Meetings and Resolutions.”

Provisions of our articles of association and Israeli law may delay, prevent or make difficult an acquisition of our company, which could prevent a change of control and, therefore, depress the price of our shares.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. In addition, our articles of association contain provisions that may make it more difficult to acquire our company, such as provisions establishing a classified board. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders. See “Description of Share Capital—Approval of Related Party Transactions” and “Israeli Taxation” for additional discussion about some anti-takeover effects of Israeli law.

These provisions of Israeli law may delay, prevent or make difficult an acquisition of our company, which could prevent a change of control and therefore depress the price of our shares.

We will have broad discretion in how we use the proceeds of this offering and we may not apply the proceeds to uses that will benefit shareholders.

Our management will have broad discretion over the use and investment of the net proceeds of this offering, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management’s specific intentions. See “Use of Proceeds.”

Future sales of our ordinary shares could reduce our stock price.

We have granted to a number of our shareholders, who together own approximately 26% of our shares prior to this offering, registration rights with respect to their ordinary shares or ordinary shares underlying other securities, as the case may be. In addition, we have granted the underwriters of this offering a purchase option to purchase 200,000 of our ordinary shares and the right to demand registration of such underlying shares under the Securities Act of 1933, as amended. Sales by shareholders and the underwriters of substantial amounts of our ordinary shares, or the perception that these sales may occur in the future, could materially and adversely affect the market price of our ordinary shares. The ordinary shares we are offering for sale in this offering will be freely tradeable immediately following this offering. In addition, a substantial number of shares held by our current shareholders or issuable upon exercise of options will be eligible for sale in the public market after this offering, and could be sold in a registration under the Securities Act or an exemption from registration. Our executive officers, directors and certain large shareholders have agreed not to sell their shares for a period of 12 months after the date of this prospectus. As these restrictions on resale end, the market price of our ordinary shares could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

Although we have paid dividends in the past we do not expect to pay dividends in the future and any return on investment may be limited to the value of our stock.

Although we have paid dividends in the past, we do not anticipate paying cash dividends on our ordinary shares in the foreseeable future. The payment of dividends on our ordinary shares will depend on our earnings, financial condition and other business and economic factors affecting us at the time as our board of directors may consider relevant. We may pay dividends in any fiscal year only out of “profits,” as defined by the Israeli Companies Law, and provided that the distribution is not reasonably expected to impair our ability to fulfill our outstanding and expected obligations. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates. Following this offering, we intend to reinvest the amount of tax exempt income derived from our “Approved Enterprise” status and not to distribute that income as dividends. See “Dividend Policy” for additional information regarding the payment of dividends.

U.S. investors in our company could suffer adverse tax consequences if we are characterized as a passive foreign investment company.

If, for any taxable year, our passive income or our assets that produce passive income exceed levels provided by law, we may be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to our shareholders. If we were classified as a passive foreign investment company, a U.S. holder of our ordinary shares could be subject to increased tax liability upon the sale or other disposition of ordinary shares or upon the receipt of amounts treated as “excess distributions.”  Under these rules, the excess distribution and any gain would be allocated ratably over the U.S. holder’s holding period for the ordinary shares, and the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a passive foreign investment company would be taxed as ordinary income. The amount allocated to each of the other taxable years would be subject to tax at the highest marginal rate in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed on the resulting tax allocated to such other taxable years. The tax liability with respect to the amount allocated to years prior to the year of the disposition, or “excess distribution,” cannot be offset by any net operating losses. In addition, holders of shares in a passive foreign investment company may not receive a “step-up” in basis on shares acquired from a decedent. U.S. shareholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our ordinary shares, as well as the specific application of the “excess distribution” and other rules discussed in this paragraph. For a discussion of how we might be characterized as a PFIC and related tax consequences, please see “United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we do not know whether we can achieve positive future results, levels of activity, performance, or goals. Actual events or results may differ materially. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except as require by applicable law, we undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, new information or otherwise.

You should read this prospectus and the documents that we reference in this prospectus and the exhibits to the registration statement on Form F-1, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statement contained in this prospectus include:

•

our ability to establish and increase market acceptance of our products;

•

our ability to continually enhance our existing products and to develop new products that achieve widespread market acceptance;

•

our ability to manage our growth;

•

our ability to establish a strong brand name;

•

our ability to develop additional ways to distribute and sell our products;

•

our ability to generate substantial revenues from advertisers;

•

our ability to hire and retain key personnel;

•

the development and future nature of the Internet;

•

restrictions imposed in connection with our international operations; and

•

political, economic and military conditions in the Middle East.

The foregoing does not represent an exhaustive list of risks. Other sections of this prospectus, such as “Risk Factors,” include additional risks which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.

All current and subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and other cautionary statements contained throughout this prospectus.

You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $14.5 million, at an assumed public offering price of $7.00 per share, the midpoint of the range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions payable by us, the non-accountable expense allowance payable to the underwriters and our other estimated offering costs. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders pursuant to the underwriters’ exercise of the over-allotment option.

We intend to apply the net proceeds of this offering to research and development activities, to expand our sales and marketing operations, including through the establishment of a U.S.-based office, to enhance our business development capabilities, including funding the costs of any original equipment manufacturing agreements that we may enter into in the future, and for general corporate purposes. We also may use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, products and technologies. We have no current agreements or commitments with respect to any investment or acquisition, and we are not engaged in negotiations with respect to any investment or acquisition.

We have not yet determined the final use of the net proceeds of this offering. Our current estimate of the use of the net proceeds from this offering is as follows:

	Approximate Allocation of Net Proceeds	Approximate Percentage of Net Proceeds
Product research and development (1)	$4.0 million	27.6%
Sales and marketing (2)	3.5 million	24.1%
Establishing U.S. office (3)	1.5 million	10.3%
Business development (4)	1.5 million	10.3%
General corporate purposes, including working capital (5)	4.0 million	27.7%
Total	$14.5 million	100.0%

——————

(1)

Our research and development activities currently include product development for IncrediDesktop and IncrediPhoto and other products and services as further described under “Business – Research and Development.”

(2)

We expect to apply a portion of the proceeds from this offering to implement our marketing strategies, including offline and online advertising and public relations events as further described under “Business – Sales, Marketing and Distribution.”

(3)

We expect that the costs associated with establishing a U.S. office will include rent, furnishings and hiring personnel to staff the office.  See “Business – Sales, Marketing and Distribution” for additional discussion of our proposed U.S. office.

(4)

We expect to apply a portion of proceeds of this offering to further expand our sales and business development personnel and to pay for the costs of entering into OEM agreements and other strategic sales arrangements.  See “Business – Our Strategy” and “Business – Sales, Marketing and Distribution” for additional discussion of our business development plans.

(5)

In addition to the necessary working capital to support our growth, we expect to apply a portion of the proceeds from this offering for general and administrative costs associated with our business and anticipated growth, including establishing our accounting and finance department and other costs associated with being a public company (see “Risk Factors – If we do not establish a fully-staffed accounting and financial department, our business and our share price could be adversely affected”). We may also explore potential acquisitions of complementary companies or assets, although we do not currently have any specific acquisition candidates.

The amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenues and cash generated by operations, our expenditures, potential changes in strategy and the other factors we describe in “Risk Factors.” We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds include:

•

the existence of presently unknown strategic opportunities or the need to take advantage of changes in timing of our existing research, development and/or commercial activities; and/or

•

the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if our existing allocation of resources, including the proceeds of this offering, is being optimized. Therefore, we will have broad discretion in the way we use the net proceeds to us from this offering. Pending their ultimate use, we intend to invest the net proceeds to us from this offering primarily in investment grade, interest-bearing instruments.

DIVIDEND POLICY

We distributed cash dividends of $1,100,000 in March 2004 and $4,295,000 in July 2005, respectively, to our shareholders. Following this offering, we do not expect to pay cash dividends for the foreseeable future. We intend to reinvest any future earnings in developing and expanding our business. We have decided to reinvest the amount of tax-exempt income derived from our “Approved Enterprise” status and not to distribute that income as dividends.

The distribution of dividends also may be limited by Israeli law, which permits the distribution of dividends only out of profits. See “Description of Share Capital—Dividend and Liquidation Rights.” In addition, the payment of dividends may be subject to Israeli withholding taxes. See “Israeli Taxation—Taxation of our Shareholders—Taxation of Non-Israeli Shareholders on Receipt of Dividends.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005, on:

•

an actual basis; and

•

an as adjusted basis to reflect :

•

the issuance of 1,764, 948 ordinary shares upon conversion of our outstanding preferred shares at a 38-for-one ratio upon the closing of this offering;

•

our sale of 2,500,000 ordinary shares in this offering at the assumed initial public offering price of $7.00 per share; and

•

the application of the net proceeds therefrom.

You should read this table in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of September 30, 2005
	Actual	As Adjusted
	(in thousands)

Cash and cash equivalents	$1,828	$16,372

Short-term bank credit and capital lease obligations	$6	$6

Redeemable convertible preferred shares of NIS 0.01 par value, 808,990 shares authorized; 46,446 shares issued and outstanding; no shares issued and outstanding as adjusted	3,030	-

Shareholders’ equity
Ordinary shares of NIS 0.01 par value; 15,000,000 shares authorized; 5,108,720 shares issued and outstanding; 6,873,668 shares issued and outstanding pro forma, and 9,373,668 shares issued and outstanding pro forma as adjusted	12	22
Additional paid-in capital	1,143	18,707
Deferred stock compensation	(308)	(308)
Accumulated other comprehensive income	38	38
Retained earnings	(1,629)	(1,629)
Total shareholders’ equity (deficiency)	(744)	16,830
Total capitalization	$2,292	$16,836

The table excludes options to acquire 296,400 ordinary shares that are issued and outstanding as of September 30, 2005 and options to acquire an additional 1,071,600 ordinary shares available for grant under our equity incentive plan.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary shares and the adjusted net tangible book value per ordinary shares after this offering.

Our pro forma net tangible book value as of September 30, 2005 was $2.3 million, or $0.34 per ordinary share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the pro forma number of ordinary shares outstanding after giving effect to the: (i) 38-for-one ordinary share split effected as a share dividend; and (ii) the automatic conversion of all of our outstanding preferred shares into ordinary shares upon the closing of this offering.

Our pro forma as adjusted net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of ordinary shares in this offering and net tangible book value per ordinary share immediately after the completion of this offering on a pro forma as adjusted basis. After giving effect to the sale of 2,500,000 ordinary shares by us in this offering at an assumed initial public offering price of $7.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, the non-accountable expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value would have been $16.8 million, or approximately $1.80 per ordinary share based on 9,373,668 shares outstanding upon completion of this offering. This represents an immediate increase in pro forma net tangible book value of $1.46, or 429.4%, per ordinary share to existing shareholders and an immediate dilution of $5.20, or 74.3%, per ordinary share to new investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per ordinary share		$7.00
Pro forma net tangible book value per ordinary share as of September 30, 2005	0.34
Increase in net tangible book value per ordinary share attributable to this offering	1.46
Pro forma as adjusted net tangible book value per ordinary share after this offering		1.80
Dilution per ordinary share to new investors		$5.20

If all options outstanding on September 30, 2005 were exercised, pro forma net tangible book value per share would be $1.79 and dilution to new investors would be $5.21, or 74.4%.

The following table presents, on a pro forma as adjusted basis, as of September 30, 2005, the differences between the number of ordinary shares purchased from us, the total consideration paid to us, and the average price per share paid by existing shareholders, option holders and new investors:

	Ordinary Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent

Existing shareholders	6,873,668	73.3%	$3,336,657	16.0%	$0.49
New investors	2,500,000	26.7	17,500,000	84.0	7.00
Total	9,373,668	100.0%	$20,836,657	100.0%

The preceding table reflects the 38-for-one ordinary share split effected as a dividend and the automatic conversion of all of our outstanding preferred shares into 1,764,948 ordinary shares upon the closing of this offering.

If the underwriters exercise the over-allotment option in full, the percentage of ordinary shares held by existing shareholders will decrease to 69.3% of the total number of ordinary shares outstanding after this offering, and the number of shares held by new investors will increase to 2,875,000, or 30.7% of the ordinary shares outstanding after this offering.

SELECTED FINANCIAL DATA

The following selected financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

We derived the selected financial data as of December 31, 2003 and 2004 and for the three years ended December 31, 2002, 2003 and 2004 from our audited financial statements included elsewhere in this prospectus, and audited by Kost, Forer, Gabbay & Kasierer, an independent registered public accounting firm and a member firm of Ernst & Young Global. Their report appears elsewhere in this prospectus. We derived the selected financial data as of December 31, 2000, 2001 and 2002 and for the two years ended December 31, 2001 from our audited financial statements not included in this prospectus. The selected financial data as of September 30, 2004 and 2005 and for the nine months ended September 30, 2004 and 2005 have been derived from our unaudited financial statements included elsewhere in this prospectus. We believe the unaudited financial data has been prepared on the same basis as our audited financial data and includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the unaudited period. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Our financial statements are prepared and presented in U.S. dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

The as adjusted balance sheet data as of September 30, 2005 presented below gives effect to the following events as if each had occurred as of September 30, 2005: (i) the issuance of 1,764,948 ordinary shares upon conversion of all our outstanding preferred shares; (ii) the completion of this offering at an assumed initial offering price of $7.00 per share and (iii) the application of the proceeds therefrom. The as adjusted summary financial data is not necessarily indicative of what our financial position would have been had this offering been completed as of the date indicated, nor is such data necessarily indicative of our financial position as of any future date.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$-	$1,001	$4,062	$5,160	$6,208	$4,295	$5,250
Cost of revenues	-	75	176	362	473	389	496
Gross profit	-	926	3,886	4,798	5,735	3,906	4,754
Operating expenses:
Research and development costs	1,742	1,330	1,161	1,319	1,321	966	1,413
Selling and marketing expenses	186	134	776	688	576	396	651
General and administrative expenses	394	367	626	601	1,271	525	589
Total operating expenses	2,322	1,831	2,563	2,608	3,168	1,887	2,653

Operating income (loss)	(2,322)	(905)	1,323	2,190	2,567	2,019	2,101
Financial income (expenses) and other, net	19	(28)	(12)	49	75	(1)	(15)
Income (loss) before taxes on income	(2,303)	(933)	1,311	2,239	2,642	2,018	2,086
Taxes on income (tax benefit)	-	-	-	(114)	(154)	(143)	607
Tax expense in respect of dividend paid out of tax-exempt income	-	-	-	-	-	-	937

Net income (loss)	$(2,303)	$(933)	$1,311	$2,353	$2,796	$2,161	$542

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
	(in thousands, except share and per share data)
Net earnings per share(1):
Basic	$(0.42)	$(0.15)	$0.21	$0.37	$0.44	$0.34	$0.08
Diluted	$(0.42)	$(0.15)	$0.18	$0.33	$0.39	$0.30	$0.08
Weighted average number of shares used in net earnings per share(1):
Basic	4,355,940	4,363,811	4,426,058	4,500,340	4,606,657	4,601,525	4,789,148
Diluted	4,355,940	4,832,330	5,037,804	5,127,244	5,197,558	5,185,278	5,275,318

Pro forma net income per share(1)(2):
Basic					$0.40		$0.08
Diluted					$0.37		$0.07
Weighted average number of shares used in pro forma net earnings per share(1)(2):
Basic					6,931,414		7,098,926
Diluted					7,522,315		7,585,096

Cash dividend per ordinary share	$-	$-	$-	$-	$0.17	$-	$0.62

	As of December 31,					As of September 30, 2005
	2000	2001	2002	2003	2004	Actual	As Adjusted
						(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,001	$68	$1,658	$2,232	$4,342	$1,828	$16,372
Working capital (deficiency)	655	(85)	1,600	3,907	6,238	2,676	17,220
Total assets	1,609	903	2,642	5,029	8,264	6,528	21,072
Total debt	-	-	6	4	12	6	6
Total liabilities	473	568	841	851	2,349	4,242	4,242
Redeemable convertible preferred shares	3,096	3,096	3,063	3,063	3,063	3,030	-
Shareholders’ equity (deficiency)	(1,960)	(2,761)	(1,263)	1,115	2,852	(744)	16,830

——————

(1)

All references to shares and per share amounts have been retroactively restated to reflect our 38-for-one ordinary share dividend as if such event had occurred as of the beginning of the earliest period presented. See Note 10 to our financial statements.

(2)

Our redeemable convertible preferred shares are entitled to participate on a non-cumulative basis in any dividends declared by our shareholders on the same per share basis as each ordinary share. Pro forma net earnings reflects the conversion of all outstanding shares of redeemable convertible preferred shares as of the dates indicated. Basic and diluted pro forma net earnings per ordinary share also give effect to the increase in the number of shares that, when multiply by the offering price, would be sufficient to replace the capital in excess of earnings being withdrawn. For additional information, see Note 2(o) to our financial statements included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our financial statements and the related notes to the financial statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We design and market an integrated suite of customized and entertaining email software products for the consumer or home user markets. We believe we are a global technology leader focused on enriching email interactions by offering users the ability to design highly personalized email presentations. Our innovations in entertaining email technology, along with our large collection of multimedia content for email communication, have made our website one of the top Internet destinations in the world for downloading entertaining email solutions.

Since we began operations in 2000, we have recorded approximately 56 million registered downloads of our free product in more than 100 countries, and since January 1, 2003, we have recorded more than one million registered downloads each month. As of September 30, 2005, we have more than 9.3 million active users, and currently, more than 240 million IncrediMail emails are sent each month. We define an “active” user as any user who has performed any activity using any IncrediMail product or service, including opening or sending emails using IncrediMail, downloading content or updating the product, in the 90 days prior to the measurement date. Through September 30, 2005, we have sold more than 805,000 products and content licenses worldwide to our registered users. We believe our historical track record of converting registered users to purchasing customers represents a convincing validation of our business strategy.

Prices and license fees for our products vary based on market, length of license period and whether the products are offered together. Our prices and fees range from less than $10 to about $60.

Revenues

We generate our revenues primarily from licensing the right to use our email software, mainly the IncrediMail Premium software, and from licenses for The Gold Gallery, our content database. We began selling subscriptions for Junk Filter Plus in the third quarter of 2005.

We also offer advertising in our email client and on our website. We offer advertisers the ability to place banners and text-based ads on our website and banners in our email client. Advertisers pay us based on the number of clicks generated by users on these ads.

We have collaboration arrangements with two websites operators who use our Incredi brand name and to whom we refer users. The websites are IncrediGames.com, an online computer games site, and IncrediDate.com, an online dating service. In consideration for our brand and promotional activity for IncrediDate.com, we are entitled to share the gross revenues generated from the website (as defined in the agreement), and in consideration for our brand and promotional activity for IncrediGames.com., we are entitled to share the net license fees (as defined in the agreement) received by our collaborator through the website.

The following table shows our revenues by category:

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands)

Software	$3,974	$4,878	$4,647	$3,234	$3,043
Content licensing	-	-	373	193	1,162
Advertising	88	251	523	418	462
Collaboration arrangements	-	31	665	450	583
Total revenues, net	$4,062	$5,160	$6,208	$4,295	$5,250

Cost of Revenues

Our cost of revenues consists primarily of salaries and related expenses, payments for content and server maintenance.

Research and Development Expenses

Our research and development expenses consist primarily of salaries and other personnel-related expenses of employees primarily engaged in research and development activities. We expect our research and development expenditures to increase significantly in absolute dollars but not necessarily as a percentage of revenues as we continue to devote resources to research and develop new products.

Selling and Marketing Expenses

Our selling and marketing expenses consist primarily of credit card commissions, fees to our payment gateway providers that provide secure Internet payment processes, and salaries and related expenses for those engaged in the sales and marketing of our products. Credit card commissions vary between 1.9% and 3.3% based on the credit card, currency of payment and location of clearing agency. Payment gateway fees are fixed fees to a payment gateway provider that aggregate approximately $60,000 per quarter. We expect our selling and marketing expenses to increase significantly both in absolute dollars and as a percentage of revenues as a result of expansion of our marketing efforts.

General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and other personnel-related expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses. We expect our general and administrative expenses to increase in absolute dollars and as a percentage of revenues as a result of both our continuing growth and our becoming a public company. We currently expect that our expenses related primarily to being a public company, including additional internal and external auditing and accounting expenses, increased legal fees, directors’ fees (fees, increased insurance costs and options), public and investor relations expenses, filing and other fees payable to the Securities and Exchange Commission and the Nasdaq Stock Market, transfer agent fees and other administrative costs, will be approximately $1.5 million on an annual basis.

Financial Expenses, net

Financial expenses consists primarily of exchange rate differences.

Income Tax Benefits

In 2001 and 2003, we were granted the status of “Approved Enterprise” with respect to two separate investment programs, entitling us to a tax exemption for a period of two years and to a reduced tax rate of 10%-25% for an additional period of five to eight years (depending on the level of foreign investment in our company). The “Approved Enterprise” status only allows corporate tax benefits on undistributed profits generated from operations, requiring regular Israeli corporate tax on income generated from other sources. We will seek to maintain the “Approved Enterprise” status by meeting the necessary conditions with respect to our future capital investment programs thus extending our “Approved Enterprise” benefits beyond the end of the tax exemption period for our second program in 2006.

Stock-Based Compensation

Valuation. We record deferred stock-based compensation for financial reporting purposes under the guidance of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” in accounting for our employee share option plan. Under APB No. 25, when the exercise price of an employee share option is equivalent to or above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Our stock-based compensation to employees is allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Cost of revenues	$5,873	$171	$1,204	-	$3,947
Research and development	44,590	6,133	14,450	-	51,583
Selling and marketing	2,624	229	7,827	-	32,172
General and administrative	42,187	2,440	602	-	5,549

As discussed more fully in Note 10 to our financial statements, we granted stock options with an exercise price of $1.72 on December 1, 2004 and on July 1, 2005, which were the only options granted since October 1, 2004. Also as disclosed in Note 10, we determined that as of December 1, 2004 the fair value of our ordinary shares was $4.68 and the intrinsic value (fair value less exercise price) was $2.96; and that as of July 1, 2005, the fair value was $7.00 and the intrinsic value was $5.28. We recognize the intrinsic value per share as stock-based compensation expense over the applicable vesting period, which equals the service period.

The fair value of the ordinary shares underlying options granted on December 1, 2004 was originally estimated by us .. We did not obtain a contemporaneous valuation by an unrelated valuation specialist because, at the time of the issuance of those options, we applied our limited resources to developing new products, promoting our existing products and building the required infrastructure for sustained growth. In August 2005 we engaged an independent valuation specialist, Variance Economic Consulting Ltd., to reassess the valuation of ordinary shares relating to the December 1, 2004 grants of options.

We determined that the fair value of the options granted on July 1, 2005 was the $7.00 midpoint of the range of the assumed initial public offering price for this offering as we had begun to prepare for our initial public offering at that date.

Significant factors contributing to the difference between fair value as of December 1, 2004 and the assumed initial public offering price. The reasons for the difference between $4.68 per share fair market value described above and the assumed initial public offering price of $7.00 per share relate primarily to the additional products that we have launched since December 2004. The IncrediMail Super Pack, a special package of emoticons sold separately, was launched in the first quarter of 2005 at a general price of $9.95. Through September 30, 2005, we have sold approximately 39,000 Super Packs, which has exceeded our expectations and contributed to the difference between the fair value of the share and the assumed initial public offering price. In July 2005, we launched Junk Filter Plus, an advanced anti-spam product. We generally charge $39.95 for our Junk Filter Plus. Through September 30, 2005, we have sold approximately 12,600 Junk Filter Plus. We did not include either of those products in our calculations of fair value at December 1, 2004. In addition, the fair value was calculated using the probability-weighted expected return method. The value of an enterprise’s ordinary shares was estimated based upon an analysis of future values for the company assuming various possible future liquidity events (initial public offering, strategic sale or merger, private company and liquidation). The probability of the initial public offering event was determined to be 40% as of December 2004. Based on an assumed initial public offering price of $7.00, the intrinsic value of the options outstanding at September 30, 2005 was $1,445,000 of which $377,000 would have been amortized through September 30, 2005.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operation are based on our financial statements, which have been prepared in conformity with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate these estimates on an on-going basis. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amount values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Under U.S. GAAP, when more than one accounting method or policy or its application is generally accepted, our management selects the accounting method or policy that it believes to be most appropriate in the specific circumstances. Our management considers some of these accounting policies as critical. A critical accounting policy is an accounting policy that management believes is both most important to the portrayal of our financial condition and results and requires management’s most difficult subjective or complex judgment, often as a result of the need to make accounting estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are discussed in note 2 to our financial statements, included elsewhere in this prospectus, we believe the following accounting policies to be critical:

Revenue recognition

Revenues from email software license sales are recognized when all criteria outlined in Statement Of Position (“SOP”) 97-2, “Software Revenue Recognition” (as amended), are met. Revenues from software license are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collectibility is probable.

For substantially all of our software arrangements, we evaluate each of these criteria as follows:

Evidence of an arrangement: We consider a clicking on “acceptance” of the agreement terms to be evidence of an arrangement.

Delivery: Delivery is considered to occur when the license key is sent via email to the customer or alternatively the customer is given access to download the licensed key.

Fixed or determinable fee: Fees are determinable at the time of sale. The Company does not have any significant obligation. Customers are charged immediately through credit cards. In addition, although the fees are subject to a 14-day refund, we consider collection to be probable as our historical experience shows that refunds are less than 1% of our revenues.

Collection is probable: We are subject to a minimal amount of collection risk related to our customers as collection is primarily obtained through credit card sales.

Revenues from licensing The Gold Gallery content database are recognized over the term of the licensing period. We offer one year, two year and lifetime licenses for The Gold Gallery content for a one-time, upfront payment. The Gold Gallery may be used only in conjunction with our IncrediMail email software. We have estimated the expected useful life of IncrediMail Premium to be three years because our historical data is that approximately 8% of purchasers are using IncrediMail Premium at the end of three years. Our estimation of the lifetime usage of The Gold Gallery was based on the similar characteristics of the usage patterns for IncrediMail Premium and The Gold Gallery : (i) The Gold Gallery is a feature that is added to the IncrediMail software and can not be used by itself, (ii) both Incredimail Premium and The Gold Gallery lifetime license are perpetual licenses, (iii) there is high correlation between the percentage of active users of IncrediMail Premium and The Gold Gallery lifetime license both within one year from purchase and 18 months from purchase, and (iv) the purchase price for The Gold Gallery lifetime license approximates three times the one year license for The Gold Gallery (with an appropriate discount). Therefore, we recognize revenue for The Gold Gallery lifetime license over three years. We continually track usage patterns, and as we gather more user information, we could revise this estimated useful life. If the useful life of The Gold Gallery is demonstrated to be shorter or longer than three years, we would recognize revenues earlier or later.

Revenues from Junk Filter Plus services are recognized over one year, which is the term of the service period.

Our deferred revenue consists of the unamortized balance of The Gold Gallery and the Junk Filter Plus license fees, which totaled $2,446,000 as of September 30, 2005, of which $1,611,000 was classified as short-term deferred revenues and $835,000 was classified as long-term deferred revenue on our balance sheet.

Revenues from advertising on our website and in our email client are recognized when we are entitled to receive the fee. We offer advertisers the ability to place banners and text-based ads on our website and banners in our email client. Advertisers pay us based on the number of clicks generated by users clicking on these ads.

Collaboration arrangements are established with other websites who use our brand name Incredi and to whom we refer users. Under the agreement the collaborators provide products and services and manage, host and maintain the websites that provide games or matchmaking services to Internet users, using our Incredi brand for the domain names IncrediGames.com and IncrediDate.com and our website’s graphical external envelop. In addition, we promote these websites, among other things, through promotions on our website and email client. In consideration for our brand and promotional activity, we are entitled to share the net or gross revenues, (as provided in each agreement) generated from these websites, including subscription and advertising fees. Revenues from these collaboration arrangements are recognized when earned and based on reports received from the collaborating party.

Stock-based compensation

Significant factors, assumptions, and methodologies used in determining fair value. Determining the fair value of our ordinary shares requires making complex and subjective judgments. The primary factor we relied upon in December 2004 was the valuation given to the company in two potential acquisition transactions that our board of directors reviewed. In both potential acquisitions, our valuation was essentially agreed upon with the unrelated acquirors although neither transaction progressed further than the negotiating stage. We also used the “income approach” to value our ordinary shares. The income approach utilizes a procedure generally known as the discounted cash flow, or DCF, method of valuation. The value determined by the DCF analysis reflects the operations and cost structure of a company, and it is generally considered the best indicator of value when sufficient projected and historical operating results are available. The income approach involves applying appropriate discount rates to estimate cash flows that are based on expected annual growth rates. Our revenue forecasts for 2005 and 2006 were based on estimates of rate of growth for each source of revenues (i.e., software products, advertising and collaborations) and on expected revenues of new products being developed according to our budget. Our revenue forecasts for later years were based upon expected annual growth rates of each source of revenues ranging from 5% to 35%. We estimated an increase in costs proportional to the increase in revenues and we expected to maintain our margins that are inherent to our industry. The assumptions underlying the estimates also are consistent with our future plans. The risks associated with achieving our forecasts were a factor in selecting the appropriate cost of capital. The cost of capital used was 25% and was determined using the capital asset pricing model, or CAPM, based upon a group of peer companies from the Internet software and services industry. If a different cost of capital had been used, the valuation would have been different.

The value of an enterprise’s ordinary shares was estimated based upon an analysis of future values for the enterprise assuming various possible future liquidity events (initial public offering, strategic sale or merger, private company and liquidation). Share value so calculated is based upon the probability-weighted present value of expected future net cash flows, considering each of the possible future events, as well as the rights and preferences of each share class. Scenario probabilities and future values were based on management estimates and on deals proposed to the company by third parties. If a different method were used or different probabilities and future values were assumed, the allocation of the enterprise value would have been different.

Income taxes

As part of the process of preparing our financial statements, we are required to estimate our income taxes. This process involves management estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax item in the statement of income. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and any valuation allowance recorded against our net deferred tax assets.

Two of our investment programs have been granted “Approved Enterprise” status under the Law for the Encouragement of Capital Investments, 1959. For these programs, we have elected alternative benefits, waiving grants in return for tax exemptions. Income derived from the programs is tax-exempt for a period of two years commencing 2003 and 2005 for the first and second programs, respectively, and is taxed at the reduced corporate tax rate of 10%-25% for an additional period of five to eight years (depending on the level of foreign-investment in our company). Our income from sources other than the “Approved Enterprise” during the period of benefits is taxable at the regular corporate tax rate which is 36%, 36%, 35% and 34% for 2002, 2003 2004 and 2005, respectively. On July 20, 2005 our shareholders approved a dividend distribution in the amount of $4,295,000 which was paid on July 27, 2005. Out of this dividend, an amount of $ 2,809,000 was paid from tax-exempt income and we recorded a provision for income tax in the amount of $937,000 in our statement of income for the nine month period ended September 30, 2005.

Recent accounting pronouncements

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. We have not yet determined the impact of applying the various provisions of SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”), is based on the principle that exchanges of nonmonetary assets should be measure based on fair value of the assets exchanged. APB 29 included certain exceptions to that principle. SFAS No. 153 amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect that the adoption of SFAS No. 153 will have a material effect on our financial position or results of operations.

Results of Operations

The following table sets forth, for the periods indicated, our statements of operations expressed as a percentage of total revenues (the percentages may not equal 100% because of the effects of rounding):

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(unaudited)

Revenues, net	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	4.3	7.0	7.6	9.1	9.4
Gross profit	95.7%	93.0%	92.4%	90.9%	90.6%
Operating expenses
Research and development costs	28.6	25.6	21.3	22.5	26.9
Selling and marketing expenses	19.1	13.3	9.3	9.2	12.4
General and administrative expenses	15.4	11.6	20.5	12.2	11.2
Total operating expenses	63.0	50.5	51.0	43.9	50.5
Operating income	32.6%	42.4%	41.3%	47%	40.0%
Financial income (expenses) and other net	(0.3)	0.9	1.2	-	(0.3)
Income before taxes on income	32.3%	43.4%	42.6%	47%	39.7%
Income tax benefit (expense)	0.0	2.2	2.5	(3.3)	11.6
Tax expense in respect of dividend paid out of tax exempt income	0.0	0.0	0.0	0.0	17.8
Net income	32.3%	45.6%	45.0%	50.3%	10.3%

As shown in the above table, our operations are characterized by high margins, which are attributable mainly to two factors:

•

We do not have manufacturing costs for our products.

•

Since we sell our products and services online and rely primarily on viral marketing, our sales and marketing costs are relatively low.

We expect our operating margins to remain high although they may not remain at the levels we have experienced in recent periods because we expect our marketing and advertising costs and research and development costs to increase, particularly when we establish an office in the United States.

Nine Months Ended September 30, 2005 compared To Nine Months Ended September 30, 2004

Revenues. Revenues increased by 22.2% from $4.3 million in the nine months ended September 30, 2004 to $5.3 million in the nine months ended September 30, 2005. The increase in revenues was primarily due to a $969,000 increase in The Gold Gallery revenues, revenues from Junk Filter Plus, introduced in the third quarter, and an $176,000 increase in revenues from advertising and collaborations, partially offset by a $222,000 decrease in IncrediMail Premium sales, resulting from our newly introduced products and increased product offering.

Cost of Revenues. Cost of revenues increased $107,000 from $389,000 in the nine months ended September 30, 2004 to $496,000 in the nine months ended September 30, 2005. This increase was primarily attributable to an additional $102,000 for purchases of content rights. The increase was partially offset by a decrease in translation costs. As a percentage of revenues, cost of revenues increased from 9.1% in the 2004 period to 9.4% in the 2005 period.

Research and Development Expenses. Research and development expenses increased $447,000 from $966,000 in the nine months ended September 30, 2004 to $1,413,000 in the nine months ended September 30, 2005. Of that increase, $284,000 was attributable to hiring additional personnel, $52,000 to stock-based compensation and $97,000 to subcontractors. As a percentage of revenues, research and development expenses increased from 22.5% in the 2004 period to 26.9% in the 2005 period.

Selling and Marketing Expenses. Selling and marketing expenses increased $255,000 from $396,000 in the nine months ended September 30, 2004 to $651,000 in the nine months ended September 30, 2005. The increase in selling and marketing expenses was primarily attributable to a $121,000 increase in credit card commissions and fees resulting from the increase in revenues and a $176,000 increase in salary and related benefits as a result of our hiring a new Vice President of Marketing in mid-2004 and the amortization of benefits relating to the issuance of options to marketing personnel .. The increase was partially offset by a decrease in advertising expenses as we did not renew an advertising arrangement. As a percentage of revenues, selling and marketing expenses increased from 9.2% in the 2004 period to 12.4% in the 2005 period.

General and Administrative Expenses. General and administrative expenses increased $64,000, from $525,000 in the nine months ended September 30, 2004 to $589,000 in the nine months ended September 30, 2005 primarily due to increased salary and related expenses for existing and new personnel. As a percentage of revenues, general and administrative expenses decreased from 12.2% in the 2004 period to 11.2% in the 2005 period.

Income Before Tax. Income before tax increased 3% from $2.0 million in the nine months ended September 30, 2004 to $2.1 million in the nine months ended September 30, 2005. The increase was primarily attributable to growth in revenues without a corresponding growth in expenses.

Income Tax. The two years’ tax exemption from the first “Approved Enterprise” program ended on December 31, 2004. As a result, tax expenses increased to $607,000 in the nine months ended September 30, 2005. In addition we recorded a one-time tax expense in the amount of $937,000 in respect of a dividend paid out of tax-exempt income that was declared and paid in July 2005. Under Israeli tax law, tax-exempt income that is distributed becomes taxable upon distribution at the corporate tax rate applicable to such income (currently 25% of the gross distributed amount).

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues. Revenues increased by 20.3%, from $5.2 million in 2003 to $6.2 million in 2004. The increase was primarily attributable to increased sales due to the launch of two co-branding collaboration agreements that offer internet games and dating that contributed an additional $600,000, an increase in advertising revenues that contributed an additional $300,000 and the launch of The Gold Gallery, which contributed an additional $100,000 to  revenues and $1.4 million to deferred revenues.

Cost of Revenues. Cost of revenues increased $111,000, from $362,000 in 2003 to $473,000 in 2004. Of that increase, $44,000 was attributable to the salaries of additional personnel hired to support our increased revenues, $32,000 was attributable to the overhead costs related to such additional personnel, $18,000 was attributable to costs associated with translation of our products into other languages and $17,000 was attributable to increased server maintenance costs. As a percentage of revenues, cost of revenues increased from 7% in 2003 to 7.6% in 2004.

Research and Development Expenses. Research and development expenses remained relatively constant during 2003 and 2004 at approximately $1.3 million. As a percentage of revenues, research and development expenses decreased from 25.6% in 2003 to 21.3% in 2004 due to growth in revenues without changing research and development costs.

Selling and Marketing Expenses. Selling and marketing expenses decreased $112,000, from $688,000 in 2003 to $576,000 in 2004. The decrease in selling and marketing expenses was primarily attributable to a substantial decrease of $207,000 in media buying for promotion purposes attributable to the end of an advertising campaign on a third party website. This decrease was partially offset by an increase of $92,000 in credit card commissions and payment gateway provider fees. As a percentage of revenues, selling and marketing expenses decreased from 13.3% in 2003 to 9.3% in 2004. This decrease was primarily due to the substantial decrease in advertising expenses.

General and Administrative Expenses. General and administrative expenses increased $670,000, from $601,000 in 2003 to $1.27 million in 2004. The increase in general and administrative expenses was primarily attributable to $506,000 of expenses from the terminated London AIM initial public offering that were recorded at the end of 2004 when we decided to examine other funding alternatives, including the possibility of offering our securities to the public in the United States. Additionally, there was an increase of $211,000 in professional fees because of services rendered by our advisers in connection with potential acquisition transactions. As a percentage of revenues, general and administrative expenses increased from 11.6% in 2003 to 20.5% in 2004.

Financial Income and Other, Net. Financial income and other, net increased $26,000, from $49,000 in 2003 to $75,000 in 2004 due to interest paid on marketable securities. As a percentage of revenues, financial income and other, net increased from 0.9% in 2003 to 1.2% in 2004.

Income before Tax. Income before tax increased 16.2% from $2.2 million in the 2003 to $2.6 million in 2004.

Income Tax Benefits. Income tax benefits increased $40,000, from $114,000 in 2003 to $154,000 in 2004 mainly due to recognition of additional deferred tax assets resulting from temporary differences in respect of research and development expenses that, under Israeli tax law, are deductible over a three-year period.

Year Ended December 31, 2003 Compared To Year Ended December 31, 2002

Revenues. Revenues increased by 27%, from $4.1 million in 2002 to $5.2 million in 2003. The increase was primarily attributable to increased sales of $900,000 of IncrediMail Premium and related products and to an increase of $200,000 in revenues from advertising.

Cost of Revenues. Cost of revenues increased $186,000, from $176,000 in 2002 to $362,000 in 2003. Increases in salaries amounted to $170,000 of which $49,000 were attributable to salaries for creative personnel, $61,000 to salaries of new employees and $61,000 to increases in employee compensation. As a percentage of revenues, cost of revenues increased from 4.3% in 2002 to 7% in 2003, primarily due to the greater increase in these expenses than in revenues.

Research and Development Expenses. Research and development expenses increased $158,000, from $1,161,000 in 2002 to $1,319,000 in 2003. Existing employees’ compensation increased by $161,000, which was partially offset by a $3,000 decrease in other research and development expense. As a percentage of revenues, research and development expenses decreased from 28.6% in 2002 to 25.6% in 2003. This decrease primarily was caused by greater increase in revenues than in these expenses.

Selling and Marketing Expenses. Selling and marketing expenses decreased $88,000, from $776,000 in 2002 to $688,000 in 2003 primarily as a result of a $74,000 decrease in media buying for promotional purposes. As a percentage of revenues, selling and marketing expenses decreased from 19.1% in 2002 to 13.3% in 2003. This decrease was primarily due to decrease of expenses and growth of revenues.

General and Administrative Expenses. General and administrative expenses decreased $19,000, from $620,000 in 2002 to $601,000 in 2003. As a percentage of revenues, general and administrative expenses decreased from 15.3% in 2002 to 11.6% in 2003.

Financial Income and Other, Net. Financial income and other, net increased $61,000, from an expense of $12,000 in 2002 to an income of $49,000 in 2003. The increase in financial income and other, net was attributable to gains on investment of free funds.

Income before Tax. Income before tax increased 70% from $1.3 million in 2002 to $2.2 million in 2003.

Income Tax Benefit. We began recognizing income tax benefits resulting from our “Approved Enterprise” status only in 2003. In 2002, we had no taxable income under Israeli law and in 2003 we had income tax benefits of $114,000 due to recognition of deferred tax assets resulting from temporary differences in respect of research and development expenses and employee benefits.

Quarterly Results of Operations

The following table presents our unaudited quarterly results of operations for the 11 quarters in the period ended September 30, 2005. This unaudited information has been prepared on the same basis as our annual audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the unaudited information for the quarters presented. You should read this information together with the audited financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the results for any future quarters or for a full year. Our sales for the first and the last quarters are usually higher than second and third quarterly sales.

	Quarter Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
	(in thousands-unaudited)

Revenues	$1,532	$1,228	$1,013	$1,387
Cost of revenues	39	81	75	167
Gross profit	1,493	1,147	938	1,220

Operating expenses
Research and development costs	349	400	308	262
Selling and marketing expenses	253	185	172	78
General and administrative expenses	170	160	155	116
Total operating expenses	772	745	635	456

Operating income	721	402	303	764
Financial income (expenses) and other, net	13	43	(12)	5
Income before taxes on income	734	445	291	769
Tax	-	-	-	114

Net income	$734	$445	$291	$883

	Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(in thousands-unaudited)

Revenues	$1,525	$1,331	$1,439	$1,913
Cost of revenues	124	120	145	84
Gross profit	1,401	1,211	1,294	1,829

Operating expenses
Research and development costs	291	360	315	355
Selling and marketing expenses	133	144	119	180
General and administrative expenses	159	167	199	746

Total operating expenses	583	671	633	1,281

Operating income	818	540	661	548
Financial income (expenses) and other, net	(5)		4	76
Income before taxes on income	813	540	665	624
Tax benefits	-	(72)	(71)	(11)

Net income	$813	$612	$736	$635

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005
	(in thousands-unaudited)

Revenues	$2,055	$1,625	$1,570
Cost of revenues	139	165	192
Gross profit	1,916	1,460	1,378

Operating expenses
Research and development costs	388	495	530
Selling and marketing expenses	212	228	211
General and administrative expenses	218	175	196
Total operating expenses	818	898	937

Operating income	1,098	562	441
Financial income and other, net	51	(58)	(8)
Income before taxes on income	1,149	504	433
Taxes on income	168	299	140
Tax expense in respect of dividend paid out of tax exempt income	-	937	-

Net income (loss)	$981	$(732)	$293

Our sales and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. See “Risk Factors — Our quarterly operating results are likely to fluctuate, which could cause us to miss public expectations about these results and cause the trading price of our ordinary shares to decline”.

Liquidity and Capital Resources

Since inception we have funded our operations principally from private placements of ordinary and preferred shares that resulted in aggregate net proceeds of approximately $3.3 million and cash flow from operations. We have not taken bank loans and do not maintain any credit facilities. Bank Hapoalim has a first priority pledge on a deposit made by us in the amount of approximately $30,000 and accumulated interest to secure our obligations under a credit card issued to us by the bank.

As of September 30, 2005, we had working capital of $2.7 million, and our primary source of liquidity was $4.1 million in cash, cash equivalents and marketable securities and cash flow from operations. In July 2005, we declared and paid a cash dividend of $4,295,000. As of December 31, 2003 and 2004, we had working capital of $3.9 million and $6.2 million, respectively, and our primary source of liquidity was $3.9 million and $5.6 million, respectively, in cash, cash equivalents, short-term bank deposits and marketable securities and cash flow from operations.

We believe that our cash balances and cash generated from operations, exclusive of the proceeds of this offering, will be sufficient to meet our anticipated cash requirements for the 18 to 24 month period following the consummation of this offering. If existing cash and cash generated from operations are insufficient to satisfy our liquidity requirements, or if our expenses or cash requirements increase more than expected, we may seek to sell additional equity or debt securities or obtain a credit facility. If we raise additional funds through the issuance of debt securities, these securities would have rights senior to those associated with our ordinary shares and could contain covenants that would restrict our operations. We cannot be sure that we will not require capital from third party sources in the future, or that any such required additional capital will be available to us on reasonable terms, if at all.

Net Cash Provided By Operating Activities. Net cash provided by operating activities was $1.5 million, $2.2 million and $2.9 million for 2002, 2003 and 2004, respectively, and $2.1 million and $2.9 million for the nine months ended September 30, 2004 and 2005, respectively. The change in net cash provided by operating activities reflects the growth in sales activity. During 2004 and the nine months ended September 30, 2005 this change also include sales of The Gold Gallery and Junk Filter Plus paid upon purchase but recognized over the expected economic lifetime.

Net Cash provided By (Used In) Investing Activities. Net cash provided by (used in) investing activities was $0.1 million, $(1.6) million and $0.3 million in 2002, 2003 and 2004, resulting mainly from short-term and long-term investment of cash. Capital expenditures were minor and consisted primarily of computers. Net cash used in investing activities was $1.6 million and $1.1 million for the nine months ended September 30, 2004 and 2005, respectively, resulting mainly from investment in short term bank deposits and marketable securities. We expect that our capital expenditures will be less than $0.5 million in 2005.

Net Cash Used In Financing Activities. Net cash used in financing activities was $1.1 million in 2004 and $4.3 million during the nine months ended September 30, 2005, resulting from the payment of dividends to our shareholders. No cash was provided by or used in financing activities for the years 2002 and 2003.

We do not have off-balance sheet arrangements (as such term is defined by applicable Securities and Exchange Commission regulations) that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial conditions, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

The following table summarizes our contractual commitments as of September 30, 2005 and the effect those commitments are expected to have on our liquidity and cash flow in future periods:

		Payments Due by Period
Contractual Commitments	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)

Capital lease obligations	$6	$2	$4	-	-
Operating leases	$71	$71		-	-
Total	$77	$73	$4	-	-

Quantitative and Qualitative Disclosure of Market Risks

Exchange Rate Risk. Some of the proceeds from our sales are processed by an online payment service that holds 25% of these proceeds for a period of up to six months. With respect to cash proceeds that are held by this online payment service in currencies other than U.S. dollar, we bear a foreign currency fluctuation risk until such proceeds are actually paid to us. In 2004, the related foreign currency fluctuation resulted in $40,000 of financial income. As of September 30, 2005, proceeds in foreign currencies held by this online payment service amounted to approximately $353,000 and resulted in expenses of approximately $69,000 for the nine months ended September 30, 2005. By the end of 2005, we expect to reduce significantly our exposure by having the online payment service hold a U.S. dollar deposit instead of several deposits in other currencies.

In addition, in territories where our prices are based on local currencies, fluctuations in the dollar exchange rate could affect our gross profit margin. We may compensate for such fluctuations by changing product prices accordingly. We also hold a small part of our financial investments in other currencies mainly New Israeli Shekels and Euro. The dollar value of those investments may decline. A revaluation of 1% of the foreign currencies (i.e. other than U.S. dollar) will affect our income before tax by less than 1% percent.

Sixty six percent of our costs, including salaries, expenses and office expenses are incurred in New Israeli Shekels. Inflation in Israel may have the effect of increasing the U.S. dollar cost of our operations in Israel. If the U.S. dollar declines in value in relation to the New Israeli Shekel, it will become more expensive for us to fund our operations in Israel. A revaluation of 1% of the NIS will affect our income before tax by less than one percent.

Since January 1, 2003, the exchange rate of the U.S. dollar to the New Israeli Shekel, based on exchange rates published by the Bank of Israel, was as follows:

	Year Ended December 31,		Nine Months Ended September 30, 2005
	2003	2004

Average rate for period	4.548	4.482	4.435
Rate at period end	4.379	4.308	4.598

To date, we have not found it necessary to hedge the risks associated with fluctuations in currency exchange rates. In the future, if we do not engage in effective hedging transactions, our results of operations may be subject to losses from fluctuations in foreign currency exchange rates.

Interest Rate Risk. The primary objective of our investment activities is to preserve principal while maximizing the interest income we receive from our investments, without increasing risk. We intend to invest our cash balances primarily in bank deposits and investment grade interest-bearing instruments. We are exposed to market risks resulting from changes in interest rates relating primarily to our financial investments in cash, deposits and marketable securities. We do not use derivative financial instruments to limit exposure to interest rate risk. Our interest gains may decline in the future as a result of changes in the financial markets. However, we believe any such potential loss would be immaterial to us.

BUSINESS

Overview

We design and market an integrated suite of customized and entertaining email software products for the consumer or home user markets. We believe we are a global technology leader focused on enriching email interactions by offering users the ability to design highly personalized email presentations. Our innovations in entertaining email technology, along with our large collection of multimedia content for email communication, have made our website one of the top Internet destinations in the world for downloading entertaining email solutions.

Since we began operations in 2000, we have recorded approximately 56 million registered downloads of our free product in more than 100 countries, and since January 1, 2003, we have recorded more than one million registered downloads each month. As of September 30, 2005, we have more than 9.3 million active users, and currently, more than 240 million IncrediMail emails are sent each month. We define an “active” user as any user who has performed any activity using any IncrediMail product or service, including opening or sending emails using IncrediMail, downloading content or updating the product, in the 90 days prior to the measurement date. Through September 30, 2005, we have sold more than 805,000 products and content licenses worldwide to our registered users. We believe our historical track record of converting registered users to purchasing customers represents a convincing validation of our business strategy.

We generate revenue by:

•

selling our premium software products and services;

•

licensing and co-branding our Incredi brand to operators of third party websites; and

•

selling paid advertising and sponsored links on our website and email client.

To date, we have relied mainly on “viral growth” to grow our user base. Our “viral growth” has resulted from recipients of our users’ emails clicking on the link at the bottom of emails sent with IncrediMail Xe and then downloading our products and also from word of mouth. Our revenues were $6.2 million in 2004 and $5.3 million in the nine months ended September 30, 2005. We have had net income every year since 2002. Since January 1, 2003, our gross profit has ranged between 91% and 93% of our gross revenues and our operating income has ranged between 40% and 42% of our gross revenues.

Our Market

Email Market Opportunity. In recent years, email has become one of the most important forms of electronic communication worldwide. In its June 2005 “US Online User Consumer Survey, 2005,” Jupiter Research stated that email is the most popular online activity and that 88% of respondents indicate they use email regularly. The next closest activity referenced in such report was search engines/portals at 76%. All other online activities were found to be less popular, including product/service purchase at 59%, instant messaging at 45% and online newspapers at 42%.

The May 2005 Radicati Report estimates that the number of worldwide email users will increase from approximately 680 million in 2005 to 920 million in 2009 and that the number of email mailboxes will increase from approximately 1.2 billion in 2005 to 1.8 billion in 2009. We believe the increase in the number of email mailboxes per user indicates that our market is not limited by the number of active users in the market. Many users use more than one email client.

The email market may be divided into two segments: the consumer, or home user, market and the business, or corporate, market. Our products target the consumer market. Both the consumer and the business markets are serviced by many of the same popular email software programs, such as Microsoft Outlook, and by web-based email services, such as Hotmail, Yahoo!® Mail and Gmail. The Radicati Report estimates that total consumer email clients will grow from approximately 760 million in 2005 to 1.3 billion in 2009 with an approximately 35%-65% split between desktop and web-based remaining constant for the period. This growth in email clients represents additional target users of our products and services.

Security remains a critical concern for the consumer market as viruses, worms and identity theft continue to grow. Spam also continues to rise. Any new email software product should provide an effective and secure product that satisfies users’ concerns.

Evolution of the Specialized Email Software Programs. In order to be viable, email systems must function as an effective means of communication. In addition, we believe that many in the consumer or home user market are seeking an entertaining experience and a way to express their creativity and individual personalities. We believe that consumer email users are ready to accept email software products that offer users a customizable and entertaining email experience together with security and anti-spam features.

The IncrediMail Solution

We employ an innovative approach to enhancing our users’ email experience. Our IncrediMail products provide the following benefits:

•

Variety and Amount of Content. Our products offer users access to an extensive and continually growing pool of content that we believe is one of the largest collections of creative and diverse graphics, sound and multimedia content available online for email communications. We began assembling our content in 1999.

•

Creative Technology. Our proprietary technology, which is based on advanced software development standards, is designed to produce robust quality products that provide the functionality expected in an email client packaged in a friendly, less technologically-oriented and entertaining environment.

•

Customization. The diversity of our graphics, sound and multimedia content enables our users to customize and personalize their email messages and letters easily and quickly.

•

Flexibility and Ease of Use for Both Sender and Recipient. We strive to offer a simple and intuitive user interface that enables our users to create different experiences depending on the nature or recipient of the email or letter. Users can easily change one or more features for a specific email. Further, recipients of IncrediMail emails can easily open them using most available email clients and can see all the features without the need for special software.

Our Strategy

Our objective is to become the market leader in entertaining and creative email systems for the consumer and home user market. Based on our survey of downloads of our products and those of competitors from third party websites, we believe that IncrediMail Xe is one of the most downloaded free products providing an entertaining and creative email system, and our strategy will include building on its popularity and seeking to convert free users to paying customers. The key elements of our strategy are to:

•

Expand product offerings and increase user sales. We plan to stimulate growth of our sales and enhance our cross-sale capabilities by expanding our existing product and service offering and developing new ones. We will continue to seek to convert free users into paying customers by marketing the paid products and services to our large user base and to cross-sell additional products and services to paying users.

•

Avoid offensive market tools. We design our products and services to address users’ aversion to spam, spyware and other perceived offensive Internet marketing tools, which we believe encourages more use of them and increases user loyalty.

•

Acquire complementary products, technologies or companies. We seek to enhance our technology, grow our user base, and diversify our product lines and services by exploiting strategic acquisition opportunities. We intend to supplement our research and development efforts by acquiring complementary technologies and other assets that enhance the features, functionality and performance of our products and services. We may also seek to increase our user base or enhance our sales and marketing capabilities by acquiring companies in our or similar markets.

•

Maintain and grow our user community. Our effective viral marketing has resulted in millions of registered users who spread the word about our products and services at relatively low marketing costs to us. For that reason, we expect a significant part of our products and services offering will remain free. In order to strengthen awareness of our Incredi brand and increase the size of our user base, we intend to use a portion of the proceeds of this offering to expand our marketing methods beyond viral marketing to include advertisements, media buying, public relations activities and additional co-branding arrangements.

•

Strengthen our advertising revenues. We intend to increase our revenues from monetizing visitor traffic to our website by increasing our paid advertising and sponsored links. We believe that our large registered and active user base and our growing number of paid users should be attractive to potential advertisers. We also intend to continue to develop our advertising infrastructure so that we can offer our advertisers a more effective method to reach their target audiences and thereby increase our advertising rates. We plan to increase our advertising force by expanding our sales and business development teams, opening a U.S. sales and marketing office, establishing new co-branding relationships, participating in trade shows, and strengthening our brand through other online and offline marketing activities.

•

Enter into OEM, collaboration and other strategic sales and distribution arrangements. We intend to market our products to original equipment manufacturers, or OEMs, with the goal of having our products bundled together with their hardware products in exchange for licensing fees. In addition, we intend to seek out licensing or collaboration arrangements similar to those we currently have with PointMatch USA Inc. for IncrediDate.com. an Internet dating site, and Oberon Media Inc. for IncrediGames.com, an Internet game site.

•

Continue to focus on the online consumer market. Email continues to grow as a communication medium. The Internet allows us to reach potential users throughout the world quickly and easily as well as reduces the costs associated with sales and distribution of our products and services.

Our Products

Our products are available in eight languages in addition to English. Prices and license fees for our premium products vary based on market, length of license period and whether the products are offered together. We offer the following products, all of which may be downloaded over the Internet through a personal computer running on a Microsoft Windows operating system:

IncrediMail Xe, launched in September 2000, is our flagship product that is available over the Internet free of charge. It offers a variety of features that the user can apply to email messages including:

•

pre-prepared backgrounds and letterheads;

•

animated notifiers;

•

emoticons;

•

3D effects;

•

handwritten signatures;

•

a web gallery with additional animations, notifiers and email backgrounds;

•

sound effects; and

•

virtual e-cards.

Since the second quarter of 2004, IncrediMail Xe also includes basic anti-spam features that allow users to specify trusted domains and email addresses. Emails that come from the specified sources will not be treated as spam; all other emails will be automatically marked as potential spam.

IncrediMail Premium, launched in the first quarter of 2001, is an enhanced version of Incredimail Xe. Users who upgrade their free version of IncrediMail Xe through the purchase of IncrediMail Premium also benefit from the following features:

•

no advertising banners displayed in the product;

•

the ability to change the appearance of the product through the use of software skins;

•

voice message recorder;

•

no promotional link at the bottom of outgoing emails;

•

enhanced notifiers;

•

a web gallery with additional animations, notifiers and email backgrounds;

•

advanced account access; and

•

email-based user support.

The advanced account access system allows a user to download a specific email from an account without necessarily downloading all emails that have been delivered to the account. In addition, it allows a user to preview the email details residing on the server and delete email messages from the account without first having to download them. This software feature is built into IncrediMail Premium and does not require the user to download or install any additional software. Users are therefore able to remove undesirable emails that they suspect may be infected with viruses or that may otherwise compromise their computers without downloading them. We generally charge $29.95 for IncrediMail Premium.

IncrediMail Letter Creator, also launched in the first quarter of 2001, is an application that enables IncrediMail Xe and IncrediMail Premium users to design and create their own personalized email letters and ecards. Such users can create their own letterheads, customize their emails with 3D effects, font styles, images and pictures and add personalized backgrounds.

Through September 30, 2005, we have sold approximately 654,000 licenses for IncrediMail Premium or IncrediMail Letter Creator. We generally charge $39.95 for IncrediMail Letter Creator. Email users who purchase a bundled package of IncrediMail Premium and IncrediMail Letter Creator pay $49.95.

The Gold Gallery, launched in February 2004, is a license-based content product. It offers additional IncrediMail content files in the form of email backgrounds, animations, sounds, graphics and email notifiers. Through September 30, 2005, we have sold approximately 95,000 licenses for The Gold Gallery of which approximately 59% were for a one year license, 3% were for a two year license and 38% were for a lifetime license for use of the content database.

IncrediMail Xe and IncrediMail Premium users can license The Gold Gallery for a fee ranging from $25.95 to $58.55, depending on the length of the license period.

IncrediMail Super Pack, launched in the first quarter of 2005, is a special package of emoticons sold separately. We launched the IncrediMail Super Pack in the first quarter of 2005, and through September 30, 2005, we have sold approximately 39,000 licenses for it. We generally charge $9.95 for IncrediMail Super Pack.

Junk Filter Plus, launched in July 2005, is an advanced anti-spam product, based on the Recurrent Pattern Detection Technology (RPD™) that we license from Commtouch Ltd. Junk Filter Plus offers a filtering technique to manage unwanted email, including offensive content, viruses, hoax emails and identity theft scams. This anti-spam product is designed to automatically identify and block undesirable mail from the user’s inbox and protect against fraudulent and malicious emails. It detects and blocks spam in the first few minutes of an outbreak, unlike other anti-spam approaches. We generally charge $39.95 for our Junk Filter Plus. Through September 30, 2005, we have sold approximately 12,600 licenses for Junk Filter Plus.

Sales, Marketing and Distribution

Our products are sold throughout the world in more than 100 countries. The following chart shows the distribution since inception of our registered users by territory:

To date, we have relied mainly on “viral growth,” arising from recipients of our users’ emails clicking on the link at the bottom of emails sent with IncrediMail Xe and then downloading our products and from word-of-mouth. We intend to use a portion of the proceeds of this offering to implement traditional marketing strategies, including offline and online advertising and public relations events. We have designed our products to address users’ aversion to spam, spyware and other perceived offensive Internet marketing tools. To date, we have not been affected by the the growing number of installations by Internet users of “filter” software programs that allow them to block “pop up” advertisements or to prevent installation of software components that act as spying agents. The growth of our advertising revenues would be adversely affected if our products were subject to being “filtered” by consumers.

We plan to open an office in the United States in 2006 to sell IncrediMail advertising space and execute local marketing and brand activities. Establishing operations in the United States should also make it easier for us to seek out business development deals such as OEM agreements with hardware manufacturers, co-branding agreements, and licenses from, or other transactions with, providers of content that itself may be branded or well-known.

We have typically experienced stronger sales in the first and fourth quarters, principally because our products and services are purchased in holiday sales in December or in the after-holiday sales in January.

We currently have a Vice President - Marketing and three employees in our sales and marketing department. We expect to hire additional sales and marketing personnel both in Israel and in the United States as we increase our marketing efforts. We believe that we will be better able to market our products and services and increase advertising revenue if we have a physical presence in the United States because the United States is one of the largest advertising markets in the world, the perceived need for direct personal relationships in the advertising and marketing industries and the effects of the difference in time zones between Israel and the United States.

We have an agreement with Alegria Corporation that provides for the licensing of our proprietary software to Alegria for the purpose of marketing and distributing our products in Japan and South Korea. The agreement was entered into in February 2003 for an initial term of two years and will be automatically extended for additional consecutive periods of one year each unless terminated by either party at least 90 days prior to the end of the then current term. The Japanese version of our software products and services was launched in December 2003.

The license we granted to Alegria is non-transferable and was granted on an exclusive basis for use in Japan and South Korea during the first 12 months following the launch of the Japanese version of our software products and services. The license remains exclusive for an additional 12 months if Alegria meets a revenue target to be determined. Through September 30, 2005, there were nominal paid downloads of our products from the Japanese website and we have not received any significant revenues from this arrangement.

We intend to use a portion of the proceeds of this offering to seek out additional marketing and distribution arrangements, including OEM agreements with computer manufacturers.

Collaborations

We have licensing and promotion arrangements with PointMatch USA Inc. and Oberon Media Inc., for the use of our brand name.

Under the agreement with PointMatch USA , PointMatch USA provides content services and manages, hosts and maintains a website that provides matchmaking services to Internet users, using our Incredi brand for the domain name IncrediDate.com and our website’s graphical external envelop. In addition, we promote the matchmaking website, among other things, through a link on our website. PointMatch USA can monitor our promotional activities through reports provided by us and we can monitor registration and sale activities in the IncrediDate ..com website through a system provided by PointMatch USA .. The agreement with PointMatch USA was entered into in July 2003 for an initial term of four months, but has been extended by the parties and may now be terminated by either party with reasonable prior notice. In addition, in the event of a change of control (as defined in the agreement) in IncrediMail or PointMatch USA , the agreement, including any non-competition undertaking contained in the agreement, may be terminated by a three days written notice. The agreement provides that we may not integrate or promote a similar website during the term of the agreement and for a period of 12 months after its termination, or compete with PointMatch USA for a period of 12 months following the termination of the business relationship between the parties .. In consideration for our brand and promotional activity, we are entitled to receive 50% of the gross revenues (as defined in the agreement) generated from the matchmaking website, including subscription and advertising fees but excluding refunds to customers and credit card commissions , during the term of the agreement. In addition, for a period of 18 months after the termination of the agreement, we are entitled to receive 50% of the subscription fees received by PointMatch USA from subscriptions to the match making website. For a period of 12 months after termination of the agreement, members who may try to access the IncrediDate site through IncrediDate.com will be automatically forwarded to PointMatch USA’s CupidUSA.com. In addition, for 12 months following termination of the agreement, PointMatch USA has a right of first refusal to purchase or lease the IncrediDating.com and IncrediDate.com domain names.

Under our agreement with Oberon Media Inc., Oberon Media sells its gaming software through a website using our Incredi brand for the domain name IncrediGames and our website’s graphical external envelop. In addition, we market and promote the IncrediGames’ website, among other things, through a link in our website’s main toolbar. In consideration for our brand and promotional activity, we share the net license fees (as defined in the agreement) Oberon Media receives from end-users in connection with the purchase of its software through the IncrediGames website. The agreement with Oberon Media was made effective in January 2004.

Research and Development

Our research and development activities are conducted internally by our Chief Technology Officer and a 28 -person research and development staff. Our research and development efforts are focused on the development of upgraded software, new features and new products. Our current projects and products under development include the following:

IncrediDesktop will aim to transform a traditional Windows desktop into a personalized environment with screen-savers, wallpapers, useful widgets (tools and services such as Notes, calendar, desktop frame with family photos, stock quotes, weather, clocks, maps etc.).

IncrediPhoto is aimed at the digital photography market and will allow users to import images from a variety of digital sources. Editing tools will allow the images to be manipulated. IncrediPhoto will allow users to create attractive enhanced and personalized photo albums and share pictures via email, create their own prints, upload web galleries to the Internet and slide shows for display on personal computers.

We intend to offer SMS communication services, which will allow our users to send and receive mobile phone text messages through our email programs, by entering into revenue sharing agreements with mobile telecommunication operators. We intend to offer both automatic email notifications by SMS direct to cellular phones and SMS communication between the email programs and cellular phones.

Although the above projects are the initiatives currently identified by our management, we cannot assure you that these projects will be completed as currently contemplated or at all. In addition, future initiatives may take priority over the development of these projects.

Our research and development expenditures were $1.2 million, $1.3 million, $1.3 million and $1.4 million in the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2005, respectively. We expect our expenditures on research and development to increase as we develop additional products.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality and invention assignment agreements to protect our intellectual property rights.

Most of the components of our software products and services were developed solely by us. We have licensed certain components of our software, such as a speller function, from third parties. Except for our agreement with Commtouch Ltd. (described below), all of these licenses entailed a one-time fee or are freeware. We believe that these components are not material to the overall performance of our software and may be replaced without significant difficulty.

In 2000, we submitted patent applications in the United States, the European Community and Israel for the following two processes:

•

A system and method for the visual feedback of command execution in electronic mail systems; and

•

A system and method for the intelligent transmission of digital content embedded in electronic mail messages.

These applications have not yet been issued as patents.

We enter into licensing arrangements with third parties for the use of graphic, sound and multimedia content integrated into our products.

We have registered INCREDIMAIL as a trademark in the United States. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

All professional employees and technical consultants are required to execute confidentiality covenants in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived in connection with their services to us. However, there can be no assurance that these arrangements will be enforceable or that they will provide us with adequate protection.

Junk Filter Plus was developed using an anti-spam software development kit developed by Commtouch Ltd. Under our December 2004 agreement with Commtouch, Commtouch granted us a nonexclusive right and license to copy the software development kit and related software and documentation for purposes of further development or modification in connection with the design, development and sale of products that integrate the spam identification and classification services of Commtouch’s Detection Center, and to sell products incorporating such software and documentation. Under the agreement, we will pay Commtouch an annual fee for each customer who purchases Junk Filter Plus based on the number of purchasers, subject in the first year to a minimum required fee for 25,000 purchases. The agreement has a one year initial term, beginning with the commercial launch date of the Junk Filter Plus in July 2005. We may mutually renew the agreement for successive periods of 12 months each but during any renewal period either of us may terminate the agreement upon 90 days’ prior written notice or with shorter notice upon the occurrence of certain events enumerated in the agreement. Commtouch will continue to provide customers with accessibility to its software and our integrated products following termination of the agreement, and the licenses granted to our customers will also survive such termination.

Competition

Our industry is subject to intense competition. Our products compete in the specialized market for email software products and services that aim to offer a personalized and entertaining email experience for consumers. IncrediMail was among the first companies to offer to the consumer email market a solution that combines an email product with an online gallery of creative content. Compiling content is a lengthy process and we have been doing it since 1999. We consider ourselves a pioneer in this market and we believe that we have an “early mover” advantage over many of our competitors. We believe that IncrediMail has one of the largest collections of creative and diverse graphics, sound and multimedia content available online for email communications.

Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and their products, and includes the following factors:

•

the creativity, variety and volume of content  accessible through our software;

•

product quality;

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product pricing;

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success and timing of new product development and introductions;

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quality of customer support;

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Maintaining our reputation for fighting spam and offering spyware-free products;

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intellectual property protection; and

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development of successful marketing channels.

Our main competitors among specialized providers of email services offer the following products:  Arcsoft Multimedia Email™ 3, Comet Cursor Plus, LetterMark™ email, FunWeb Products™, Hotbar®, Metamail 4.0 and WikMail 2005. In addition, our products also face competition from general email software programs offered to the private market by large Internet and software companies, such as AOL9 and NetscapeMail by America Online, Inc., Eudora® by QUALCOMM Incorporated (Nasdaq: QCOM), FireFox Mail® by Mozilla Foundation and Outlook Express and MSN9 by Microsoft Corporation (Nasdaq: MSFT), some of which may also incorporate certain special features that provide a personalized email experience. Many of the large Internet and software companies offer their email software programs free of charge. Competition with these products could result in reduced prices and margins, fewer purchases of our products and services and loss of market share.

Many of our competitors have more established brands, products and customer relationships than we do, which could inhibit our market penetration efforts even if they may not offer a customized and entertaining email experience similar to IncrediMail. For example, consumers may choose to receive an extensive package of Internet and email services from a more dominant and recognized company, such as Microsoft Corporation (Outlook Express or MSN®) or America Online, Inc. (AOL®). If we are unable to achieve continued market penetration, we will be unable to compete effectively.

In addition, many of our other current and potential competitors have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have. These competitors could use their greater financial resources to acquire other companies to gain enhanced name recognition and market share, as well as to develop new technologies, products or features that could effectively compete with our existing product lines. Demand for our products could be diminished by products and technologies offered by competitors, whether or not their products and technologies are equivalent or superior.

Government Regulation

The company’s database, which includes its database of registered users, falls within the definition of a database that requires registration under the Israeli Protection of Privacy Law 1981. Maintaining a database other than in compliance with this law may subject the owner, holder, manager and operator to criminal liability and civil liability. We registered our database with the Data Base Registrar on June 20, 2004.

There are still relatively few laws or regulations specifically addressing the Internet. As a result, the manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our business in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

However, to resolve some of the current legal uncertainty, it is possible that new laws and regulations will be adopted that will be directly applicable to our activities. Any existing or new legislation applicable to us could expose us to liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general. Several new U.S. federal laws have already been adopted that could have an impact on our business. The CAN-SPAM Act of 2003 is intended to regulate spam and create criminal penalties for unmarked sexually-oriented material and emails containing fraudulent headers. The USA Patriot Act is intended to give the government greater ability to conduct surveillance on the Internet by allowing it to intercept communications regarding terrorism and computer fraud and abuse. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children’s Online Protection Act, the Children’s Online Privacy Protection Act, and the Prosecutorial Remedies and Other Tools to End Exploitation of Children Today Act of 2003, are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Under the U.K. Data Protection Act and the European Union Data Protection Directive, a failure to ensure that personal information is accurate and secure or a transfer of personal information to a country without adequate privacy protections could result in criminal or civil penalties. Such legislation may impose significant additional costs on our business or subject us to additional liabilities. When users visit our website or install and use our software, certain “cookies” (pieces of information sent by a web server to a user’s browser) may be generated by us and our advertisers and may be placed on our customers’ computers. While we believe that our use of cookies does not result in personal identification, it has been argued that Internet protocol addresses and cookies are intrinsically personally identifiable information that is subject to privacy standards. We cannot assure you that our current policies and procedures would meet these restrictive standards. We post our privacy policy and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policy, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the European Union, as well as before the United States Congress and various state legislative bodies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenues. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Employees

As of September 30, 2005, we had 60 employees, all of whom were based in Israel. The breakdown of our employees by department and fiscal period is as follows:

	December 31,			September 30,
	2002	2003	2004	2005
Management and administration	3	3	3	5
Support and creative	12	14	18	19
Research and development	16	18	20	29
Selling and marketing	1	2	2	7
Total	32	37	43	60

Some provisions of the collective bargaining agreement between the Histadrut, which is the General Federation of Labor in Israel, and the Coordination Bureau of Economic Organizations, including the Industrialist’s Association of Israel, apply to our Israeli employees by virtue of extension orders of the Israeli Ministry of Industry, Trade and Labor. These provisions concern the length of the workday and the work-week, recuperation pay and commuting expenses. Furthermore, these provisions provide that the wages of most of our employees are adjusted automatically. The amount and frequency of these adjustments are modified from time to time. In addition, Israeli law determines minimum wages for workers, minimum paid leave or vacation, sick leave, working hours and days of rest, insurance for work-related accidents, determination of severance pay , the duty to give notice of dismissal or resignation and other conditions of employment. We have never experienced a work stoppage, and we believe our relations with our employees are good.

Israeli law generally requires the payment of severance by employers upon the retirement or death of an employee or termination of employment. We currently fund a majority of our ongoing severance obligations through monthly insurance payments. As of September 30, 2005, our net accrued unfunded severance obligations totaled $66,000. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute. These amounts also include payments for national health insurance. The payments to the National Insurance Institute can equal up to approximately 16.0% of wages, of which the employee contributes approximately 10.0% and the employer contributes approximately 6.0%.

Facilities and Equipment

We lease our facility, located in Tel Aviv, Israel, pursuant to two leases that expire in April 2006. The leases cover two areas in the same building that are leased to us by two different lessors. Our lease for an area of 185 square meters has a monthly rent of $1,110 and an option to extend the lease for an additional 12 months. Our lease for an area of 562 square meters has a monthly rent of $5,340 and an option to extend the lease for an additional 36 months. In addition, we can terminate this second lease by providing 90 days prior notice and an alternative lessee. We believe that our facility is adequate to meet our current needs.

We own 33 servers and lease additional servers that are hosted in a server farm by Bezeq International Ltd., which we refer to herein as Bezeq. Our servers include mainly web servers, application servers, ad servers, mail servers and database servers. Bezeq provides the Internet and related telecommunications services, including hosting and location facilities, needed to operate our website. Bezeq is Israel’s largest provider of such services and is a member of Bezeq Group, Israel’s national telecommunications provider. Bezeq provides these services through standard purchase orders and invoices. We add servers and expand our systems located at their facilities as our operations require. We have no current intention to replace Bezeq or to employ an additional provider for these services. We believe there are many alternative providers of these services both within and outside of Israel.

Litigation

We are not currently subject to any legal proceedings or litigation. In 2002 and again in 2004, a third party had contacted us to demand that we remove certain “Smiley” graphics from our website, claiming that he had registered a trademark with respect to these graphics and that our use infringed his rights. We believe this claim to be without any merit and intend to vigorously defend any suit filed against us in this matter. We may, from time to time in the future be involved in legal proceedings.

Corporate Information

We were incorporated in the State of Israel in November 1999 under the name Verticon Ltd. We changed our name to IncrediMail Ltd. in November 2000. We operate under the laws of the State of Israel. Our headquarters are located at 2 Kaufman Street, Tel-Aviv 68012, Israel. Our phone number is (972-3) 516-0195. Our website addresses are www.incredimail-corp.com and www.incredimail.com. The information on our websites does not constitute part of this prospectus.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
Yaron Adler	35	Chief Executive Officer and Director
Ofer Adler	35	Chief Product Officer and Director
Gil Pry-Dvash	37	Chief Technology Officer
Yacov Kaufman	48	Chief Financial Officer
Dan Blumenfeld	32	Vice President - Marketing
Tamar Gottlieb	48	Director and Chair Nominee
Yair M. Zadik	49	Director
Elisabeth DeMarse	50	Director Nominee
James H. Lee	38	Director Nominee
Gittit Guberman	49	Consultant and Director Nominee

Yaron Adler and Ofer Adler are cousins. There are no other familial relationships among our executive officers and directors. Yair M. Zadik was appointed to the board by Yaron Adler and Ofer Adler pursuant to provisions of the articles of association in effect prior to this offering, and Tamar Gottlieb was appointed to the board by the board of directors. Following the closing of this offering, no shareholder will have special voting rights with respect to the election of directors or otherwise. Following the closing of this offering, our board of directors will consist of five directors, two of whom, we believe, qualify as “independent” for Nasdaq Stock Market purposes, and an additional two “external” directors as required under Israeli law, who will also be “independent” for Nasdaq Stock Market purposes.  The external directors will be elected at a special shareholders’ meeting, which we are required to hold within three months of the closing of this offering.

Yaron Adler co-founded IncrediMail in November 1999 and has served as our Chief Executive Officer and a director since our incorporation. He is responsible for our day-to-day operations, business development and the overall management of IncrediMail. In 1999, prior to founding IncrediMail, Mr. Adler consulted Israeli start up companies regarding Internet products, services and technologies. Mr. Adler served as a Product Manager from 1997 to 1999, and as a software engineer from 1994 to 1997, at Tecnomatix Technologies Ltd., a software company that develops and markets production-engineering solutions to complex automated manufacturing lines that fill the gap between product design and production. In 1993, Mr. Adler held a software engineer position at Intel Israel. He has a B.A. in computer sciences and economics from Tel-Aviv University.

Ofer Adler co-founded IncrediMail and has been our Chief Product Officer and a director since our incorporation. He has overall responsibility for the design and development of IncrediMail products, website and graphic content. Mr. Adler has direct responsibility for the design of all major IncredMail applications and websites. He is also responsible for choosing the innovating path that we take to keep our products up-to-date with all major developments in the Internet and email markets. Mr. Adler is also actively involved in marketing, business development and our strategic planning. Before founding IncrediMail, Mr. Adler worked as a trader and portfolio manager at Clal Insurance from 1997 to 1999, and as a trader and technical analysis expert at Batucha, Israel’s largest private brokerage firm, from 1994 to 1997.

Gil Pry-Dvash is our Chief Technology Officer and is responsible for the technological design and development of our products and online system. In that capacity he manages our research and development team as well as our quality assurance, information technology and technical support teams. Mr. Pry-Dvash joined us in 2000 and was initially our Vice President – Research and Development. He has been serving as our Chief Technology Officer since June 2003. Prior to joining us, Mr. Pry-Dvash worked for seven years in the research and development division of Tecnomatix Technologies Ltd., a software company that develops and markets production-engineering solutions to complex automated manufacturing lines that fill the gap between product design and production. He has a B.Sc. in mathematics and computer sciences and an M.B.A from Bar-Ilan University, Israel.

Yacov Kaufman was engaged to serve as our Chief Financial Officer on October 30, 2005 and commenced his employment on December 1, 2005.  From 1996 to November 2005, Mr. Kaufman was the Chief Financial Officer of Data Systems & Software Inc. (OTCBB: DSSI.OB) that, through its subsidiaries, provides software consulting and development services and serves as an authorized dealer and a value-added-reseller of computer hardware. At Data Systems, Mr. Kaufman established and subsequently managed the accounting and financial departments of the company and its subsidiaries. His responsibilities included financial analysis and implementation of procedures for internal control over financial reporting. Mr. Kaufman also served as the comptroller of dsIT Technologies Ltd., a subsidiary of Data Systems since 1986 and as its Chief Financial Officer since 1990. From 1993 to 1999, Mr. Kaufman served as a director of Tower Semiconductor Ltd. (Nasdaq: TSEM), an integrated circuits manufacturer and then subsidiary of Data Systems & Software Inc.  Mr. Kaufman is an Israeli Certified Public Accountant and has a B.A. in accounting and economics from the Hebrew University of Jerusalem and an M.B.A. in business finance from Bar Ilan University.

Dan Blumenfeld joined us in May 2004 and serves as our Vice President - Marketing. He is responsible for in-depth analysis of our market and industry, implementation of appropriate market positioning, development of pricing and overall marketing strategies. Prior to joining us Mr. Blumenfeld gained more than ten years experience, working primarily as a Product Manager or a Creative Manager, in planning, designing and marketing of computer software in several positions including at Hotbar Ltd. from 2003 to 2004, at DVDemand Ltd. from 2000 to 2003 and at Waves Ltd. from 1997 to 1999.

Tamar Gottlieb has served as our director since 2001 and will become Chair of the Board of Directors effective on the closing of this offering. She is a Managing Director of Harvest Capital Markets Ltd., an investment banking and financial consulting firm that she founded in January 2001. Prior to 2001, Ms. Gottlieb held Managing Director or Senior Manager positions in several investment banking institutions, including Investec Clali – Management & Underwriting Ltd. (from July 1997 to January 2001), Oscar Gruss (1996) Ltd. (from February 1996 to May 1997) and Leumi & Co. Investment Bankers Ltd. (from 1980 to 1991). From August 1991 to June 1994, Ms. Gottlieb served as the Founding Managing Director of Maalot – The Israeli Securities Rating Company Ltd., Israel’s first credit rating agency. She currently serves as a board member of several Israeli public and private companies, including Emilia Development Ltd., Carmel Investments Group, Maalot the Israeli Securities Rating Company Ltd., Hasin-Esh Ltd., N.R. Spuntech Industries Ltd., T.R.A Radio Tel Aviv Ltd. and Credit Information Association Ltd. In the past she has also served as a director of, among others, El Al Israeli Airlines Ltd. and “Dan” the Company for Public Transport Ltd. Ms. Gottlieb public service activities include serving as a member of the Statutory Committee for the approval of Directors and General Managers of Israeli Government Companies and Statutory Authority and as a member of the Advisory Committee to the Israeli Anti-Trust Authority. Ms. Gottlieb has a B.A. in international relations from the Hebrew University of Jerusalem and an M.A. in economics from Indiana University.

Yair M. Zadik has served as our director since 2001. He is the Co-Chief Executive Officer of Arrow Ecology & Engineering Overseas (1999) Ltd., a company that provides environmental solutions, and of Eshet Y.E.Z Technologies (2001) Ltd., an investment company. In 2000 Mr. Zadik founded B-Knowledge Investments Ltd., an investment company, and has served as its Chief Executive Officer until 2001. He currently serves as a board member of the Israeli Export Institute, Environmental Branch. Mr. Zadik has a B.Sc. in physics and computer sciences. He is a Colonel (Reserve) in the Israeli Air Force. He is the recipient of the Israeli Presidential National Defense Award for his leadership and management of a major defense project in the Ministry of Defense as well as a recipient of numerous military decorations.

Elisabeth DeMarse will be a nominee for election as an “external director” at our shareholders meeting to be held within three months after the closing of this offering, as required by the Israeli Companies Law. She has over 20 years of experience serving in senior business executive positions. Ms. DeMarse currently serves as a member of the boards of directors of ZipRealty, Inc. (Nasdaq: ZIPR), where she also is a member of the compensation committee, EDGAR Online, Inc. (Nasdaq: EDGR), where she also is a member of the compensation and nominating committees, Heska Corporation (Nasdaq: HSKA), where she also is a member of the audit committee, and Stockgroup Information Systems (CDNX: SWB.V), where she also is a member of the audit committee. From 2000 to 2004, Ms. DeMarse was the Chief Executive Officer, President and a director of Bankrate, Inc. (Nasdaq: RATE) whose website became the No. 1 financial advice site under the leadership of Ms. DeMarse. In 1999, Ms. DeMarse was an Executive Vice President of Hoover’s Inc. (Nasdaq: HOOV), responsible for developing new business, seeking acquisitions and founding its New York City presence and operations in Europe. In 1998, Ms. DeMarse also was president of a start-up real estate information company responsible for creating its global acquisition program and establishing its management team. From 1988 to 1998, Ms. DeMarse was Executive Vice President and Senior Advisor to CEO - Business Ventures, Partner Relations & Marketing at Bloomberg L.P. Ms. DeMarse has a B.A. in History from Wellesley College and an M.B.A. from Harvard University .

James H. Lee will be a nominee for election as an “external director” at our shareholders meeting to be held within three months after the closing of this offering, as required by the Israeli Companies Law. He is an industry leader in electronic securities brokerage and trading systems providers. Since 2004, he has been a private investor and a member of the boards of directors of a number of start-up organizations. In 1995, Mr. Lee founded Momentum Securities LLC, a direct-access broker dealer, which merged with Tradescape Corp, a provider of advanced trading systems for active and professional traders, in 1999. Mr. Lee was the Vice Chairman of the Board of Tradescape Corp. from 1999 to 2002. In June 2002, Momentum Securities and Tradescape were acquired by E*Trade Financial for consideration of up to $280 million. At the time of the acquisition, Momentum Securities was the largest direct-access broker dealer in the world as measured by revenues and trade volume. From 2002 to 2003, Mr. Lee was responsible for the sale and integration into E*Trade Financial of Momentum Securities and Tradescape (renamed E*Trade Professional Trading, LLC). In addition to his responsibilities regarding Momentum Securities, from 1989 to 2000, Mr. Lee was a portfolio manager and registered representative with Pension Management Company in Houston, Texas. Mr. Lee began his career as an investment banker with The First Boston Corporation and subsequently with Lehman Brothers in their oil and gas groups. Mr. Lee won the Ernst & Young LLP Entrepreneur of the Year in eServices for the South/West region in 2001. Mr. Lee has a B.B.A. in finance and an M.B.A. in finance from the University of Texas at Austin and holds a certification from the Centre for Hedge Fund Research and Education at London Business School in the United Kingdom.

Gittit Guberman served as a consultant in the capacity of our Chief Financial Officer from September 2002 through November 30, 2005; her consultancy agreement will terminate and she will become a director effective on the closing of this offering. Prior to her engagement with us, Ms. Guberman worked for eight years as an attorney and investment banker with Eihut Capital Markets Ltd., a publicly held investment and consulting firm. From 1987 to 1993 she served as an attorney and the Deputy Director in the Enforcement Division of the Israeli Securities Authority, and from 1981 to 1987 she served as an economist and analyst in the Israeli Ministry of Finance. Ms. Guberman currently serves as a director and member of several committees at the Tel-Aviv Stock Exchange and as a director of Maof Clearing House Ltd., a subsidiary of the Tel-Aviv Stock Exchange. She has a B.Sc. in economics and mathematics, an M.A. in economics, an M.B.A. and an L.LB from the Hebrew University of Jerusalem.

Board of Directors and Executive Officers

Upon the closing of this offering, we will become a “limited liability public company” under the Israeli Companies Law. As a limited liability public company, we will continue to be managed by a board of directors and by our executive officers. Under the Companies Law and our articles of association, the board of directors is responsible, among other things, for:

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establishing our policies and overseeing the performance and activities of our chief executive officer;

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convening shareholders’ meetings;

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preparing and approving our financial statements;

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determining our plans of action, principles for funding them and the priorities among them, our organizational structure and wage policy and examining our financial status;

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issuing securities and distributing dividends.

Our board of directors also appoints and may remove our chief executive officer and may appoint or remove other executive officers, subject to any rights that the executive officers may have under employment agreements.

Upon the closing of this offering, all existing special rights to appoint or serve as directors will be terminated and our articles of association will be amended to remove these special rights.

Following the closing of this offering, our board of directors will consist of five directors , two of whom, we believe, qualify as “independent” for Nasdaq Stock Market Purposes, and an additional two external directors under Israeli law, who will also be “independent” for Nasdaq Stock Market purposes. The external directors will be elected at a special shareholders’ meeting, which we are required to hold within three months of the closing of this offering.

Other than external directors, who are subject to special election requirements under Israeli law, our directors will be elected in three staggered classes by the vote of a majority of the ordinary shares present and entitled to vote. The directors of only one class will be elected at each annual meeting for a three-year term, so that the regular term of only one class of directors expires annually. At our annual general meeting to be held in 2006, the term of the first class, consisting of Tamar Gottlieb and Yaron Adler, will expire, and the directors elected at that meeting will be elected for a three-year term. At our annual general meeting to be held in 2007, the term of the second class, consisting of Ofer Adler and Yair M. Zadik, will expire and the directors elected at that meeting will be elected for a three-year term. At our annual general meeting to be held in 2008, the term of the third class, consisting of Gittit Guberman, will expire and the director elected at that meeting will be elected for a three-year term. The external directors will not be assigned a class.

If the number of directors constituting the board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors constituting the board shorten the term of any incumbent director.

The board may appoint any other person as a director, whether to fill a vacancy or as an addition to the then current number of directors, provided that the total number of directors shall not at any time exceed seven directors. Any director so appointed shall hold office until the annual general meeting of our shareholders at which the term of his or her class expires , unless otherwise stated in the appointing resolution.

There is no limitation on the number of terms that a director (other than an external director) may serve. As described below, external directors may serve only a maximum of two terms of three years each.

Nominations for the election of directors may be made by our board of directors in view of the recommendation of our nominating and governance committee or, subject to the Companies Law, by any of our shareholders. However, any shareholder or shareholders holding at least 5% of the voting rights in our issued share capital may nominate one or more persons for election as directors at a general meeting only if a written notice of such shareholder’s intent to make such nomination or nominations has been given to our secretary and each such notice sets forth all the details and information as required to be provided under our articles of association.

The board of directors appoints its chairperson from among its members in accordance with our articles of association and subject to the provisions of the Companies Law. Pursuant and subject to our articles of association, the chairperson convenes and presides over the meetings of the board. The quorum required for meetings of the board is a majority of the members of the board who are lawfully entitled to participate and vote at the meeting, and resolutions are approved by a vote of the majority of the members present. If the board of directors meeting is adjourned for failure to obtain a quorum and at the adjourned meeting a quorum is not present, then the quorum shall be constituted by the presence of two directors then in office who are lawfully entitled to participate and vote at that meeting. A director may appoint an alternate director to attend a meeting in his or her place, but an alternate director so appointed must be approved by the board prior to the relevant meeting.

Following the closing of this offering, our board will be required to determine the minimum number of directors in our board that must have accounting and financial expertise. In determining such number of directors, the board will consider, among other things, the business of our company, our size and the scope and complexity of our operations. Such determination shall also take into account our total number of directors as set forth in the articles of association in accordance with the Companies Law.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is elected or his or her earlier resignation or removal.

External Directors

Under the Companies Law, Israeli companies whose shares have been offered to the public in or outside of Israel are required to appoint at least two external directors to serve on their board of directors. The external directors must be appointed by a special meeting of our shareholders held within three months of the date we close the first offering of our shares to the public. In addition, each committee of the board of directors entitled to exercise any powers of the board is required to include at least one external director. The audit committee must include all the external directors. Ms. DeMarse and Mr. Lee will be our nominees for external directors.

A recent amendment to the Companies Law, which becomes effective in January 2006, provides that a person may be appointed as an external director if he or she has professional qualifications or if he or she has accounting and financial expertise. In addition, at least one of the external directors must have financial expertise. A person may not serve as an external director if at the date of his or her appointment or within the prior two years, that person, or his or her relatives, partners, employers or entities under his or her control, have or had any affiliation with us or any entity or person controlling us at the time of appointment or an entity that is controlled, at the time of appointment or the prior two years, by us or by the person or entity controlling us. Under the Companies Law, “affiliation” is defined in this context to include an employment relationship, a business or professional relationship maintained on a regular basis, control or service as an office holder. However, the service of a director who was appointed for the purpose of being an external director in a company that intends to first offer its shares to the public is not considered a prohibited affiliation. An office holder is defined in the Companies Law as any director, general manager, chief business manager, deputy general manager, vice general manager, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of these positions regardless of that person’s title.

A person may not serve as an external director if that person’s position or other activities create, or may create, a conflict of interest with the person’s service as a director or may otherwise interfere with the person’s ability to serve as a director. If at the time any external director is appointed, all members of the board are the same gender, then the external director to be appointed must be of the other gender.

External directors are elected by a majority vote at a shareholders’ meeting, as long as either:

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the majority of shares voted for the election includes at least one-third of the shares of non-controlling shareholders voted at the meeting (excluding abstaining votes); or

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the total number of shares of non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.

The Companies Law provides for an initial three-year term for an external director, which may be extended for one additional three-year term. External directors may be removed only:

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by a court, and then only if

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the external directors cease to meet the statutory qualifications for their appointment;

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they violate their duty of loyalty to the company;

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the director is unable to perform his or her post on a regular basis; or

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during his or her tenure, the director was convicted in a court outside of the State of Israel on accounts of bribery, deceit, offenses by managers of a corporate body or offenses involving misuse of inside information; or

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If the board of directors determines that the external director has ceased to meet the statutory qualification for appointment or that the external director has violated his or her duty of loyalty to the company, the board shall call a general meeting of the shareholders and any such external director may be removed for such reason(s) by a resolution of the general meeting approved by the same special majority as required for such external director’s election.

In the event of a vacancy created by an external director, our board of directors is required under the Companies Law to call a shareholders’ meeting to appoint a new external director as soon as practicable.

External directors may be compensated only in accordance with regulations adopted under the Companies Law. The regulations provide three alternatives for cash compensation to external directors: a fixed amount determined by the regulations, an amount within a range set in the regulations, or an amount that shall not be lower than the compensation received by another director nor higher than the average compensation to other directors. “Another” or “other” directors are defined in the applicable regulations as directors of the company that are not external directors and who are not (1) controlling shareholders of the company or (2) employees or service providers of the company on a regular basis or (3) serving at, or providing services on a regular basis, to a company that controls the company or to a company that is under common control with the company or (4) directors who do not receive compensation from the company .. A company also may issue shares or options to an external director at an amount not lower than that received by another director (as defined in the applicable regulations) nor higher than the average amount granted to other directors (as defined in the applicable regulations). Cash compensation at the fixed amount determined by the regulations does not require shareholder approval. Compensation determined in any other manner requires the approval of the company’s audit committee, board of directors and shareholders. Compensation of external directors must be determined prior to their consent to serve as an external director.

Nasdaq Market Governance Requirements for Foreign Private Issuers

Assuming that we maintain our status as a foreign private issuer, under the Nasdaq Market rules, a foreign private issuer may generally follow its home country rules of corporate governance except for certain matters such as composition of the Audit Committee (as discussed below). For U.S. domestic companies, Nasdaq Capital Market rules specify that the board of directors must contain a majority of independent directors by 12 months from the date of its initial public offering. We intend to comply voluntarily with this requirement no later than the special meeting of our shareholders to elect external directors under the Companies Law, which we are required to hold within three months of the closing of this offering. We intend that the persons nominated as external directors also will enable us to satisfy the independence requirements under the Nasdaq Capital Market listing requirements. See “Description of Share Capital — Approval of Related Party Transactions” for a discussion of the requirements of Israeli law regarding special approvals for transactions involving directors, officers or controlling shareholders. Investors are cautioned that there are other Nasdaq governance requirements with which, as a foreign private issuer, we may elect not to comply.

Code of Conduct

Our board of directors has adopted a code of conduct applicable to all of our directors, officers and employees as required by the Nasdaq Market rules, which also complies with the definition of a “code of ethics” set out in Section 406(c) of the Sarbanes-Oxley Act of 2002.

Committees of the Board of Directors

Our board of directors has established two standing committees, the audit committee and the compensation committee, and will establish a nominating and governance committee.

Audit Committee

Under the Companies Law, the board of directors of any public company must establish an audit committee. The audit committee must consist of at least three directors and must include all of the external directors. The audit committee may not include the chairman of the board, any director employed by the company or providing services to the company on an ongoing basis, a controlling shareholder or any of the controlling shareholder’s relatives. In addition, under the listing requirements of the Nasdaq Market, we also are required to maintain an audit committee of at least three members, all of whom are independent directors under the Nasdaq Capital Market listing requirements. The rules of the Nasdaq Market also require that at least one member of the audit committee be a financial expert, and subject to the issuance of applicable regulations under the Companies Law, at least one of the external directors will have to have accounting and financial expertise.

Our audit committee will operate pursuant to a written charter and will be comprised of three members, of whom two will be the external directors. One of the members will be designated as the audit committee financial expert. Following the election of external directors, the committee will be comprised of the two external directors and at least one other independent director, one of whom will be a financial expert. At that time, the composition and function of the audit committee will meet the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder as well as the Nasdaq Market rules.

The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. Under the Companies Law, the audit committee also is required to monitor deficiencies in the administration of the company, including by consulting with the internal auditor and recommend remedial actions with respect to such deficiencies, and to review and approve related party transactions.

Compensation Committee

Our compensation committee will operate pursuant to a written charter and will be comprised of three members. Following the election of external directors, the committee will be comprised of at least one external director and at least two other independent directors. At that time, the composition and functions of the compensation committee will meet the requirements of the Nasdaq Capital Market rules, with which we will comply voluntarily. The compensation committee makes recommendations to the board of directors regarding the issuance of employee share options under our share option and benefit plans and determines salaries and bonuses for our chief executive officer and our other executive officers and incentive compensation for our other employees.

Nominating and Governance Committee

We intend to establish a nominating and governance committee that will be responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the committee will be responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. At that time, the composition and function of our nominating and governance committee will meet the requirements of the rules of the Nasdaq Capital Market, with which we will comply voluntarily.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor nominated by the audit committee. The role of the internal auditor is to examine whether a company’s actions comply with the law and proper business procedure. The internal auditor may be an employee of the company employed specifically to perform internal audit functions but may not be an interested party or office holder, or a relative of any interested party or office holder, and may not be a member of the company’s independent accounting firm or its representative. The Companies Law defines an interested party as a holder of 5% or more of the shares or voting rights of a company, any person or entity that has the right to nominate or appoint at least one director or the general manager of the company or any person who serves as a director or as the general manager of a company. The internal auditor shall not be terminated without his or her consent, nor shall he or she be suspended from such position unless the board of directors has so resolved after hearing the opinion of the audit committee and after giving him or her opportunity to present his or her case to the board and to the audit committee. We expect to appoint an internal auditor meeting the requirements of the Companies Law promptly following the closing of this offering.

Executive Officer and Director Compensation

The aggregate direct compensation we paid to our officers as a group (five persons) for the year ended December 31, 2004 was approximately $569,000, which included approximately $75,000 that was set aside or accrued to provide for pension, retirement, severance or similar benefits. This amount does not include expenses we incurred for other payments, including dues for professional and business associations, business travel and other expenses, and other benefits commonly reimbursed or paid by companies in Israel. We did not pay our officers who also serve as directors any separate compensation for their directorship during 2004, other than reimbursements for travel expenses.

The aggregate direct compensation we paid to our directors who are not officers for their services as directors as a group (two of the four directors) for the year ended December 31, 2004 was approximately $11,000. Directors are also reimbursed for expenses incurred in order to attend board or committee meetings.

As of the date of this prospectus, there were outstanding options to purchase 95,000 ordinary shares granted to three of our directors and officers, at a weighted average exercise price of $1.72 per share. These options were granted under our employees share option plans described below. We are also committed to grant to Yacov Kaufman, our Chief Financial Officer as of the date of this prospectus, options to purchase 57,000 of our ordinary shares at an exercise price per share equal to the initial offering price of this offering. These options will be granted under our 2003 Option Plan.

Subject to approvals by our audit committee, board of directors and shareholders, each of our external directors will receive an annual gross fee of $20,000, and upon appointment, will be granted options to purchase 60,000 of our ordinary shares under our 2003 Plan on the terms and conditions contained in our standard option agreement (see “Employee Benefit Plans – The 2003 Plan” below).

Employee Benefit Plans

We maintain two equity incentive plans, each adopted under Section 102 of the Israeli Income Tax Ordinance. In 1999, we adopted our first share option plan, which we refer to herein as the 1999 Plan. In 2003, we adopted a new plan, which we refer to herein as the 2003 Plan. Both the 1999 Plan and the 2003 Plan are qualified under Section 102 of the Israeli Income Tax Ordinance, which provides certain tax benefits in connection with share-based compensation. Please also see note 10 of our financial statements included in this prospectus for information on the options issued under our plans.

The 1999 Plan

Under the 1999 Plan, we were permitted to grant to our employees options to purchase our ordinary shares. A total of 627,000 ordinary shares were subject to the plan. Options under the plan were issued to a trustee who holds the options on behalf of individual employees. Provided that the trustee holds the options or, upon exercise, the underlying shares, for at least two years, an employee may defer recognition of taxable income until the earlier of (i) the transfer of the underlying shares from the trustee to the employee or (ii) the sale of the underlying shares to any other third party. Once the underlying shares are transferred by the trustee, the employee is subject to tax at ordinary income tax rates. We could recognize expenses pertaining to the options for tax purposes. Since the approval of the 2003 Plan we have ceased granting options under the 1999 Plan and Section 102 of the Israeli Income Tax Ordinance.

Our board of directors has the authority to administer this plan and may also delegate authority to a compensation committee.

All options granted pursuant to the 1999 Plan have either expired or were exercised into ordinary shares, all of which are being held by the trustee in accordance with the 1999 Plan.

The 2003 Plan

Under the 2003 Plan, we may grant to our directors, officers, employees, service providers and controlling shareholders options to purchase our ordinary shares. Following an increase in the number of shares available for grant approved by our board of directors and shareholders in November 2005, a total of 1,368,000 ordinary shares are subject to the 2003 Plan. Any expired or cancelled options are available for reissuance under the 2003 Plan. Our employees and directors may only be granted options under Section 102 of the Israeli Income Tax Ordinance, which provides for a beneficial tax treatment, and our non-employees (such as service providers and controlling shareholders) may only be granted options under another section of the Tax Ordinance, which does not provide for similar tax benefits. To be approved under Section 102, options must be issued through a trustee, and if held by the trustee for the minimum required period, the employees and directors are entitled to defer any taxable event with respect to the options until the earlier to occur of (i) the transfer of the underlying shares from the trustee to the employee or director or (ii) the sale of the underlying shares to any other third party. Based on elections made by us, our employees and directors will only be subject to capital gains tax of 25% on the sale of the shares underlying their options, provided that the trustee holds their options or, upon their exercise, the underlying shares for at least 24 months following the end of the calendar year in which the options were granted. We may not recognize expenses pertaining to the options for tax purposes.

The tax treatment with respect to options granted to employees and directors under the 2003 Plan is the result of our election of the capital gains tax track under Section 102 of the Israeli Income Tax Ordinance. Section 102 also provides for an income tax track, under which, among other things, the benefit to the employees will be taxed as income, the issuer will be allowed to recognize expenses for tax purposes, and the minimum holding period for the trustee will be 12 months from the end of the calendar year in which such options are granted. We will be able to change our election with respect to future grants under the 2003 Plan after the close of 2004. In addition, we will be able to make a different election under a new plan.

Our board of directors has the authority to administer the 2003 Plan and to grant options under the plan. However, a compensation committee appointed by the board may provide recommendations to the board with respect to the administration of the plan and also has full power, among other things, to alter any restrictions and conditions of the options, accelerate the rights of an optionee to exercise options and determine the exercise price of the options. Following the closing of this offering, the Compensation Committee will administer the 2003 Plan.

Options granted to date under the 2003 Plan vest over three years from the grant date so that 40% vest after 12 months and an additional 30% vest after each 12 months thereafter. Options under the 2003 Plan were generally granted at an exercise price of $1.72 per share. See “— Employment Agreements” for a description of options to be granted under the 2003 Plan to our Chief Financial Officer.

Options granted to date under the 2003 Plan generally expire within five years of the grant date unless extended by the compensation committee. Options may be exercised only if vested and provided that the holder is employed by us or provides us services continuously from the time of granting of the option until the date of exercise. However, if termination of employment is without cause, vested options may be exercised for a period of 90 days from the date of termination of employment; and if termination is the result of death or disability, vested options may be exercised for a period of 12 months after the date of termination. In addition, the compensation committee may extend the exercise period of options held by employees whose employment was terminated for a period not exceeding their expiration date.

The 2003 Plan does not provide for acceleration of the vesting period upon the occurrence of certain corporate transactions. However, the compensation committee may provide in individual option agreements that if the options are not substituted or exchanged by a successor company, then the vesting of the options shall accelerate.

Adjustments to the number of options or exercise price shall not be made in the event of rights offering on outstanding shares. Sale of the underlying shares is subject to a right of first refusal until the consummation of our initial public offering.

Employment Agreements

We have entered into employment agreements, effective upon completion of this offering, with our co-founder and Chief Executive Officer, Yaron Adler, and our co-founder and Chief Product Officer, Ofer Adler, to retain their continuing services. The employment agreements do not provide for a specified term and may be terminated by either party upon ninety days’ prior notice, except that the executives may not terminate their agreements prior to the second anniversary of the closing of this offering. Upon termination by us of the employment of either of these executives other than for “cause” (as set forth in the agreements), we are required to continue to pay the terminated executive his salary, benefits and bonus until the end of the 90 day notice period. However, we will have the option to pay the terminated executive a lump sum equal to all amounts due as of the notice date. As required by Israeli law, we will also remit severance payment to the terminated executive in an amount equal to one month’s salary for each year of employment with us. Such amount of severance payment will be remitted to the executives even if they voluntarily terminate their employment with us. In the event that we terminate either of Messrs. Adlers’ employment for “cause,” we will not be required to give prior notice and/or to pay the executive severance payment, except for payment required by Israeli law. In the event that the executive resigns without giving the required notice period, we may deduct from the money that we owe the executive an amount equal to the wages to which he would have been entitled had he worked during the notice period.

In addition to a base monthly salary of $17,500 per month for each of them, their employment agreements provide that, subject to certain conditions, each executive will be entitled to an annual bonus in the amount of 2% of our annual income before taxes on income as set forth in our annual audited financial statements. In the event that the annual financial statements are subsequently restated or adjusted in a manner that affects the calculation of a bonus already paid, then such bonus shall be adjusted, and either we will pay additional bonus to the executives or the executives will remit back to us a portion of the bonus previously paid. Furthermore, at the end of each year, our compensation committee shall review the executives’ performance and may set an additional bonus amount to be paid at the end of the year.

Both Yaron Adler and Ofer Adler have agreed not to compete with us during the term of the agreement and for a period of two years thereafter. The agreements also contain customary confidentiality and intellectual property provisions.

Our employment agreement with Yacov Kaufman provides that he is entitled to a monthly salary of $10,000. In addition, as of the date of this prospectus, we will grant Mr. Kaufman options to purchase 57,000 of our ordinary shares at an exercise price per share equal to the initial offering price of this offering. The options will be granted under our 2003 Option Plan and will vest 40% on the first anniversary of Mr. Kaufman’s employment with the Company and 30% on each of the next two anniversaries. However, if Mr. Kaufman’s employment is terminated by us prior to the first vesting date other than for “cause” (as set forth in the agreement), then 40% of the options shall immediately vest.

The employment agreement with Mr. Kaufman does not provide for a specified term and may be terminated by either party upon 60 days’ prior notice. Mr. Kaufman will be entitled to a termination payment equal to twice his last month’s salary in the event that his employment is terminated by us other than for “cause” and prior to the second anniversary of his employment with the Company. Upon termination by us of the employment of Mr. Kaufman other than for “cause,” we are required to continue to pay the terminated executive his salary and benefits until the end of the 60 day notice period. However, we will have the option to pay the terminated executive a lump sum equal to all amounts due as of the notice date. As required by Israeli law, we will also remit severance payment to the terminated executive in an amount equal to one month’s salary for each year of employment with us. Such amount of severance payment will be remitted to the executive even if he voluntarily terminates his employment with us. In the event that we terminate Mr. Kaufman’s employment for “cause,” we will not be required to give prior notice or to pay the executive severance payment, except for payment required by Israeli law. In the event that the executive resigns without giving the required notice period, we may deduct from the money that we owe him an amount equal to the wages to which he would have been entitled had he worked during the notice period.

Mr. Kaufman has agreed not to compete with us during the term of the agreement and for a period of two years thereafter.  The agreement also contains customary confidentiality and intellectual property protection provisions.

We also have existing employment agreements with our other executive officers. These agreements do not contain any change of control provisions and otherwise contain salary, benefit and noncompetition provisions that we believe to be customary in our industry.

Exculpation, Indemnification and Insurance of Directors and Officers

Our articles of association allow us to indemnify, exculpate and insure our office holders, which includes our directors, to the fullest extent permitted by the Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders if the office holder is a director. Our articles of association also allow us to insure or indemnify any person who is not an office holder, including any employee, agent, consultant or contractor who is not an office holder.

Under the Companies Law, a company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance against monetary liability incurred in his or her capacity as an office holder whether imposed in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court, the indemnification must be limited to foreseeable events in light of the company’s actual activities at the time of the indemnification undertaking and to a specific sum or a reasonable criterion under such circumstances, as determined by the board of directors. However, as described below, an undertaking to indemnify an office holder in advance of an event need not be limited with respect to reasonable litigation expenses, including attorneys’ fees.

Under the Companies Law, only if and to the extent provided by its articles of association, a company may indemnify an office holder against the following liabilities or expenses incurred in his or her capacity as an office holder:

•

any monetary liability whether imposed on him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court;

•

reasonable litigation expenses, including attorneys’ fees, incurred by him or her as a result of an investigation or proceedings instituted against him or her by an authority empowered to conduct an investigation or proceedings, which are concluded either (i) without the filing of an indictment against the office holder and without the levying of a monetary obligation in lieu of criminal proceedings upon the office holder, or (ii) without the filing of an indictment against the office holder but with levying a monetary obligation in substitute of such criminal proceedings upon the office holder for a crime that does not require proof of criminal intent; and

•

reasonable litigation expenses, including attorneys’ fees, in proceedings instituted against him or her by the company, on the company’s behalf or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent.

Under the Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder, if and to the extent provided for in its articles of association. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

A company may, in advance only, exculpate an office holder for a breach of the duty of care. However, a company may not so exculpate an office holder for a breach of the duty of care in connection with a distribution of dividends or a repurchase of the company’s securities. A company may not exculpate an office holder from a breach of the duty of loyalty towards the company.

Under the Companies Law, however, an Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly, or an action committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

Our board of directors and shareholders have resolved to indemnify our directors and our Chief Financial Officer to the extent permitted by law and by our articles of association for liabilities not covered by insurance and that are of certain enumerated events, subject to an aggregate sum equal to 50.0% of the shareholders equity as set forth in the financial report of the preceding year to which a claim for indemnification is made.

RELATED PARTY TRANSACTIONS

Registration Rights

In April 2000, holders of our preferred shares were granted “piggyback” registration rights with respect to ordinary shares issued upon conversion of their preferred shares. Therefore, we are obligated to notify these holders of any registration statement that we plan to file (except for registration statements relating to employee benefit plans or under Rule 145 of the Securities Act of 1933) and, if requested, to include their shares in the registration statement. If the registration is for an underwritten offering of our ordinary shares, and the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, then the ordinary shares to be included in that underwritten offering shall be apportioned first to us. In addition, our board of directors has the right not to permit registration of our shareholders’ shares if it determines in good faith that the registration would be detrimental to us.

We have agreed to pay the expenses incurred in carrying out the above registrations, including the fees of one counsel for the selling shareholders, but excluding underwriting discounts, commissions and any transfer taxes.

Subsequent to a registration in which a shareholder entitled to the above registration rights could have participated, the registration rights shall expire as to this shareholder when he, she or it has sold in the aggregate not less than 90% of the shares with respect to which the shareholder was entitled to these registration rights as of the date granted.

In connection with this offering, each of our shareholders has waived his, her or its right to participate in this offering except to the extent of their participation, if any, in the underwriters’ overallotment option. In addition, the shareholders who have executed “lock-up” agreements in connection with this offering have agreed not to exercise any “piggyback” rights they may have for a period of 12 months from the closing of this offering.

Other

In February 2003, we loaned an amount of $42,736 to Ofer Adler, our Chief Product Officer and a director. The loan was payable within six months of the date of grant, was linked to the Israeli consumer price index and carried an interest rate of 4%. Mr. Adler repaid the loan in June 2004.

See “Description of Share Capital — Approval of Related Party Transactions” for a discussion of the requirements of Israeli law regarding special approvals for transactions involving directors, officers or controlling shareholders.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus and as adjusted to reflect the sale of our ordinary shares in this offering by:

•

each person or group of affiliated persons that we know beneficially owns more than 5% of our outstanding ordinary shares;

•

each of our executive officers;

•

each of our directors;

•

all of our directors and officers as a group; and

•

each of our other selling shareholders who may sell ordinary shares if the underwriters exercise the over-allotment option.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Ordinary shares that are subject to warrants or stock options that are presently exercisable or exercisable within 60 days of a specified date are deemed to be outstanding and beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

Except as indicated in the footnotes to this table, each shareholder in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage ownership is based on 6,873,668 ordinary shares outstanding on November 30, 2005, adjusted to reflect the 38-for-one ordinary share split effected as a share dividend and the conversion of all preferred shares on a 38-for-one basis, and the same number of ordinary shares outstanding following the closing of the offering, excluding and including the underwriters’ over-allotment option. Our major shareholders do not have different voting rights. To our knowledge, three of the holders of record of our equity securities, owning approximately 3.7% of our outstanding ordinary shares as of November 30, 2005, are U.S. persons. Unless otherwise noted below, each shareholder’s address is c/o IncrediMail Ltd., 2 Kaufman Street, Tel Aviv, Israel.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering (Excluding Exercise of Over-Allotment Option)		Shares Being Offered in Over-Allotment Option	Shares Beneficially Owned After Offering (Including Exercise of Over-Allotment Option)
	Number	Percent	Number	Percent	Amount	Number	Percent

Executive Officers and Directors:
Yaron Adler (1)	1,520,000	22.11%	1,520,000	16.20%	159,067	1,360,933	14.52%
Ofer Adler (2)	1,900,000	27.64%	1,900,000	20.27%	198,833	1,701,167	18.15%
Gil Pry-Dvash (3)	183,920	2.67%	183,920	1.84%	17,100	166,820	1.77%
Yacov Kaufman	-	-	-	-	*	*	*
Dan Blumenfeld	*	*	*	*	*	*	*
Tamar Gottlieb	*	*	*	*	*	*	*
Gittit Guberman	*	*	*	*	*	*	*
Yair M. Zadik	*	*	*	*	*	*	*
All directors and executive officers as a group (8 persons) (4)	3,743,380	54.16%	3,743,380	39.77%	375,000	3,368,380	35.79%
Other 5% Shareholders:
Balmore S.A. (5)	436,810	6.35%	436,810	4.66%	-	436,810	4.66%
Austost Anstalt Schaan (6)	436,810	6.35%	436,810	4.66%	-	436,810	4.66%

——————

*

Less than 1%

(1)

Yaron Adler disclaims beneficial ownership of an additional 79,800 ordinary shares owned by an initial shareholder of our company, due to an irrevocable proxy of the shareholder that instructs the proxy holder to vote such ordinary shares in accordance with the vote of Yaron Adler.

(2)

Ofer Adler disclaims beneficial ownership of an additional 100,700 ordinary shares owned by the same initial shareholder referenced in footnote number (1) above, due to an irrevocable proxy of the shareholder that instructs the proxy holder to vote such ordinary shares in accordance with the vote of Ofer Adler.

(3)

Includes options to purchase 20,520 ordinary shares at an exercise price of $1.70 per share, exercisable with 60 days of November 30, 2005 and expiring in December 2008.

(4)

Includes options to purchase 38,380 ordinary shares at an exercise price of $1.70 per share, exercisable within 60 days of November 30, 2005 and expiring between December 2008 and December 2009.

(5)

A British Virgin Islands corporation, located at Trident Chambers, P.O. Box 146, Road Town Tortola, British Virgin Islands. Balmore S.A. is controlled by Leguas Stiftung, a Liechtenstein corporation, which is controlled by Mr. Martin Schlaff, an Austrian citizen, and his family.

(6)

A Liechtenstein corporation, located at Landstrasse 8, 9496 Balzers Pl, Liechtenstein. Austost Anstalt Schaan is controlled by Bawag Bank für Arbeit und Wirstschaft AG, a Bank located in Vienna, Austria, which is controlled by multiple Austrian Unions.

DESCRIPTION OF SHARE CAPITAL

Share Capital

As of September 30, 2005 and as of the date of this prospectus, after giving effect to an increase in our authorized share capital approved by our shareholders and to a 38-for-one ordinary share split effected as a share dividend, our authorized share capital consists of 14,191,010 ordinary shares and 808,990 redeemable convertible preferred shares, each with a par value of NIS 0.01 per share. As of September 30, 2005 and as of the date hereof, we had 5,108,720 issued and outstanding ordinary shares and 46,446 issued and outstanding preferred shares convertible into 1,764,948 ordinary shares. Immediately prior to the closing of this offering all of our outstanding preferred shares will automatically convert into an aggregate of 1,764,948 ordinary shares. All issued and outstanding ordinary shares and preferred shares are fully paid.

Upon the closing of this offering, our authorized share capital will consist of 15,000,000 ordinary shares, NIS 0.01 par value, of which 9,373,668 ordinary shares will be issued and outstanding. In addition, subject to the prior creation of the class of shares by our shareholders, our board of directors will have the authority to issue other shares and securities, which are convertible or may be exercised into shares, up to the limit of our authorized share capital, without the need for shareholders approval. For information on our equity incentive plans and outstanding stock options thereunder, please see “Management – Employee Benefit Plans.”

During the three years ended September 30, 2005, there were no significant changes in our share capital except that during such period, (i) in October 2003, 114,000 ordinary shares were issued in payment for services rendered to us, (ii) the holders of 1,010 preferred shares converted such shares into ordinary shares on a one-for-one basis, now representing 38,380 ordinary shares (510 preferred shares have been converted into ordinary shares, now representing 19,380 ordinary shares, since January 1, 2005), and (iii) we issued 589,000 ordinary shares upon the exercise of outstanding stock options. The foregoing share numbers give effect to the 38-for-one ordinary share split effected as a share dividend.

All of our issued and outstanding ordinary shares are duly authorized, validly issued, fully paid and non-assessable. Our articles of association and the laws of the State of Israel do not restrict the ownership or voting of ordinary shares by non-residents of Israel, except with respect to citizens of countries that are in a state of war with Israel.

Dividend and Liquidation Rights

The holders of the ordinary shares to be sold in this offering will be entitled to their proportionate share of any cash dividend, share dividend or dividend in kind declared with respect to our ordinary shares on or after the date of this prospectus. We may declare dividends out of profits legally available for distribution. Under the Companies Law, a company may distribute a dividend only if the distribution does not create a reasonable risk that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company’s profits, as defined under the Companies Law. If the company does not meet the profit requirement, a court may allow it to distribute a dividend, as long as the court is convinced that there is no reasonable risk that such distribution might prevent the company from being able to meet its existing and anticipated obligations as they become due.

Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association provide that the board of directors may declare and distribute dividends without the approval of the shareholders. In the event of our liquidation, holders of our ordinary shares have the right to share ratably in any assets remaining after payment of liabilities, in proportion to the paid-up par value of their respective holdings.

These rights may be affected by the grant of preferential liquidation or dividend rights to the holders of a class of shares that may be authorized in the future.

Voting, Shareholder Meetings and Resolutions

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. This right may be changed if shares with special voting rights are authorized in the future.

Under the Companies Law, an annual general meeting of our shareholders should be held once every calendar year, but no later than 15 months from the date of the previous annual general meeting. The quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy holding in the aggregate at least 33.3% of the voting power. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairperson of the board of directors designates in a notice to the shareholders with the consent of the holders of the majority voting power represented at the meeting voting on the question of adjournment. In the event of a lack of quorum in a meeting convened upon the request of shareholders, the meeting shall be dissolved. At the reconvened meeting, the required quorum consists of any number of shareholders present in person or by proxy.

Our board of directors may, in its discretion, convene additional meetings as “special general meetings.” In addition, the board must convene a special general meeting upon the demand of two of the directors, one fourth of the nominated directors, one or more shareholders having at least 5% of outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company. The chairperson of the board of directors presides at each of our general meetings. The chairperson of the board of directors is not entitled to a vote at a general meeting in his capacity as chairperson.

Most shareholders’ resolutions, including resolutions to:

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amend our articles of association (except as set forth below);

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make changes in our capital structure such as a reduction of capital, increase of capital or share split, merger or consolidation;

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authorize a new class of shares;

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elect directors, other than external directors;

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appoint auditors; or

•

approve most transactions with office holders;

will be deemed adopted if approved by the holders of a majority of the voting power represented at a shareholders’ meeting, in person or by proxy, and voting on that resolution. Except as set forth in the following sentence none of these actions require the approval of a special majority. Amendments to our articles of association relating to the election and vacation of office of directors, the composition and size of the board of directors and the insurance indemnification and release in advance of the company’s office holders with respect to certain liabilities incurred by them require the approval at a general meeting of shareholders holding more than two-thirds of the voting power of the issued and outstanding share capital of the company.

Notices

Under the Companies Law, shareholders’ meetings require prior notice of at least 21 days.

Modification of Class Rights

The Companies Law provides that, unless otherwise provided by the articles of association, the rights of a particular class of shares may not be adversely modified without the vote of a majority of the affected class at a separate class meeting.

Election of Directors

Our ordinary shares do not have cumulative voting rights in the election of directors. Therefore, the holders of ordinary shares representing more than 50% of the voting power at the general meeting of the shareholders, in person or by proxy, have the power to elect all of the directors whose positions are being filled at that meeting, to the exclusion of the remaining shareholders. External directors are elected by a majority vote at a shareholders’ meeting, provided that either:

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the majority of shares voted for the election includes at least one-third of the shares of non-controlling shareholders voted at the meeting (excluding abstaining votes); or

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the total number of shares of non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.

See “Management — Board of Directors” regarding our staggered board.

Approval of Related Party Transactions

Office Holders

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as any director, general manager, chief business manager, deputy general manager, vice general manager, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of these positions regardless of that person’s title. Each person listed in the table under “Management — Executive Officers and Directors” is an office holder under the Companies Law.

Fiduciary duties. An office holder’s fiduciary duties consist of a duty of loyalty and a duty of care. The duty of loyalty requires the office holder to act in good faith and to the benefit of the company, to avoid any conflict of interest between the office holder’s position in the company and any other of his or her positions or personal affairs, and to avoid any competition with the company or the exploitation of any business opportunity of the company in order to receive personal advantage for himself or others. This duty also requires him or her to reveal to the company any information or documents relating to the company’s affairs that the office holder has received due to his or her position as an office holder. The duty of care requires an office holder to act with a level of care that a reasonable office holder in the same position would employ under the same circumstances. This includes the duty to use reasonable means to obtain information regarding the advisability of a given action submitted for his or her approval or performed by virtue of his or her position and all other relevant information pertaining to these actions.

Compensation. Under the Companies Law, all compensation arrangements for office holders who are not directors require approval of the board of directors, unless the articles of association provide otherwise. Our compensation committee is required to approve the compensation of all office holders. Arrangements regarding the compensation of directors (including officers who are also directors) require audit committee, board and shareholder approval.

Disclosure of personal interest. The Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. “Personal interest”, as defined by the Companies Law, includes a personal interest of any person in an act or transaction of the company, including a personal interest of his relative or of a corporate body in which that person or a relative of that person is a 5% or greater shareholder, a holder of 5% or more of a company’s outstanding shares or voting rights, a director or general manager, or in which he or she has the right to appoint at least one director or the general manager. “Personal interest” does not apply to a personal interest stemming merely from the fact that the office holder is also a shareholder in the company.

The office holder must make the disclosure of his personal interest without delay and no later than the first meeting of the company’s board of directors that discusses the particular transaction. This duty does not apply to the personal interest of a relative of the office holder in a transaction unless it is an “extraordinary transaction”. The Companies Law defines an extraordinary transaction as a transaction not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities, and defines a relative as a spouse, sibling, parent, grandparent, descendent, spouse’s descendant and the spouse of any of the foregoing.

Approvals. The Companies Law provides that a transaction with an office holder or a transaction in which an office holder has a personal interest may not be approved if it is adverse to the company’s interest. In addition, such a transaction generally requires board approval, unless the transaction is an extraordinary transaction or the articles of association provide otherwise. If the transaction is an extraordinary transaction, or if it concerns exculpation, indemnification or insurance of an office holder, then in addition to any approval stipulated by the articles of association, approval of the company’s audit committee and the board of directors is required. Exculpation, indemnification, insurance or compensation of a director also would require shareholder approval. A director who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not attend that meeting or vote on that matter, unless a majority of the board of directors or the audit committee also has a personal interest in the matter. If a majority of the board of directors or the audit committee has a personal interest in the transaction, shareholder approval is also required.

Shareholders

The Companies Law imposes the same disclosure requirements, as described above, on a controlling shareholder of a public company that it imposes on an office holder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

Approval of the audit committee, the board of directors and our shareholders is required for:

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extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest; and

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employment of a controlling shareholder or a relative of a controlling shareholder.

The shareholder approval must include the majority of shares voted at the meeting. In addition, either:

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the majority must include at least one-third of the shares of the voting shareholders who have no personal interest in the transaction voted at the meeting (excluding abstaining votes); or

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the total shareholdings of those who have no personal interest in the transaction and who vote against the transaction must not represent more than 1% of the aggregate voting rights in the company.

Under the Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his or her power in the company including, among other things, when voting in a general meeting of shareholders or in a class meeting on the following matters:

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any amendment to the articles of association;

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an increase in the company’s authorized share capital;

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a merger; or

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approval of related party transactions that require shareholder approval.

A shareholder has a general duty to refrain from depriving any other shareholder of their rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder or class vote and any shareholder who , pursuant to the company’s articles of association has the power to appoint or prevent the appointment of an office holder in the company is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty of fairness.

Anti-Takeover Provisions; Mergers and Acquisitions

Merger. The Companies Law permits merger transactions with the approval of each party’s board of directors and shareholders, except that when the merger involves one of the following companies, the approval of the shareholders of these companies is not required:

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an absorbed company which is under the full control and ownership of the surviving company; or

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a surviving company, if all of the following conditions are met: (i) the merger does not entail an amendment of the articles of association or memorandum of association of the surviving company, (ii) the surviving company does not issue in the course of the merger more than twenty percent of the voting rights in the company, and as a result of the share issuance no person shall become a controlling shareholder in the surviving company, and (iii) circumstances that would otherwise mandate an approval by a special majority of the shareholders (as described in the following paragraph) do not exist.

At the general meeting of a merging company which shares are held by the other party to the merger or by any person holding at least 25% of any control measures of the other party to the merger, a merger shall not be deemed approved if the shareholders holding the majority of the voting power present at the meeting object to the merger. In calculating this majority, (i) the abstaining shareholders and (ii) shareholders that are part of the other party to the merger or hold 25% or more of any control measures of the other party to the merger are excluded. Shares held by relatives or companies controlled by a person are deemed held by that person. The term “control measures” of a company includes, among other things, voting power or means of appointing the board of directors.

Under the Companies Law, a merging company must inform its creditors of the proposed merger. Any creditor of a party to the merger may seek a court order to delay or block the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger. Moreover, a merger may not be completed until all of the required approvals have been filed by both merging companies with the Israeli Registrar of Companies and (i) 30 days have passed from the time both companies’ shareholders resolved to approve the merger, and (ii) at least 50 days have passed from the time that the merger proposal was filed with the Israeli Registrar of Companies.

Tender Offer. The Companies Law requires a purchaser to conduct a tender offer in order to purchase shares in publicly held companies, if as a result of the purchase the purchaser would hold more than 25% of the voting rights of a company in which no other shareholder holds more than 25% of the voting rights, or the purchaser would hold more than 45% of the voting rights of a company in which no other shareholder holds more than 45% of the voting rights. The requirement to conduct a tender offer shall not apply to (i) the purchase of shares in a private placement, provided that such purchase was approved by the company’s shareholders as a private placement that is intended to provide the purchaser with more than 25% of the voting rights of a company in which no other shareholder holds more than 25% of the voting rights, or with more than 45% of the voting rights of a company in which no other shareholder holds more than 45% of the voting rights; (ii) a purchase from a holder of more than 25% of the voting rights of a company that results in a person becoming a holder of more than 25% of the voting rights of a company, and (iii) a purchase from the holder of more than 45% of the voting rights of a company that results in a person becoming a holder of more than 45% of the voting rights of a company.

Under the Companies Law, a person may not purchase shares of a public company if, following the purchase of shares, the purchaser would hold more than 90% of the company’s shares or of any class of shares unless the purchaser makes a tender offer to purchase all of the target company’s shares or all the shares of the particular class, as applicable. If, as a result of the tender offer, the purchaser would hold more than 95% of the company’s shares or a particular class of shares, the ownership of the remaining shares will be transferred to the purchaser. However, if the purchaser is unable to purchase 95% or more of the company’s shares or class of shares, the purchaser may not own more than 90% of the shares or class of shares of the target company.

Tax Law. Israeli tax law treats some acquisitions, such as a stock-for-stock swap between an Israeli company and a foreign company, less favorably than U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation. Please see “Israeli Taxation.”

Transfer Agent and Registrar; Registration Number

American Stock Transfer and Trust Company is the transfer agent and registrar for our ordinary shares. Our registration number with the Israeli Companies Registrar is 51-284949-8.

Listing

We have applied to list our ordinary shares for quotation on the Nasdaq Capital Market under the symbol “MAIL.” No assurance can be given that such listing will be approved.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As we describe below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our ordinary shares in the public market after the restrictions lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

Upon the closing of this offering, we will have 9,373,668 ordinary shares outstanding. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. However, if shares are purchased by “affiliates,” as that term is defined in Rule 144 under the Securities Act, their sales of ordinary shares would be subject to volume limitations and other restrictions that are described below.

Other than shares to be sold in this offering, the remaining ordinary shares outstanding upon completion of this offering were issued and sold in reliance on exemptions from the registration requirements of the Securities Act or in transactions outside of the United States and not subject to the Securities Act. These securities may be sold in the public market only if they are registered under the Securities Act, or if they qualify for an exemption from registration under Section 4(1) of the Securities Act or Rule 144 thereunder. These rules are summarized below.

As a result of the lock-up agreements described in “Underwriting” and the provisions of Regulation S, Rule 144, Rule 144(k) and Rule 701, each as promulgated under the Securities Act, our ordinary shares (excluding the shares to be sold in this offering and assuming the underwriters’ over-allotment option is not exercised) will be available for sale in the public market as follows:

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885,172 shares will be eligible for sale on the date of this prospectus;

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304,000 shares will be eligible for sale, subject to applicable volume limitations, beginning 90 days after the date of this prospectus pursuant to Regulation S, Rule 144, Rule 144(k) or Rule 701;

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1,979,496 shares owned by certain large shareholders who are neither directors nor officers will be eligible for sale in accordance with the lock-up agreements, including the volume limitations therein, beginning six months after the date of this prospectus, pursuant to Regulation S, Rule 144, Rule 144(k) or Rule 701; and

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3,705,000 shares will be eligible for sale, subject to applicable volume limitations, upon the expiration of the lock-up agreements, as more particularly and except as described in “Underwriting”, beginning 12 months after the date of this prospectus pursuant to Regulation S, Rule 144, Rule 144(k) or Rule 701.

Regulation S

Shares offered and sold outside the United States without registration under the Securities Act may be resold into the United States or to a U.S. person under Section 4(1) of the Securities Act if the holder is not an affiliate of ours or an underwriter or dealer in securities.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is an affiliate of IncrediMail or has purchased “restricted securities” and has beneficially owned those ordinary shares for at least one year, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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1% of the total number of our ordinary shares then outstanding, which is expected to equal approximately 89,614 ordinary shares immediately after the closing of this offering; or

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the average weekly trading volume of our ordinary shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k) as currently in effect, a person who has not been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned our ordinary shares for at least two years, including the holding period of any owner other than an affiliate, is entitled to sell those shares without regard to volume limitations, manner of sale provisions or information requirements under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, these shares may be sold immediately upon the closing of this offering.

Rule 701

In general, under Rule 701 as currently in effect, any of our directors, employees, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or written employment agreement is eligible to resell such shares 90 days after the effective date of the offering in reliance on Rule 144, by complying with the applicable requirements of Rule 144 other than the holding period conditions.

Stock Options

Following completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register 1,368,000 ordinary shares issuable under our share option plans, including shares subject to outstanding options. The registration statement on Form S-8 is expected to become effective automatically upon filing. Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the public market, immediately following the expiration of or release from the lock-up agreements.

Registration Rights

After the closing of this offering, the holders of approximately 1,803,328 ordinary shares will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to include their ordinary shares in such registration, subject to certain marketing cutbacks and other limitations. The holders of substantially all of these ordinary shares have executed “lock-up” agreements with the underwriters and have agreed not to exercise their piggyback rights for a period of 12 months from the closing of this offering. In addition, we have agreed to sell to the underwriters of this offering, a purchase option to purchase up to a total of 200,000 ordinary shares for which it will have demand and “piggyback” registration rights. See “Underwriting — Representative’s Purchase Option.”

CONDITIONS IN ISRAEL

We are incorporated under the laws of the State of Israel and our principal executive offices and substantially all of our research and development facilities located in Israel. Accordingly, we are affected directly by political, economic and military conditions in Israel. Our operations would be substantially impaired if major hostilities involving Israel occur or if trade between Israel and its present trading partners is curtailed.

Political Conditions

Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. In 1979, however, a peace treaty between Israel and Egypt was signed under which full diplomatic relations were established. In October 1994, Israel and Jordan signed a peace treaty, which provides, among other things, for the commencement of full diplomatic relations between the two countries, including the exchange of ambassadors and consuls. In addition, this treaty expresses the mutual desire of the parties for economic cooperation and calls for both parties to lift economic barriers and discrimination against the other and to act jointly towards the removal of any economic boycotts by third parties. To date, there are no peace treaties between Israel and either Syria or Lebanon.

Since 1993, a series of agreements were signed by Israel and Palestinian representatives, outlining several interim Palestinian self-government arrangements. The implementation of these agreements with the Palestinian representatives has been subject to difficulties and delays and a resolution of all of the differences between the parties remains uncertain. Since 2000, there has been a significant increase in violence, primarily in the West Bank and Gaza Strip, and negotiations between Israel and Palestinian representatives have ceased. In August 2005, the Israeli government began to unilaterally withdraw from the Gaza Strip and four West Bank settlements.

We cannot predict whether any other agreements will be entered into between Israel and its neighboring countries, whether a final resolution of the area’s problems will be achieved, the nature of any resolution of this kind, or whether the current civil unrest will continue and to what extent this unrest will have an adverse impact on Israel’s economic development, on our operations in the future and on our share price.

Despite the progress towards peace between Israel, its Arab neighbors and the Palestinians, some countries, companies and organizations continue to participate in a boycott of Israeli firms. We do not believe that the boycott has had a material adverse effect on our business, but restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on the expansion of our business.

In addition, in November 2005, Prime Minister Ariel Sharon called new elections for the Knesset, the Israeli parliament, for March 2006. In connection with such elections, he resigned from the Likud Party and formed a new party called Kadima.

Military Service

Generally, all male adult citizens and permanent residents of Israel under the age of 48, unless exempt, are obligated to perform up to a maximum of 36 days of military reserve duty annually. Additionally, all of these residents may be called to active duty at any time under emergency circumstances. Currently, a number of our officers and employees located in Israel are obligated to perform annual reserve duty. While we have operated effectively under these requirements since we began operations, we cannot assess the full impact of the requirements on our workforce or business if conditions should change, and we cannot predict the effect any expansion or reduction of these obligations might have on us.

Trade Agreements

Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is also a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. Israel has also been granted preferences under the Generalized System of Preferences from Japan. These preferences allow Israel to export the products covered by these programs either duty-free or at reduced tariffs.

Israel and the U.S. entered into a Free Trade Agreement (FTA) in 1985. Under the FTA, most products receive immediate duty-free status. The FTA eliminated all tariff and some non-tariff barriers on most trade between the two countries in 1995. Israel became associated with the European Economic Community, now known as the European Union, under a 1975 Free Trade Agreement, which confers some advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from those countries over a number of years. Israel is a member of the European Union’s Sixth Research and Development Program, giving Israelis access to research and development tenders in the European Union countries. Since 1993, a free trade agreement has been in effect between Israel and the European Free Trade Association, or EFTA, whose members include Switzerland, Norway, Iceland and Liechtenstein. The agreement grants the exporting countries of EFTA trading with Israel conditions similar to those Israel enjoys with the U.S.

In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China, India and other nations in Asia and Eastern Europe, with which Israel previously had not had these relations.

ISRAELI TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

The following is a summary of the material Israeli tax laws applicable to us, and some Israeli Government programs benefiting us. This section also contains a discussion of some Israeli tax consequences to persons acquiring ordinary shares in this offering. This summary does not discuss all the acts of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Since some parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion.

The discussion below should not be construed as legal or professional tax advice and does not cover all possible tax considerations. Potential investors are urged to consult their own tax advisors as to the Israeli or other tax consequences of the purchase, ownership and disposition of our ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax at the rate of 34% of their taxable income in 2005. The rate was 35% for 2004, and is scheduled to decline to 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter. However, the effective tax rate payable by a company that derives income from an approved enterprise (as discussed below) may be considerably less. Capital gains derived after January 1, 2003 (other than gains derived from the sale of listed securities that are taxed at the prevailing corporate tax rates) are subject to tax at a rate of 25%.

Special Provisions Relating to Taxation under Inflationary Conditions

The Income Tax Law (Inflationary Adjustments), 1985, generally referred to as the Inflationary Adjustments Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is highly complex. Its features, which are material to us, can be generally described as follows:

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Where a company’s equity, as calculated under the Inflationary Adjustments Law, exceeds the depreciated cost of its Fixed Assets (as defined in the Inflationary Adjustments Law), a deduction from taxable income is permitted equal to the excess multiplied by the applicable annual rate of inflation. The maximum deduction permitted in any single tax year is 70% of taxable income, with the unused portion permitted to be carried forward , based on the change in the consumer price index.

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If the company’s depreciated cost of Fixed Assets exceeds its equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income.

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Subject to certain limitations, depreciation deductions on Fixed Assets and losses carried forward are adjusted for inflation based on the change in the consumer price index.

The Minister of Finance may, with the approval of the Knesset Finance Committee, determine by decree, during a certain fiscal year (or until February 28th of the following year) in which the rate of increase of the Israeli consumer price index would not exceed or did not exceed, as applicable, 3.0%, that some or all of the provisions of the Inflationary Adjustments Law shall not apply with respect to such fiscal year, or, that the rate of increase of the Israeli consumer price index relating to such fiscal year shall be deemed to be 0%, and to make the adjustments required to be made as a result of such determination.

Law for the Encouragement of Capital Investments, 1959

The Law for Encouragement of Capital Investments, 1959 (the “Investment Law”) provides that capital investments in a production facility (or other eligible assets) may, upon approval by the Investment Center of the Israel Ministry of Industry and Trade (the “Investment Center”), be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise.

On April 1, 2005, a comprehensive amendment to the Investment Law came into effect. As the amended Investment Law does not retroactively apply for investments programs having an approved enterprise approval certificate issued by the Israeli Investment Center prior to December 31, 2004, our current tax benefits are subject to the provisions of the Investment Law prior to its revision, while new benefits that will be received in the future, if any, will be subject to the provisions of the Investment Law, as amended. Accordingly, the following description includes a summary of the Investment Law prior to its amendment as well as the relevant changes contained in the Investment Law, as amended.

Currently we have two Approved Enterprise Programs under the Investment Law, which entitle us to certain tax benefits. The Approved Enterprise Programs granted to us are defined in the Investment Law as Alternative Benefits Programs, which allow for a two years exemption for undistributed income and reduced company tax rate of between 10% and 25% for the following five to eight years, depending on the extent of foreign (non-Israeli) investment in us during the relevant year. The tax rate will be 20% if the foreign investment level is more than 49% but less than 74%, 15% if the foreign investment level is more than 74% but less than 90%, and 10% if the foreign investment level is 90% or more. The lowest level of foreign investment during a particular year will be used to determine the relevant tax rate for that year. The period in which we receive these tax benefits may not extend beyond 14 years from the year in which approval was granted and 12 years from the year in which operations or production by the enterprise began.

A company that has elected to participate in the alternative benefits program and that subsequently pays a dividend out of the income derived from the Approved Enterprise during the tax exemption period will be subject to corporate tax in respect of the amount distributed at the rate that would have been applicable had the company not elected the alternative benefits program (generally 10% to 25%, depending on the foreign (non-Israeli) investment in it).

The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.

The benefits available to an Approved Enterprise are conditioned upon terms stipulated in the Investment Law and the regulations thereunder and the criteria set forth in the applicable certificate of approval. If we or a limited number of our current shareholders do not fulfill these conditions in whole or in part, the benefits can be canceled and we may be required to refund the amount of the benefits, with the addition of the Israeli consumer price index linkage differences and interest. We believe that our Approved Enterprises currently operate in compliance with all applicable conditions and criteria, but there can be no assurance that they will continue to do so.

Income derived from other sources, other than the “Approved Enterprise” during the benefit period will be subject to tax at the regular corporate tax rate.

Pursuant to the amendment to the Investments Law, only approved enterprises receiving cash grants require the approval of the Investment Center. Approved enterprises which do not receive benefits in the form of governmental cash grants, such as benefits in the form of tax benefits, are no longer required to obtain this approval (such enterprises are referred to as privileged enterprises). However, a privileged enterprise is required to comply with certain requirements and make certain investments as specified in the amended Investment Law. The amendment to the Investment Law addresses benefits that are being granted to privileged enterprises and the length of the benefits period.

The amended Investment Law specifies certain conditions that a privileged enterprise has to comply with in order to be entitled to benefits. These conditions include among others:

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that the privileged enterprise’s revenues during the applicable tax year from any single market (i.e. country or a separate customs territory) do not exceed 75% of the privileged enterprise’s aggregate revenues during such year; or

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that 25% or more of the privileged enterprise’s revenues during the applicable tax year are generated from sales into a single market (i.e. country or a separate customs territory) with a population of at least 12 million residents.

There can be no assurance that we will comply with the above conditions in the future or that we will be entitled to any additional benefits under the amended Investment Law.

Law for the Encouragement of Industry (Taxes), 1969

We believe that we currently qualify as an “Industrial Company” within the meaning of the Law for the Encouragement of Industry (Taxes), 1969, or the Industry Encouragement Law. The Industry Encouragement Law defines “Industrial Company” as a company resident in Israel, of which 90% or more of its income in any tax year, other than of income from defense loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it. An “Industrial Enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

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amortization of the cost of purchased know-how and patents , which are used for the development or advancement of the company, over an eight-year period;

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accelerated depreciation rates on equipment and buildings;

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under specified conditions, an election to file consolidated tax returns with additional related Israeli Industrial Companies; and

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expenses related to a public offering are deductible in equal amounts over three years.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We cannot assure that we qualify or will continue to qualify as an “Industrial Company” or that the benefits described above will be available in the future.

Taxation of our Shareholders

Taxation of Non-Israeli Shareholders on Receipt of Dividends. Non-residents of Israel are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence. However, as of the 2006 tax year, the tax rate on dividends will be reduced to 20% and the withholding rate may be reduced as well. With respect to a substantial shareholder (which is someone who alone, or together with another person, holds, directly or indirectly, at least 10% in one or all of any of the means of control in the corporation), the applicable tax rate will remain at 25%. Under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by our Approved Enterprise, that are paid to a U.S. corporation holding 10% or more of our outstanding voting capital throughout the tax year in which the dividend is distributed as well as the previous tax year, is 12.5%. Furthermore, dividends paid from income derived from our Approved Enterprise are subject, under certain conditions, to withholding at the rate of 15%. We cannot assure you that we will designate the profits that are being distributed in a way that will reduce shareholders’ tax liability.

A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders. Shareholders that are not Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our ordinary shares, provided that (1) such shareholders did not acquire their shares prior to our initial public offering, (2) the shares are listed for trading on a stock exchange in a jurisdiction with which Israel has a treaty, (3) the provisions of the Income Tax Law (inflationary adjustments), 1985 do not apply to such gain, and (4) such gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (i) has a controlling interest of

25.0% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Under the U.S.-Israel Tax Treaty, the sale, exchange or disposition of our ordinary shares by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) holding the ordinary shares as a capital asset is exempt from Israeli capital gains tax unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of our voting capital during any part of the 12-month period preceding such sale, exchange or disposition, or (ii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder located in Israel.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a description of the material U.S. federal income tax considerations applicable to an investment in the ordinary shares by U.S. Holders who acquire their shares pursuant to this offering and who hold the ordinary shares as capital assets for U.S. federal income tax purposes. As used in this section, the term “U.S. Holder” means a beneficial owner of an ordinary share who is:

•

citizen or resident of the United States;

•

a corporation created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•

an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if the trust has elected validly to be treated as a United States person for U.S. federal income tax purposes or if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions.

The term “Non-U.S. Holder” means a beneficial owner of an ordinary share who is not a U.S. Holder. The tax consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder. Certain aspects of U.S. federal income tax relevant to a Non-U.S. Holder also are discussed below.

This description is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, referred to in this discussion as the Code, existing and proposed U.S. Treasury regulations and administrative and judicial interpretations, each as available and in effect as of the date of this prospectus. These sources may change, possibly with retroactive effect, and are open to differing interpretations. This description does not discuss all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances or to investors who are subject to special treatment under U.S. federal income tax law, including:

•

insurance companies;

•

dealers in stocks, securities or currencies;

•

financial institutions and financial services entities;

•

real estate investment trusts;

•

regulated investment companies;

•

persons that receive ordinary shares as compensation for the performance of services;

•

tax-exempt organizations;

•

persons that hold ordinary shares as a position in a straddle or as part of a hedging, conversion or other integrated instrument;

•

individual retirement and other tax-deferred accounts;

•

expatriates of the United States;

•

persons (other than Non-U.S. Holders) having a functional currency other than the U.S. dollar; and

•

direct, indirect or constructive owners of 10% or more, by voting power or value, of us.

This discussion also does not consider the tax treatment of persons or partnerships who hold ordinary shares through a partnership or other pass-through entity or the possible application of United States federal gift or estate tax or alternative minimum tax.

We urge you to consult with your own tax advisor regarding the tax consequences of investing in the ordinary shares, including the effects of federal, state, local, foreign and other tax laws.

Distributions Paid on the Ordinary Shares

We currently do not intend to pay cash dividends in the foreseeable future. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the ordinary shares, including the amount of any Israeli taxes withheld, to the extent that those distributions are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” distributions in excess of our earnings and profits will be applied against and will reduce the U.S. Holder’s tax basis in its ordinary shares and, to the extent they exceed that tax basis, will be treated as gain from a sale or exchange of those ordinary shares. Our dividends will not qualify for the dividends-received deduction applicable in some cases to U.S. corporations. Dividends paid in NIS, including the amount of any Israeli taxes withheld, will be includible in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date they are included in income by the U.S. Holder, regardless of whether the payment in fact is converted into U.S. dollars. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in the income of the U.S. Holder to the date that payment is converted into U.S. dollars generally will be treated as ordinary income or loss.

A non-corporate U.S. holder’s “qualified dividend income” currently is subject to tax at reduced rates not exceeding 15%. For purposes of determining whether U.S. holders will have “qualified dividend income”, “qualified dividend income” generally includes dividends paid by a foreign corporation if either:

(a)

the stock of that corporation with respect to which the dividends are paid is readily tradable on an established securities market in the U.S., or

(b)

that corporation is eligible for benefits of a comprehensive income tax treaty with the U.S. which includes an information exchange program and is determined to be satisfactory by the U.S. Secretary of the Treasury. The Internal Revenue Service has determined that the U.S.-Israel Tax Treaty is satisfactory for this purpose.

In addition, under current law a U.S. Holder must generally hold his ordinary shares for more than 60 days during the 120 day period beginning 60 days prior to the ex-dividend date and meet other holding period requirements.

Dividends paid by a foreign corporation will not qualify for the reduced rates, however, if such corporation is treated, for the tax year in which the dividend is paid or the preceding tax year, as a “passive foreign investment company” for U.S. federal income tax purposes. We do not believe that we will be classified as a “passive foreign investment company” for U.S. federal income tax purposes for our current taxable year. However, see the discussion under “— Passive Foreign Investment Company Considerations” below. The reduced rate applicable to dividend distributions does not apply to tax years beginning after December 31, 2008.

Subject to the discussion below under “Information Reporting and Back-up Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received on ordinary shares unless that income is effectively connected with the conduct by that Non-U.S. Holder of a trade or business in the United States.

Foreign Tax Credit

Any dividend income resulting from distributions we pay to a U.S. Holder with respect to the ordinary shares generally will be treated as foreign source income for U.S. foreign tax credit purposes, which may be relevant in calculating such holder’s foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from taxable income or credited against a U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules relating to the determination of foreign source income and the foreign tax credit are complex, and the availability of a foreign tax credit depends on numerous factors. Each prospective purchaser who would be a U.S. Holder should consult with its own tax advisor to determine whether its income with respect to the ordinary shares would be foreign source income and whether and to what extent that purchaser would be entitled to the credit.

Disposition of Ordinary Shares

Upon the sale or other disposition of ordinary shares, subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in the ordinary shares. U.S. Holders should consult their own advisors with respect to the tax consequences of the receipt of a currency other than U.S. dollars upon such sale or other disposition.

In the event there is an Israeli income tax on gain from the disposition of ordinary shares, such tax should generally be the type of tax that is creditable for U.S. tax purposes; however, because it is likely that the source of any such gain would be a U.S. source, a U.S. foreign tax credit may not be available. U.S. shareholders should consult their own tax advisors regarding the ability to claim such credit.

Gain or loss upon the disposition of the ordinary shares will be treated as long-term if, at the time of the sale or disposition, the ordinary shares were held for more than one year. Long-term capital gains realized by non-corporate U.S. Holders are generally subject to a lower marginal U.S. federal income tax rate than ordinary income, other than qualified dividend income, as defined above. The deductibility of capital losses by a U.S. Holder is subject to limitations. In general, any gain or loss recognized by a U.S. Holder on the sale or other disposition of ordinary shares will be U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors concerning the source of income for U.S. foreign tax credit purposes and the effect of the U.S.-Israel Tax Treaty on the source of income.

Subject to the discussion below under “Information Reporting and Back-up Withholding”, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of ordinary shares unless:

•

that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, or

•

in the case of any gain realized by an individual Non-U.S. Holder, that holder is present in the United States for 183 days or more in the taxable year of the sale or exchange, and other conditions are met.

Passive Foreign Investment Company Considerations

Special U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company. A non-U.S. corporation will be considered a passive foreign investment company for any taxable year in which, after applying look-through rules, 75% or more of its gross income consists of specified types of passive income, or 50% or more of the average value of its assets consists of passive assets, which generally means assets that generate, or are held for the production of, passive income. Passive income may include amounts derived by reason of the temporary investment of funds. If we were classified as a passive foreign investment company, a U.S. Holder could be subject to increased tax liability upon the sale or other disposition of ordinary shares or upon the receipt of amounts treated as “excess distributions.” Under these rules, the excess distribution and any gain would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares, and the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a passive foreign investment company would be taxed as ordinary income. The amount allocated to each of the other taxable years would be subject to tax at the highest marginal rate in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed on the resulting tax allocated to such other taxable years. The tax liability with respect to the amount allocated to years prior to the year of the disposition, or “excess distribution,” cannot be offset by any net operating losses. In addition, holders of stock in a passive foreign investment company may not receive a “step-up” in basis on shares acquired from a decedent. U.S. Holders who hold ordinary shares during a period when we are a passive foreign investment company will be subject to the foregoing rules even if we cease to be a passive foreign investment company.

We believe that we are not a passive foreign investment company for U.S. federal income tax purposes, but we cannot be certain whether we will be treated as a passive foreign investment company for the current year or any future taxable year. Our belief that we will not be a passive foreign investment company for the current year is based on our estimate of the fair market value of our intangible assets, including goodwill, not reflected in our financial statements under U.S. GAAP, and our projection of our income for the current year. If the IRS successfully challenged our valuation of our intangible assets, it could result in our classification as a passive foreign investment company. Moreover, because passive foreign investment company status is based on our income and assets for the entire taxable year, it is not possible to determine whether we will be a passive foreign investment company for the current taxable year until after the close of the year. In the future, in calculating the value of our intangible assets, we will value our total assets, in part, based on our total market value determined using the average of the selling price of our ordinary shares on the last trading day of each calendar quarter. We believe this valuation approach is reasonable. While we intend to manage our business so as to avoid passive foreign investment company status, to the extent consistent with our other business goals, we cannot predict whether our business plans will allow us to avoid passive foreign investment company status or whether our business plans will change in a manner that affects our passive foreign investment company status determination. In addition, because the market price of our ordinary shares is likely to fluctuate after this offering and the market price of the shares of technology companies has been especially volatile, and because that market price may affect the determination of whether we will be considered a passive foreign investment company, we cannot assure that we will not be considered a passive foreign investment company for any taxable year.

The passive foreign investment company rules described above will not apply to a U.S. Holder if the U.S. Holder makes an election to treat us as a qualified electing fund. However, a U.S Holder may make a qualified electing fund election only if we furnish the U.S. Holder with certain tax information. We currently do not provide this information, and we currently do not intend to take actions necessary to permit you to make a qualified electing fund election in the event we are determined to be a passive foreign investment company. As an alternative to making this election, a U.S. Holder of passive foreign investment company stock which is publicly-traded may in certain circumstances avoid certain of the tax consequences generally applicable to holders of a passive foreign investment company by electing to mark the stock to market annually and recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the passive foreign investment company stock and the U.S. Holder’s adjusted tax basis in the passive foreign investment company stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. This election is available for so long as our ordinary shares constitute “marketable stock,” which includes stock of a passive foreign investment company that is “regularly traded” on a “qualified exchange or other market.” Generally, a “qualified exchange or other market” includes a national market system established pursuant to Section 11A of the Securities Exchange Act of 1934. A class of stock that is traded on one or more qualified exchanges or other markets is “regularly traded” on an exchange or market for any calendar year during which that class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We believe that the Nasdaq Capital Market will constitute a qualified exchange or other market for this purpose. However, no assurances can be provided that our ordinary shares will continue to trade on the Nasdaq Capital Market or that the shares will be regularly traded for this purpose.

The rules applicable to owning shares of a passive foreign investment company are complex, and each prospective purchaser who would be a U.S. Holder should consult with its own tax advisor regarding the consequences of investing in a passive foreign investment company.

Information Reporting and Back-up Withholding

Holders generally will be subject to information reporting requirements with respect to dividends paid in the United States on ordinary shares. In addition, Holders will be subject to back-up withholding tax on dividends paid in the United States on ordinary shares unless the holder provides an IRS certification or otherwise establishes an exemption. Holders will be subject to information reporting and back-up withholding tax on proceeds paid within the United States from the disposition of ordinary shares unless the holder provides an IRS certification or otherwise establishes an exemption. Information reporting and back-up withholding may also apply to dividends and proceeds paid outside the United States that are paid by certain “U.S. payors” or “U.S. middlemen,” as defined in the applicable Treasury regulations, including:

(1)

U.S. person;

(2)

the government of the U.S. or the government of any state or political subdivision of any state (or any agency or instrumentality of any of these governmental units);

(3)

a controlled foreign corporation;

(4)

a foreign partnership that is either engaged in a U.S. trade or business or whose Untied States partners in the aggregate hold more than 50% of the income or capital interests in the partnership;

(5)

a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or

(6)

a U.S. branch of a foreign bank or insurance company.

The back-up withholding tax rate is 28% for years through 2010. Back-up withholding and information reporting will not apply to payments made to Non-U. S. Holders if they have provided the required certification that they are not United States persons.

In the case of payments by a payor or middleman to a foreign simple trust, foreign grantor trust or foreign partnership, other than payments to a holder that qualifies as a withholding foreign trust or a withholding foreign partnership within the meaning of the Treasury regulations and payments that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the person treated as the owner of the foreign grantor trust or the partners of the foreign partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements.

The amount of any back-up withholding will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that required information is furnished to the IRS.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel and most of our directors and officers and the Israeli experts named in this prospectus reside outside the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, because substantially all of our assets, and those of our non-United States directors and officers and the Israeli experts named herein, are located outside the United States, any judgment obtained in the United States against us or any of these persons may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act or the Securities Exchange Act of 1934, pursuant to original actions instituted in Israel.

Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that:

•

the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•

the judgment may no longer be appealed;

•

the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•

the judgment is executory in the country in which it was given.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a country whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•

the judgment was obtained by fraud;

•

the opportunity provided to the defendant to make his case and present his evidence before the foreign judgment was rendered was not reasonable in the courts opinion;

•

the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•

the judgment is at variance with another judgment that was given in the same matter between the same parties and that is still valid; or

•

at the time the action was brought in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have irrevocably appointed Morrison & Foerster LLP, as our agent to receive service of process in any action against us in any United States federal court or the courts of the State of New York arising out of this offering or any purchase or sale of ordinary shares in connection therewith.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated               , 2006, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Maxim Group LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of ordinary shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Ordinary Shares
Maxim Group LLC

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase all ordinary shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the ordinary shares, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

The underwriters have advised us that they propose to offer the ordinary shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the National Association of Securities Dealers, Inc., at such price less a concession not in excess of $          per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $          per unit share to certain brokers and dealers. After the offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of the ordinary shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Prior to this offering, there was no public market for the ordinary shares. The initial public offering price of our ordinary shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the ordinary shares included:

•

the information in this prospectus and otherwise available to the underwriters;

•

the history and the prospects for the industry in which we will compete;

•

the ability of our management;

•

the prospects for our future earnings;

•

the present state of our development and our current financial condition;

•

the general condition of the economy and the securities markets, both in the United States and Israel, at the time of this offering;

•

the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•

other factors as were deemed relevant.

We cannot be sure that the initial public offering price will correspond to the price at which our ordinary shares will trade in the public market following this offering or that an active trading market for the ordinary shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the selling shareholders and the proceeds, before expenses, payable to us and the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option. Selling shareholders are selling ordinary shares only in the event the over-allotment option is exercised.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price
Underwriting discount
Non-accountable expense allowance(1)
Proceeds, before expenses, to us(2)
Proceeds, before expenses, to selling shareholders

——————

(1)

The non-accountable expense allowance is not payable with respect to the ordinary shares sold upon exercise of the underwriters’ over-allotment option.

(2)

We estimate that the total expenses of this offering excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $1.2 million.

Over-allotment Option

The selling shareholders have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 375,000 additional ordinary shares solely to cover over-allotments, if any, at the same price as the initial ordinary shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to us and proceeds (before expenses) to the selling shareholders will be $                , $                , $                and $                , respectively.

Representative’s Purchase Option

We have agreed to issue to Maxim Group at the closing of this offering a purchase option to purchase up to a total of 200,000 ordinary shares. The purchase price of the purchase option is $100.00. The ordinary shares issuable upon exercise of the purchase option are identical to those offered by this prospectus. The purchase option is exercisable at an exercise price equal to 125% of the initial offering price per ordinary share in this offering commencing one year from the closing date of this offering and expiring five years from the closing date of this offering. The purchase option and the ordinary shares underlying the purchase option may not be sold, transferred, assigned, pledged or hypothecated for a period of 12 months from the closing date of this offering except (i) to officers and employees of Maxim Group, who are also owners of Maxim Group or (ii) by will or pursuant to the laws of descent and distribution, or by the operation of law .. The purchase option grants to holders demand and “piggy back” rights for five years from the closing date of this offering with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the warrant. We will set aside and at all times have available a sufficient number of ordinary shares to be issued upon exercise of the purchase options. We will bear the fees and expenses attendant to one demand registration and any piggyback registration right and the holders will bear the fees and expenses attendant to one additional demand registration, other than in all cases, that underwriting commissions will be paid by the holders themselves. The exercise price and number of ordinary shares issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

Lock-ups

We have agreed with the underwriters that, without the prior written consent of Maxim Group, we will not: (1) for a period of six months following the closing of this offering, offer, sell or distribute any of our securities, other than pursuant to our employee stock option plans at the then fair market value, or pursuant to the terms of any securities exercisable or convertible into shares of our capital stock outstanding at the closing of this offering, and (2) for a period of 12 months following the closing of this offering, offer, sell or distribute any convertible securities convertible at a price that may, at the time of conversion, be less than the fair market value of our ordinary shares on the date of the original sale. For these purposes, the term “fair market value” means the greater of: (i) the average of the volume weighted average price of the our ordinary shares for each of the 10 trading days prior to the date of the original sale; and (ii) the last sale price of the ordinary shares, during normal operating hours, as reported on the Nasdaq Capital Market, or any other exchange or electronic quotation system on which the ordinary shares are then listed.

In addition, our executive officers, directors and other shareholders who own more than 2.5% of our ordinary shares (assuming no exercise of the underwriters’ over-allotment option) have agreed with the underwriters that, without the prior written consent of the underwriters, they will not for a period of 12 months from the closing of this offering, offer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities; provided that after the six month anniversary of the closing and prior to the 12 month anniversary of the closing, shareholders who are not officers, directors or employees may offer, sell contract to sell, encumber, grant any option for sale of or otherwise dispose of up to 20% of their ordinary shares per month. There are no agreements between the underwriters and any of our shareholders, optionholders or affiliates releasing them from these lock-up agreements as of the date hereof.

Other Terms

Pursuant to the underwriting agreement, we have granted Maxim Group a right of first refusal, for a period of 12 months following the closing of this offering, to act as the managing underwriter in connection with any public offering of equity securities to be issued by us in the United States. Any decision by Maxim Group to act in any such capacity shall be contained in a separate agreement, which agreement would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon.

The underwriting agreement also provides that we will, for a period of no less than three years following the closing of this offering, and subject to certain exceptions, engage a designee of Maxim Group as an observer to our board of directors under which such observer shall attend meetings of the board and receive all notices and other correspondence and communications sent by us to members of our board of directors. Such observer shall be entitled to reimbursement for costs as provided to the other members of our board of directors.

In addition, we have agreed pursuant to the underwriting agreement that during the one year period following the closing of this offering, our board of directors shall include at least one independent director (as defined in the rules that shall be applicable to the trading market of our securities) who shall be reasonably satisfactory to Maxim Group.

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of ordinary shares offered by this prospectus to accounts over which it exercises discretionary authority without obtaining the specific approval of the account holder.

Stabilization

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•

Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of ordinary shares in excess of the number of ordinary shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option or purchasing ordinary shares in the open market.

•

Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the ordinary shares originally sold by the selected dealer are purchased in a stabilizing covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the ordinary shares. These transactions may occur on the Nasdaq Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of Ordinary Shares

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States.

Italy. This offering of the ordinary shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other document relating to the ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the ordinary shares is not a public offering in the Federal Republic of Germany. The ordinary shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the ordinary shares in or out of the Federal Republic of Germany. The ordinary shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The ordinary shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the ordinary shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The ordinary shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the ordinary shares offered by this prospectus will only be available for purchase to a person who represents and agrees that: (a) it has not offered or sold, and for up to six months following the consummation of this offering, will not offer or sell, any ordinary shares offered by this prospectus to persons in the United Kingdom except to persons whose ordinary activities involve them acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, in respect of anything done by it in relation to the ordinary shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity, within the meaning of Section 21 of the FSMA, received by it in connection with the ordinary shares offered by this prospectus in circumstances where Section 21(1) of the FSMA does not apply to our company, to persons who fall within the exemption to Section 21 of the FSMA set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001, or the Order, including to persons exempted under Article 19 (Investment Professionals) or Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order, or to persons to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated.

Israel. The ordinary shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the ordinary shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ordinary shares being offered. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

The validity of the ordinary shares and other legal matters in connection with this offering with respect to Israeli law will be passed upon for us and the selling shareholders by Erdinast, Ben Nathan & Co. Advocates, Tel Aviv, Israel. Members of Erdinast, Ben Nathan & Co. Advocates and the firm itself own an aggregate of 213,940 of our ordinary shares. Legal matters with respect to United States law will be passed upon for us and the selling shareholders by Morrison & Foerster LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, has acted as counsel to the underwriters in this offering.

EXPERTS

Kost Forer Gabbay & Kasierer, independent registered public accounting firm, a member of Ernst & Young Global, have audited our financial statements at December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Kost Forer Gabbay & Kasierer’s report, given on their authority as experts in accounting and auditing.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the underwriters’ non-accountable expense allowance, payable by us in connection with the sale of ordinary shares in this offering. The selling shareholders are not responsible for payment of any costs and expenses other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee and the NASD fee.

Amount to Be Paid
SEC registration fee	$2,708
NASD filing fees	2,800
Nasdaq Capital Market listing fee	35,000
Blue sky fees and expenses	30,000
Israel stamp duty	175,000
Printing and engraving expenses	150,000
Legal fees and expenses (excluding blue sky fees)	450,000
Accounting fees and expenses	295,000
Transfer agent and registrar fees	7,500
Miscellaneous	33,000
Total	$1,206,008

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act of 1933, as amended, with respect to the ordinary shares that are being offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Refer to the registration statement, exhibits and schedules for further information with respect to the ordinary shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other documents are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC’s website at www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Securities Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Securities Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we will file with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INCREDIMAIL LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

INCREDIMAIL LTD.

We have audited the accompanying balance sheets of Incredimail Ltd. (“the Company”) as of December 31, 2003 and 2004, and the related statements of income, changes in shareholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2004 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
August 31, 2005 except as to Note 10(a), as to which the date is XXX, 2006	A Member of Ernst & Young Global

The foregoing report is in the form that will be signed upon completion of the share split effected as shared dividend described in Note 10(a) to the financial statements.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
December 22, 2005	A Member of Ernst & Young Global

INCREDIMAIL LTD.

BALANCE SHEETS
U.S. dollars in thousands

	December 31,		September 30,
	2003	2004	2005
			(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,232	$4,342	$1,828
Short-term bank deposits	992	663	-
Restricted cash	30	31	30
Marketable securities	605	605	2,225
Trade receivables	560	1,704	1,035
Deferred taxes	-	239	207
Other receivables and other assets	63	16	360

Total current assets	4,482	7,600	5,685

LONG-TERM ASSETS:
Severance pay fund	210	300	328
Deferred taxes	114	127	171
Long-term deposits	138	142	139
Property and equipment, net	85	95	205

Total long-term assets	547	664	843

Total assets	$5,029	$8,264	$6,528

The accompanying notes are an integral part of the financial statements.

INCREDIMAIL LTD.

BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)

	December 31,		September 30,	Pro forma shareholders’ equity as of September 30,
	2003	2004	2005	2005
			(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Short-term bank credit and current maturities of capital lease obligations	$4	$6	$2
Trade payables	95	102	158
Deferred revenues	-	813	1,611
Accrued expenses and other liabilities	476	441	1,238

Total current liabilities	575	1,362	3,009

LONG-TERM LIABILITIES:
Deferred revenues	-	612	835
Accrued severance pay	276	369	394
Capital lease obligations	-	6	4

Total long-term liabilities	276	987	1,233

COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 7)

REDEEMABLE CONVERTIBLE PREFERRED SHARES

Authorized: 809,500 at December 31, 2003 and 2004 and 808,990 at September 30, 2005; issued and outstanding: 46,956 shares at December 31, 2003 and 2004 and 46,446 at September 30, 2005; aggregate liquidation preference of approximately $ 4,034 as of September 30, 2005	3,063	3,063	3,030	$-

SHAREHOLDERS’ EQUITY (DEFICIENCY):
Share capital-
Ordinary shares of NIS 0.01 par value:
Authorized: 15,000,000 shares at December 31, 2003 and 2004 and at September 30, 2005;
Issued and outstanding: 4,500,340 and 4,621,940 shares at December 31, 2003 and 2004, respectively and 5,108,720 shares at September 30, 2005; 6,873,668 shares pro forma at September 30, 2005 (unaudited)	11	11	12	16
Additional paid-in capital	661	1,118	1,143	4,169
Deferred stock compensation	-	(427)	(308)	(308)
Accumulated other comprehensive income	15	26	38	38
Retained earnings (accumulated deficit)	428	2,124	(1,629)	(1,629)

Total shareholders’ equity (deficiency)	1,115	2,852	(744)	$2,286

Total liabilities and shareholders’ equity (deficiency)	$5,029	$8,264	$6,528

The accompanying notes are an integral part of the financial statements.

INCREDIMAIL LTD.

STATEMENTS OF INCOME
U.S. dollars in thousands (except share data)

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Revenues	$4,062	$5,160	$6,208	$4,295	$5,250
Cost of revenues	176	362	473	389	496

Gross profit	3,886	4,798	5,735	3,906	4,754

Operating expenses:
Research and development	1,161	1,319	1,321	966	1,413
Selling and marketing, net	776	688	576	396	651
General and administrative	626	601	1,271	525	589

Total operating expenses	2,563	2,608	3,168	1,887	2,653

Operating income	1,323	2,190	2,567	2,019	2,101
Financial income (expenses) and other, net	(12)	49	75	(1)	(15)

Income before taxes on income	1,311	2,239	2,642	2,018	2,086
Taxes on income (tax benefit)	-	(114)	(154)	(143)	607
Tax expense in respect of dividend paid out of tax exempt income	-	-	-	-	937

Net income	$1,311	$2,353	$2,796	$2,161	$542

Net earnings per Ordinary share:

Basic	$0.21	$0.37	$0.44	$0.34	$0.08

Diluted	$0.18	$0.33	$0.39	$0.30	$0.08

Pro forma net earnings per Ordinary share (Note 2):

Basic			$0.40		$0.08

Diluted			$0.37		$0.07

The accompanying notes are an integral part of the financial statements.

INCREDIMAIL LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)
U.S. dollars in thousands

	Share capital	Additional paid-in capital	Deferred stock compensation	Accumulated other comprehensive income	Retained earnings (accumulated deficit)	Total comprehensive income	Total shareholders’ equity (deficiency)

Balance as of January 1, 2002	$11	$554	$(90)	$-	$(3,236)	$-	$(2,761)
Compensation in respect of issuance of ordinary shares for services	-	60	-	-	-		60
Deferred stock compensation	-	14	(14)	-	-		-
Amortization of deferred stock compensation	-	-	95	-	-		95
Conversion of redeemable convertible preferred shares into ordinary shares	*	33		-	-		33
Comprehensive income:
Net income	-	-	-	-	1,311	$1,311	1,311
Total comprehensive income						$1,311
Balance as of December 31, 2002	11	661	(9)	-	(1,925)		(1,262)
Issuance of ordinary shares in respect of services rendered in 2002	*	*	-	-	-		-
Amortization of deferred stock compensation	-	-	9	-	-		9
Comprehensive income:
Changes in unrealized holding gains on marketable securities	-	-	-	15	-	$15	15
Net income	-	-	-	-	2,353	2,353	2,353
Total comprehensive income						$2,368
Balance as of December 31, 2003	11	661	-	15	428		1,115
Dividend declared and paid ($0.17 per ordinary share)	-	-	-	-	(1,100)		(1,100)
Deferred stock compensation	-	451	(451)	-	-		-
Amortization of deferred stock compensation	-	-	24	-	-		24
Compensation in respect of grant of options to non-employees	-	6	-	-	-		6
Exercise of share options	*	*	-	-	-		*
Comprehensive income:
Changes in unrealized holding gains on marketable securities	-	-	-	11	-	$11	11
Net income	-	-	-	-	2,796	2,796	2,796
Total comprehensive income						$2,807
Balance as of December 31, 2004	11	1,118	(427)	26	2,124		2,852
Cancellation of deferred stock compensation	-	(27)	27	-	-		-
Amortization of deferred stock compensation	-	-	92	-	-		92
Compensation in respect of grant of options to non-employees	-	19	-	-	-		19
Conversion of redeemable convertible preferred shares into ordinary shares	-	33	-	-	-		33
Exercise of share options	1	*	-	-	-		1
Dividend declared and paid ($0.62 per ordinary share)	-	-	-	-	(4,295)		(4,295)
Comprehensive income:
Changes in unrealized holding gains on marketable securities	-	-	-	12	-	$12	12
Net income	-	-	-	-	542	542	542
Total comprehensive income						$554
Balance as of September 30, 2005	$12	$1,143	$(308)	$38	$(1,629)		$(744)

——————

*

Represents an amount less than $1.

The accompanying notes are an integral part of the financial statements.

INCREDIMAIL LTD.

STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Cash flows from operating activities:

Net income	$1,311	$2,353	$2,796	$2,161	$542
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation	201	111	42	29	50
Stock based compensation	155	9	30	4	111
Deferred taxes, net	-	(114)	(252)	(195)	(12)
Accrued severance pay, net	34	21	3	15	(3)
Decrease (increase) in trade receivables	(383)	(63)	(1,144)	(247)	668
Decrease (increase) in other receivables and other assets	(44)	25	47	(458)	(344)
Decrease (increase) in long-term deposits	13	(34)	(4)	(2)	3
Increase (decrease) in trade payables	71	(91)	7	26	57
Increase in deferred revenues	-	-	1,425	784	1,021
Increase (decrease) in accrued expenses and other liabilities	120	(1)	(35)	(74)	797
Other	9	7	11	7	5

Net cash provided by operating activities	1,487	2,223	2,926	2,050	2,895

Cash flows from investing activities:

Purchase of property and equipment	(38)	(54)	(36)	(30)	(160)
Proceeds from sale of property and equipment	-	-	-	-	2
Proceeds from short-term bank deposits	135	-	329	490	1,138
Investment in short-term bank deposits	-	(992)	-	(2,082)	(500)
Restricted cash, net	-	(4)	(1)	-	1
Proceeds from sale of marketable securities	-	-	-	-	916
Investment in marketable securities	-	(597)	-	-	(2,506)

Net cash provided by (used in) investing activities	97	(1,647)	292	(1,622)	(1,109)

The accompanying notes are an integral part of the financial statements.

INCREDIMAIL LTD.

STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Cash flows from financing activities:

Exercise of share options	-	-	-	-	1
Short-term bank credit, net	6	(2)	(2)	3	(2)
Repayment of capital lease obligations	-	-	(6)	-	(4)
Dividend paid	-	-	(1,100)	(1,100)	(4,295)

Net cash provided by (used in) financing activities	6	(2)	(1,108)	(1,097)	(4,300)

Increase (decrease) in cash and cash equivalents	1,590	574	2,110	(669)	(2,514)
Cash and cash equivalents at beginning of period	68	1,658	2,232	2,232	4,342

Cash and cash equivalents at end of period	$1,658	$2,232	$4,342	$1,563	$1,828

Supplemental information and disclosures of non-cash investing and financing activities:

Conversion of Redeemable Convertible Preferred shares into Ordinary shares	$33	$-	$-	$-	$33

Purchase of property and equipment by capital lease	$-	$-	$16	$-	$-

Cash paid during the period for:
Income taxes	$25	$13	$13	$-	$1,598

The accompanying notes are an integral part of the financial statements.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 1.

GENERAL

Incredimail Ltd. (“the Company”) designs, develops and markets an integrated suite of email software products that create an entertaining email experience by offering users the ability to design a customized and personal presentation. The Company’s products enable email users to personalize their email messages by applying to them various creative features, such as notifiers, letter backgrounds, 3D effects, animation, voice message recorders and handwritten signatures. The Company’s products target the consumer and home market.

The Company was incorporated under the laws of Israel in 1999 and commenced operations in 2000.

NOTE 2.

SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared according to United States Generally Accepted Accounting Principles (“US GAAP”).

a.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.

Unaudited information:

(i)

Unaudited pro forma shareholders’ equity:

Unaudited pro-forma shareholders’ equity as of September 30, 2005, as adjusted for the assumed conversion of Redeemable Convertible Preferred shares is presented in the balance sheets.

(ii)

Unaudited interim financial statements:

The financial statements include the unaudited statements of income and cash flows for the nine month periods ended September 30, 2004 and 2005. This unaudited information has been prepared by the Company’s management on the same basis as the audited financial statements and, in management’s opinion, reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial information and results of operations in accordance with generally accepted accounting principles, for the periods presented.

c.

Financial statements in U.S. dollars:

The Company’s operations are currently conducted in Israel and most of the Israeli expenses are currently paid in New Israeli Shekels (“NIS”); however, the markets for the Company’s products are located outside of Israel and the Company generates most of its revenues in U.S. dollars (“dollars”). The Company’s management believes that the dollar is the primary currency of the economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”. All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of income as financial income or expenses, as appropriate.

d.

Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less at the date acquired.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2.

SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.

Marketable securities:

Management determines the classification of investments in marketable equity and debt securities at the time of purchase and reevaluates such designations as of each balance sheet date. At December 31, 2003 and 2004 and September 30, 2005, all marketable securities covered by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, were designated as available-for-sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity, net of taxes. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the statement of income as part of financial expenses and other, net.

f.

Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%

Computers and peripheral equipment	33
Office furniture and equipment	7 - 15

Leasehold improvements are depreciated by the straight-line method over the term of the lease or the estimated useful life of the improvements, whichever is shorter.

The Company’s property and equipment are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of September 30, 2005, no impairment losses have been identified.

g.

Revenue recognition:

The Company’s revenues are derived principally from licensing the right to use its email software. The Company also generates revenues from The Gold Gallery license fees, advertising and collaboration arrangements.

Revenues from email software license sales are recognized when all criteria outlined in Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” (as amended), are met. Revenues from software license are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable, and collectibility is probable. The Company’s e-mail users may also purchase a license to The Gold Gallery. The Gold Gallery is a content database that provides additional Incredimail content files in the form of email background, animation sounds, graphics and e-mail notifiers. Licensing fees are recognized over the license period. Lifetime licenses are recognized over a three year period, which represents the Company’s estimate of the usage period of The Gold Gallery content database. Deferred revenues include upfront payments received from customers, for which revenues have not yet been recognized.

The Company offers advertisers the ability to place text-based ads on its website and banners in its email clients. Advertisers pay the Company based on the number of times a user clicks on one of the text-based ads or banners in the email. The Company recognizes as revenue the fees advertisers are charged each time a user clicks on one of the ads.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2.

SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Collaboration arrangements have been established with two other companies that use the Company’s brand name “Incredi” for their website and to which the Company refers users. In consideration for the brand and promotional activity that the Company provides for one of the companies, the Company is entitled to a share of the gross revenues generated from the website (as defined in the agreement), and from the second company to a share of the net license fees (as defined in the agreement) received by the Company’s collaborator through its website. Revenues from these collaboration arrangements are recognized when earned.

h.

Research and development costs:

Research and development costs are charged to the statement of income as incurred. SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a detail program design. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release, have been insignificant. Therefore, all research and development costs have been expensed.

i.

Government grants:

The Company has received non-royalty-bearing grants from the Fund for Encouragement of Marketing Activity. These grants are recognized at the time the Company is entitled to such grants on the basis of the costs incurred and included as a deduction of selling and marketing expenses. Selling and marketing grants for the years ended December 31, 2002, 2003 and 2004 amounted to $ 29,000, $ 2,000 and $ 0, respectively.

j.

Income taxes:

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

k.

Advertising expenses:

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2002, 2003 and 2004 amounted to $ 387,000, $ 313,000 and $ 107,000, respectively.

l.

Content expenses:

The Company assembles content for the use of its customers through purchases of a variety of creative and diverse graphics, sound and multimedia from third party manufacturers and through internal creation of such content. These content costs are expensed as incurred. Content expenses for the years ended December 31, 2002, 2003 and 2004, amounted to $ 84,000, $ 61,000 and $ 60,000, respectively.

m.

Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and trade receivables.

The majority of the Company’s cash and cash equivalents are invested mainly in dollar instruments with major banks in Israel. Management believes that the financial institutions that hold the Company’s investments are financially sound and accordingly, minimal credit risk exists with respect to these investments.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2.

SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company’s marketable securities include investment in corporate debentures and equity securities. Management believes that the portfolio is well diversified, and accordingly, credit risk is mitigated with respect to those marketable securities.

The Company is subject to a minimal amount of credit risk related to its customers as revenues are primarily obtained through credit card sales. To date, the Company has not experienced any material bad debt losses.

n.

Severance pay:

The Company’s liability for severance pay is calculated pursuant to Israeli Severance Pay Law based on the most recent salary of the Company’s employees multiplied by the number of years of employment, as of balance sheet date. These employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability for these employees is fully provided by monthly deposits for insurance policies and by an accrual.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies and includes immaterial profits.

Severance expenses for the years ended December 31, 2002, 2003 and 2004, amounted to $ 87,000, $ 94,000 and $ 96,000, respectively.

o.

Net earnings per ordinary share:

The Company applies the two-class method as required by Emerging Issues Task Force (“EITF”) No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share (SFAS 128)”. EITF No. 03-6 requires the income per share for each class of shares (Ordinary shares and Redeemable Convertible Preferred shares) to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of shares based on their contractual rights.

Basic net earnings per Ordinary share are computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net earnings per Ordinary share are computed based on the weighted average number of Ordinary shares outstanding during each year, plus dilutive potential Ordinary shares considered outstanding during the year, in accordance with SFAS No. 128, “Earnings per Share”.

The total weighted average number of Ordinary shares related to the outstanding options excluded from the calculations of diluted net earnings per Ordinary share because these securities are anti-dilutive was 0, 1,249 and 19,395 shares for the years ended December 31, 2002, 2003 and 2004, and 2,524 and 6,333 shares for the nine month periods ended September 30, 2004 and 2005, respectively.

Basic and diluted net earnings per Redeemable Convertible Preferred share were not presented in the financial statements.

Basic and diluted pro forma net earnings per Ordinary share, as presented in the statements of income, have been calculated as described above and also give effect to the automatic conversion of the Redeemable Convertible Preferred shares into Ordinary shares that will occur upon closing of the Company’s initial public offering. In accordance with Staff Accounting Bulletin Topic B.1.3, basic and diluted pro forma net earnings per Ordinary share also give effect to the increase in the number of shares which, when multiplied by the offering price, would be sufficient to replace the capital in excess of earnings being withdrawn.

See Notes 11(b) and 11(c) for details of the computation of net earnings per Ordinary share and pro forma net earnings per Ordinary share.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2.

SIGNIFICANT ACCOUNTING POLICIES (Cont.)

p.

Accounting for stock-based compensation:

The Company has elected to follow Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and FASB Interpretation (“FIN”) No. 44 “Accounting for Certain Transactions Involving Stock Compensation”, in accounting for its employee share option plan. Under APB No. 25, when the exercise price of an employee share option is equivalent to or above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company applies SFAS No. 123 and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, with respect to options granted to non-employees. SFAS No. 123 requires the use of an option valuation model to measure the fair value of the warrants at the grant date.

Pro forma information regarding the Company’s net income and net earnings per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation”, and SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, and has been determined as if the Company had accounted for its employee share options under the fair value method prescribed by SFAS No. 123.

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 31,
	2002	2003	2004

Risk free interest rate	4.0%	2.3%	3.3%
Dividend yield	0%	0%	0%
Volatility factor	88.4%	83.6%	74.6%
Expected life of the options (years)	2.5	3.0	3.0

Pro forma information under SFAS No. 123 is as follows:

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
	(U.S. dollars in thousands except per share data)
Net income available to Ordinary shareholders – as reported	$1,311	$2,353	$2,796	$2,161	$542
Add - stock-based employee compensation – intrinsic value	95	9	24	-	92
Deduct - stock-based employee compensation -fair value	(86)	(16)	(115)	(66)	(262)
Pro forma:
Net income	$1,320	$2,346	$2,705	$2,095	$372

Basic net earnings per Ordinary share as reported	$0.21	$0.37	$0.44	$0.34	$0.08

Diluted net earnings per Ordinary share as reported	$0.18	$0.33	$0.39	$0.30	$0.08

Pro forma basic net earnings per Ordinary share	$0.21	$0.37	$0.42	$0.33	$0.06

Pro forma diluted net earnings per Ordinary share	$0.19	$0.33	$0.38	$0.29	$0.05

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2.

SIGNIFICANT ACCOUNTING POLICIES (Cont.)

q.

Fair value of financial instruments:

The following methods and assumptions were used by the Company in estimating fair value and disclosures for financial instruments:

The carrying amounts reported in the balance sheet for cash and cash equivalents, trade receivables, other receivables and prepaid expenses, trade payables, accrued expenses and other liabilities, short-term bank credit and capital lease obligations approximate their fair values due to the short-term maturities of such instruments.

r.

Impact of recently issued accounting standards:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment”. SFAS No. 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities will be required to apply SFAS No. 123(R) as of the first annual reporting period that begins after June 15, 2005. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions (“APB No. 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. APB No. 29 included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect that the adoption of SFAS No. 153 will have any material effect on its financial position or results of operations.

NOTE 3.

MARKETABLE SECURITIES

The Company’s marketable securities are classified as available-for-sale securities and are carried at fair value. The following table summarizes amortized costs, gross unrealized holding gains and losses and market value of marketable securities as of December 31, 2003 and 2004:

	Amortized cost		Gross unrealized gains		Gross unrealized losses		Market value
	December 31,		December 31,		December 31,		December 31,
	2003	2004	2003	2004	2003	2004	2003	2004
	(U.S. dollars in thousands)
Corporate debentures	$393	$381	$2	$1	$1	$2	$394	$380
Equity securities	197	198	14	27	-	-	211	225

	$590	$579	$16	$28	$1	$2	$605	$605

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 4.

OTHER RECEIVABLES AND OTHER ASSETS

	December 31,
	2003	2004
	(U.S. dollars in thousands)

Government authorities	$59	$16
Prepaid expenses	4	-

	$63	$16

NOTE 5.

PROPERTY AND EQUIPMENT, NET

	December 31,
	2003	2004
	(U.S. dollars in thousands)
Cost:
Computers and peripheral equipment	$624	$655
Office furniture and equipment	34	41
Leasehold improvements	8	8

	666	704

Accumulated depreciation	581	609

Depreciated cost	$85	$95

Depreciation expense totaled $ 201,000, $ 111,000 and $ 42,000 for the years ended December 31, 2002, 2003 and 2004, respectively.

NOTE 6.

ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,
	2003	2004
	(U.S. dollars in thousands)

Employees and payroll accruals	$400	$310
Government authorities	11	68
Accrued expenses	65	63

	$476	$441

NOTE 7.

COMMITMENTS AND CONTINGENT LIABILITIES

a.

Legal proceedings:

The Company is currently not subject to any legal proceedings or litigation. In 2002 and again in 2004, a third party contacted the Company to demand that the Company remove certain “Smiley” graphics from its website, claiming that the third party had registered a trademark with respect to these graphics and that the Company’s use infringed upon its rights. The Company believes this to be without any merit and intends to vigorously defend any suit related to this matter.

b.

Lease commitments:

1.

The Company rents its facilities under an operating lease agreement, which expires in April 2006. Aggregate minimum rental commitment under non-cancelable lease agreement as of September 30, 2005 is as follows:

2005 (three remaining months)	$30,000
2006	41,000

$71,000

Total rent expenses for the years ended December 31, 2002, 2003 and 2004, amounted to $52,000, $60,000, and $64,000, respectively.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 7.

COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

2.

The Company leases its motor vehicles under cancelable operating lease agreements.

The minimum payment under these operating leases, upon cancellation of these lease agreements amounted to $27,000 as of September 30, 2005.

Total lease expenses for the years ended December 31, 2002, 2003 and 2004 amounted to $99,000, $112,000 and $142,000, respectively.

NOTE 8.

INCOME TAXES

a.

Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

Results for tax purposes of Israeli entities are measured and reflected in real terms in accordance with the change in the Israeli Consumer Price Index (“CPI”). As explained in Note 2c, the financial statements are presented in dollars. The differences between the change in the Israeli CPI and in the NIS/ dollar exchange rate cause a difference between taxable income or loss and the income or loss before taxes reflected in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the reporting currency amount and the tax basis of assets and liabilities.

b.

Tax benefits under the Israel Law for the Encouragement of Capital Investments, 1959 (the “Law”):

Two programs of the Company have been granted “Approved Enterprise” status under the Law. For these programs, the Company has elected alternative benefits, waiving grants in return for tax exemptions. Income derived from the expansion programs is tax-exempt for a period of two years commencing 2003 and 2005 for the first and second programs, respectively, and is taxed at the reduced corporate tax rate of 25% for an additional period of five years. Income of the Company from sources other than the “Approved Enterprise” during the period of benefits is taxable at the regular corporate tax rate which is 36%, 36%, 35% and 34% for 2002, 2003 2004 and 2005, respectively.

The period of tax benefits detailed above is subject to limits of the earlier of 12 years from the commencement of production or 14 years from receiving the approval.

The Law also entitles the Company to claim accelerated depreciation on equipment used by the “Approved Enterprise” during five tax years.

The entitlement to the above benefits is subject to fulfilling the conditions stipulated by the Law, regulations published thereunder and instruments of approval for the specific investments in “Approved Enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest. As of September 30, 2005, management believes that the Company meets all conditions of the approvals.

On July 20, 2005 the shareholders of the Company approved a dividend distribution in an amount of $ 4,295,000 which was paid on July 27, 2005. An amount of $ 2,809,000 was paid out of the tax exempt profit. As a result of distribution of tax exempt profit, the Company recorded tax expense in an amount of $ 937,000 in the nine month period ended September 30, 2005.

The tax-exempt income attributable to the “Approved Enterprise” can be distributed to shareholders without subjecting the Company to taxes only upon the complete liquidation of the Company. As of September 30, 2005, the Company had approximately $ 2.2 million in undistributed earnings derived from tax-exempt profits earned by the Company’s “Approved Enterprises”. In the event of distribution of these earnings in a manner other than in the complete liquidation of the Company, it would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative tax benefits (currently – 25%) and an income tax liability would be incurred of approximately $ 540 thousand. The Company has decided not to declare dividends out of such tax-exempt income; accordingly, no additional deferred tax liabilities have been provided.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 8.

INCOME TAXES (Cont.)

A recent amendment to the Law, which became effective as of April 1, 2005 (“the Amendment”) has changed certain provisions of the Law. Among other things, the Amendment enacted changes in the manner in which tax benefits are awarded under the law so that companies no longer require the Investment Center approval in order to qualify for tax benefits.

As the amended Law does not retroactively apply for investment programs having an “Approved Enterprise” approval certificate issued by the Investment Center prior to December 31, 2004, the Company’s current tax benefits are subject to the provisions of the Law prior to its revision, while new benefits that will be received in the future, if any, will be subject to the provisions of the Law as amended.

c.

Changes in tax rates in Israel:

On July 25, 2005, the Knesset (Israeli Parliament) passed the Law for the Amendment of the Income Tax Ordinance (No. 147), 2005, which prescribes, among others, a gradual decrease in the corporate tax rate in Israel to the following tax rates: in 2006 – 31%, in 2007 – 29%, in 2008 – 27%, in 2009 – 26% and in 2010 and thereafter – 25%.

Management estimates that the effect of the amendment on the Company’s balance of deferred taxes as of September 30, 2005 is not expected to be material.

d.

Deferred tax assets:

Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Components of the Company’s deferred tax assets and are as follows:

	December 31,
	2003	2004
	(U.S. dollars in thousands)
Deferred tax assets:
Employee benefits	$17	$46
Research and development expenses	97	320

Net deferred tax assets	$114	$366

Deferred tax assets:
Short-term	$-	$239
Long-term	114	127

Net deferred tax assets	$114	$366

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 8.

INCOME TAXES (Cont.)

e.

A reconciliation of the Company’s effective tax rate to the statutory tax rate in Israel is as follows:

	Year ended December 31,
	2002	2003	2004
	(U.S. dollars in thousands except per share data)

Income before taxes on income	$1,311	$2,239	$2,642

Statutory tax rate in Israel	36%	36%	35%

Theoretical income tax expense	$472	806	$925
Increase (decrease) in tax expenses resulting from:
“Approved Enterprise” benefits	-	(517)	(1,220)
Utilization of carryforward tax losses for which valuation allowance was provided	(626)	(295)	-
Items for which a valuation allowance was provided	79	-	-
Non-deductible expenses	52	25	208
Other	23	(133)	(67)

Income tax benefit	$-	$(114)	$(154)

Net earnings per ordinary share - amounts of the benefit resulting from the “Approved Enterprise” status
Basic	$-	$0.08	$0.19

Diluted	$-	$0.07	$0.17

f.

Income taxes (tax benefit) are comprised as follows:

	Year ended December 31,
	2002	2003	2004
	(U.S. dollars in thousands)

Deferred tax expenses (tax benefit)	$-	$(114)	$(252)
Current taxes	-	-	98

	$-	$(114)	$(154)

NOTE 9.

REDEEMABLE CONVERTIBLE PREFERRED SHARES

Redeemable Convertible Preferred shares of NIS 0.01 par value were issued in 2000 and have the same rights and privileges associated with ordinary shares, and also additional rights as set forth below:

a.

Redemption rights:

The holders of Redeemable Convertible Preferred shares have the right, in the following events, to receive an amount equal to the higher of the actual price paid by each holder of the Redeemable Convertible Preferred shares, linked to the U.S. dollar plus interest at the rate of 5.43% per annum or their proportional share of the entire assets and funds of the Company legally available for distribution. The events are as follows:

1.

Any dissolution or liquidation of the Company where the value of the assets of the Company available for distribution is less than the sum of $ 8 million plus the original investment amount in the Redeemable Convertible Preferred shares.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 9.

REDEEMABLE CONVERTIBLE PREFERRED SHARES (Cont.)

2.

At the election of the holders of the majority of the Redeemable Convertible Preferred shares on the occurrence of events of sale of all or substantially all of the assets of the Company, merger or acquisition of more than 90% of the Company’s shares, if made according to a valuation of the Company of less than the sum of $ 8 million plus the original investment amount in the Redeemable Convertible Preferred shares.

b.

Conversion rights:

Each Redeemable Convertible Preferred share shall automatically be converted into an Ordinary share upon either one of the following events:

1.

Completion of a public offering of the Company’s shares, that results in proceeds to the Company of at least $ 5 million and that results in an aggregate valuation of all of the outstanding shares of the Company’s ordinary shares, on a fully diluted basis immediately prior to the consummation of such offering, of at least $ 25 million.

2.

Completion of a merger, consolidation, share exchange, or similar transaction that results in proceeds to the Company of at least $ 5 million and that involves a valuation of all of the outstanding shares of the Company’s ordinary shares on a fully diluted basis immediately prior to the consummation of such event, of at least $ 25 million.

3.

Written consent of at least 51% of the holders of the Redeemable Convertible Preferred shares.

In addition, each holder of Redeemable Convertible Preferred shares may convert its shares into Ordinary shares by sending a conversion notice to the Company.

The conversion price shall be equal to the purchase price of the Redeemable Convertible Preferred shares and the conversion ratio shall be one to one, subject to certain adjustments. See Note 10(d).

The Company’s management believes that the fair value of the Company is higher than $ 8 million plus the original investment amount (approximately $ 10.5 million). Hence, it is not probable that the events that are mentioned above will result in the redemption of the Redeemable Convertible Preferred shares. In accordance with EITF D-98, the Company did not make subsequent adjustments to the carrying amount of the Redeemable Convertible Preferred shares, as it was not probable that the redemption right events (as mentioned above) will occur.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the Standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 does not impact the accounting by the Company since the Redeemable Convertible Preferred shares are not considered “mandatorily redeemable financial instruments” based on SFAS No. 150’s definition, and therefore is not subject to the accounting treatment under paragraph 9 of SFAS No. 150. The Redeemable Convertible Preferred shares are classified as temporary equity pursuant to SEC Accounting Series Release No. 268 (“ASR 268”) and EITF Topic No. D-98. ASR 268 prohibits the combination of all equity securities under the general heading “Shareholders’ Equity” where the redemption of equity is outside the control of the issuer. Rule 5-02.28 of SEC Regulation S-X requires Preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date; (2) at the option of the holder; or (3) upon the occurrence of an event that is not solely within the control of the issuer.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 10.

SHAREHOLDERS’ EQUITY

a.

General:

All Ordinary share and per share data included in these financial statements for all periods presented have been retroactively adjusted to reflect the 38-to-one share split effected as share dividend to be effective immediately prior to the effectiveness of the registration statement and the increase of authorized share capital to 15,000,000, as approved by the Company’s shareholders on November 27, 2005.

b.

Shares rights:

The Ordinary shares entitle their holders to voting rights, the right to receive cash dividend and the right to a share in excess assets upon liquidation of the Company.

c.

Share issuance:

In May 2002, the Company’s board of directors approved the issuance of 114,000 Ordinary shares of NIS 0.01 par value each, in consideration of services, valued at $ 60,000. The Ordinary shares were issued in October 2003.

d.

Conversion of Redeemable Convertible Preferred shares:

On December 1, 2002, 500 Redeemable Convertible Preferred shares in the amount of $ 33,000 were converted into 19,000 Ordinary shares of NIS 0.01 par value each.

On March 3, 2005, 510 Redeemable Convertible Preferred shares in the amount of $ 33,000 were converted into 19,380 Ordinary shares of NIS 0.01 par value each.

e.

Share option plans:

In 1999, the Company adopted an employee share option plan (“the 1999 Option Plan”). Under the 1999 Option Plan, employees and officers of the Company were granted options to acquire Ordinary shares. The options to acquire Ordinary shares were granted at an exercise price of.$0.01 NIS. Pursuant to the Plan, the Company reserved for issuance a total of 627,000 Ordinary shares. The Company granted options to purchase 617,500 shares.

As of September 30, 2005 no options from the 1999 Option Plan were outstanding. No more options may be granted under the 1999 Option Plan.

In 2003, the Company adopted a share option plan (“the 2003 Option Plan”). Under the 2003 Option Plan, employees, officers and non-employees may be granted options to acquire Ordinary shares. Pursuant to the 2003 Option Plan, the Company reserved for issuance a total of 456,000 Ordinary shares of which options to purchase 334,400 shares have been granted as of September 30, 2005.

The options generally vest gradually over three-years from the date of grant with 40% of the share options granted becoming exercisable on the first anniversary of the date of grant and 30% becoming exercisable on each of the next two anniversaries of the date of grant. The options expire no later than five years from the date of grant.

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 10.

SHAREHOLDERS’ EQUITY (Cont.)

A summary of the activity in the share options granted to employees and related information is as follows:

	Year ended December 31,						Nine months ended September 30
	2002		2003		2004		2005
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
							(Unaudited)
Outstanding at the beginning of the period	596,600	$0.00	627,000	$0.00	779,000	$0.34	801,800	$0.64
Granted	30,400	$0.00	152,000	$1.72	159,600	$1.72	-	$-
Exercised	-	$-	-	$-	(121,600)	$0.00	(467,400)	$0.00
Forfeited	-	$-	-	$-	(15,200)	$1.72	(60,800)	$0.64

Outstanding at the end of the period	627,000	$0.00	779,000	$0.34	801,800	$0.64	273,600	$1.72

Exercisable at the end of the period	532,000	$0.00	627,000	$0.00	560,120	$0.17	53,200	$1.72

The options outstanding as of September 30, 2005, have been separated into exercise price categories as follows:

Exercise price	Options outstanding as of September 30, 2005	Weighted average remaining contractual life	Weighted Average Exercise price	Options Exercisable as of September 30, 2005	Weighted average exercise price of options exercisable
$	(Unaudited)	(Years)	$		(Unaudited)

1.72	273,600	3.72	1.72	53,200	1.72

Weighted average fair values and weighted average exercise prices of options whose exercise price is lower than the market price of the shares at date of grant are as follows:

	Weighted average fair value of options granted at an exercise price				Weighted average exercise price of options granted at an exercise price			Nine months ended September 30,
	Year ended December 31,			Nine months ended September 30,	Year ended December 31,
	2002	2003	2004	2005	2002	2003	2004	2005

Equal to fair value at date of grant	$-	$0.94	$0.86	$-	$-	$1.72	$1.72	$-

Lower than fair value at date of grant	$0.53	$-	$3.46	$-	$0.00	$-	$1.72	$-

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 10.

SHAREHOLDERS’ EQUITY (Cont.)

During the twelve month period ended September 30, 2005, the Company granted stock options with exercise prices as follows:

Grants made during quarter ended	Number of options granted	Weighted Average exercise price $	Weighted average fair value per share $	Weighted average intrinsic value per share $

December 31, 2004	152,000	1.72	4.68	2.96
September 30, 2005	19,000	1.72	7.00	5.28

The intrinsic value per share is recognized as compensation expenses over the applicable vesting period (which equals the service period).

f.

Options to non-employee:

The Company’s outstanding options to a service provider as of September 30, 2005, are as follows:

Issuance date	Options for Ordinary shares	Exercise price per share	Options exercisable

April 2004	3,800	$1.72	1,520
July 2005	19,000	$1.72	-

	22,800		1,520

The Company had accounted for options to service provider under the fair value method of SFAS No. 123 and EITF No. 96-18. The fair value for these options was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 0.63, risk-free interest rates of 4.18%, dividend yields of 0% and a weighted-average expected life of the options of approximately four years.

Compensation expense in respect of options granted to non employee amounted to $ 6,000 and $ 19,000 for the year ended December 31, 2004 and for the nine month period ended September 30, 2005, respectively.

NOTE 11.

SUPPLEMENTARY DATA ON SELECTED STATEMENTS OF INCOME

a.

Financial income (expenses) and other, net:

	Year ended December 31,
	2002	2003	2004
	(U.S. dollars in thousands)
Financial income:
Interest from bank deposits and marketable securities	$15	$41	$65
Exchange rate differences, net	-	28	35

	15	69	100
Financial expenses:
Losses from sale of marketable securities	-	15	11
Exchange rate differences, net	9	-	-
Other	9	5	14

	18	20	25

Capital loss	9	-	-

	$(12)	$49	$75

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 11.

SUPPLEMENTARY DATA ON SELECTED STATEMENTS OF INCOME (Cont.)

b.

Net earnings per ordinary share:

The following table sets forth the computation of basic and diluted net earnings per share:

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
	(U.S. dollars in thousands except share data)
1. Numerator:
Numerator for basic and diluted net earnings per share –
Net income – as reported	$1,311	$2,353	$2,796	$2,161	$542
Net income attributable to Redeemable Convertible Preferred shareholders	(379)	(668)	(780)	(604)	(146)
Net income available to ordinary shareholders	$932	$1,685	$2,016	$1,557	$396
2. Denominator:

Denominator for basic net earnings per share	4,426,058	4,500,340	4,606,657	4,601,525	4,789,148
Weighted average number of ordinary shares
Effect of dilutive securities:
Add–stock options	611,746	626,904	590,901	583,753	486,170
Denominator for diluted net earnings per share –adjusted weighted average shares	5,037,804	5,127,244	5,197,558	5,185,278	5,275,318

c.

Pro forma net earnings per Ordinary share:

The following table sets forth the computation of pro forma basic and diluted net earnings per share:

	Year ended December 31, 2004	Nine months ended September 30, 2005
		(Unaudited)
	(U.S. dollars in thousands except share data)
1. Numerator:
Numerator for pro forma basic and diluted net earnings per share–
Net income–as reported	$2,796	$542

2. Denominator:
Weighted average number of Ordinary shares	4,606,657	4,789,148
Add–Redeemable Convertible Preferred shares on a as converted basis	1,784,328	1,769,349
Add–Ordinary shares replacing dividend distributed in excess of earnings (see Note 2(o))	540,429	540,429
Denominator for pro forma basic net earnings per share–	6,931,414	7,098,926
Effect of dilutive securities:
Add–stock options	590,901	486,170
Denominator for diluted net earnings per share–adjusted weighted average shares	7,522,315	7,585,096

INCREDIMAIL LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 12.

INFORMATION ABOUT PRODUCT LINES

The Company manages its business on the basis of one reportable segment. The data is presented in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”. Total revenues from external customers divided on the basis of the Company’s product lines are as follows:

	Year ended December 31,			Nine months ended September 30, 2005
	2002	2003	2004
				(Unaudited)
	(U.S. dollars in thousands)
Software license	$3,974	$4,878	$4,647	$3,043
The Gold Gallery
One year	-	-	221	704
Two years	-	-	14	41
Lifetime	-	-	138	417
Advertising	88	251	523	462
Collaborations	-	31	665	583

	$4,062	$5,160	$6,208	$5,250

NOTE 13.

TOTAL COMPREHENSIVE INCOME

	Nine months ended September 30,
	2004	2005
	(Unaudited)
	(U.S. dollars in thousands)

Net income	$2,161	$542
Changes in unrealized holding gains on marketable securities	-	12

Total comprehensive income	$2,161	$554

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

		2,500,000 Ordinary Shares IncrediMail Ltd.

Until           , 2006 all dealers that effect transactions in our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
	Page
Prospectus Summary	1
Risk Factors	8
Cautionary Note on Forward-Looking Statements and Other Information	23
Use of Proceeds	25
Dividend Policy	26	PROSPECTUS
Capitalization	27
Dilution	28
Selected Financial Data	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	31
Business	43
Management	53
Related Party Transactions	64
Principal and Selling Shareholders	65
Description of Share Capital	67
Shares Eligible for Future Sale	72
Conditions in Israel	74
Israeli Taxation	76	Maxim Group LLC
U.S. Federal Income Tax Considerations	80
Enforceability of Civil Liabilities	85
Underwriting	86
Legal Matters	92
Experts	92
Other Expenses of Issuance and Distribution	92	, 2006
Where You Can Find Additional Information	92
Commission Position on Indemnification for Securities Act Liabilities	93
Index to Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Section 258 of the Companies Law, 5759 - 1999 (the “Companies Law”) prohibits a company from exculpating an office holder from liability for the breach of his duty of loyalty towards the company. The company may exculpate an office holder from liability for the breach of his duty of care towards the company or indemnify him, but only in accordance with the following sections:

Section 259 of the Companies Law permits a company to provide in its articles of association that an office holder of the company may be exculpated, to the extent provided in the articles of association, from liability for the breach of his duty of care towards the company. Such exculpation may be provided for in advance only and may not be provided with respect to a breach of the duty of care in connection with a distribution as defined under the Companies Law).

Section 260(a) of the Companies Law permits a company, only if and to the extent provided in its articles of association, to indemnify an office holder, in his or her capacity as an office holder, against:

•

any monetary liability incurred whether imposed on him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court;

•

reasonable litigation expenses, including attorneys’ fees, incurred by him or her as a result of an investigation or proceedings instituted against him or her by an authority empowered to conduct an investigation or proceedings, which are concluded either (i) without the filing of an indictment against the office holder and without the levying of a monetary obligation in lieu of criminal proceedings upon the office holder, or (ii) without the filing of an indictment against the office holder but with levying a monetary obligation in substitute of such criminal proceedings upon the office holder for a crime that does not require proof of criminal intent; and

•

reasonable litigation expenses, including attorneys’ fees, incurred by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent.

Section 260(b) of the Companies Law specifies that the indemnification provision in a company’s articles of association may be an obligation to indemnify in advance or on an ad hoc basis after the fact. If a company undertakes to indemnify an office holder in advance against monetary liability incurred in his or her capacity as an office holder whether imposed in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court, the indemnification must be limited to foreseeable events in light of the company’s actual activities at the time of the indemnification undertaking and to a specific sum or a reasonable criterion under such circumstances, as determined by the board of directors. However, an undertaking to indemnify an office holder in advance of an event need not be limited with respect to reasonable litigation expenses, including attorneys’ fees.

Section 261 of the Companies Law permits a company, only if and to the extent provided in its articles of association, to insure an office holder against liabilities incurred in his or her capacity as an office holder. This insurance may cover:

(1)

liability for breach of the duty of care toward the company or a third party;

(2)

liability for breach of the duty of loyalty, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; or

(3)

monetary liabilities imposed for the benefit of a third-party.

Section 263 of the Companies Law provides that a company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly, or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

Our articles of association allow us to indemnify, exculpate and insure our office holders to the fullest extent permitted by the Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders where a director is concerned. Our articles of association also allow us to insure or indemnify any person who is not an office holder, including any employee, agent, consultant or contractor.

Our articles of association require a regular majority shareholder vote in order to alter our articles of association, except for certain provisions relating to the election, removal and composition of the board of directors which require a supermajority vote. Under Section 262(b) of the Companies Law, in a “public company” in which an officer or a director is a controlling shareholder, a shareholders resolution to include a provision in the articles of association regarding an exemption, indemnity or insurance shall require the approval of shareholders who do not have personal interests in the approval of the resolution, as required for an “extraordinary transaction,” in addition to the majority required for alteration of the articles of association.

Our board of directors and shareholders have resolved to indemnify our directors and Chief Financial Officer up to the aggregate sum of 50.0% of the shareholders’ equity for liabilities that are not covered by insurance and that are the following events:

(1)

the issuance of securities including, but not limited to, the offering of securities to the public according to a prospectus, a private offering, the issuance of bonus shares or any other manner of securities offering;

(2)

a “Transaction” as defined according to Article 1 of the Companies Law, including the negotiation for, the signing and the performance of a transaction, transfer, sale, purchase or pledge of assets or liabilities (including securities), or the receiving of any right in any one of the above, receiving credit, granting securities and any action connected directly or indirectly with such a Transaction;

(3)

any filing or announcement required by the Companies Law and/or securities laws and/or according to rules and/or regulations adopted by any stock exchange on which our securities are traded;

(4)

any decision regarding a “distribution,” as defined in the Companies Law;

(5)

a change in our structure or a reorganization or any decision pertaining to these issues including, but not limited to, a merger, a de-merger, a settlement between us and our shareholders and/or creditors, a change in our capital, the establishment of subsidiaries and their liquidation or sale, an allotment or distribution;

(6)

an announcement, a statement, including a position taken, or an opinion made in good faith by an officer in the course of his duties and in conjunction with his duties, including during a meeting of our board of directors or one of the committees of the board of directors;

(7)

an action taken in contradiction to our articles of association;

(8)

any action or decision in relation to employer-employee relations, including the negotiation for, signing and performance of individual or collective employment agreements and other employees benefits;

(9)

any action, decision or omission relating to issues of intellectual property, safety, tax, antitrust, accounting, financing and product liability;

(10)

negotiation for, signing and performance of an insurance policy;

(11)

any action, decision or omission concerning privacy or civil rights, libel and slander; and

(12)

any act, decision or omission concerning any incentive plan to employees, officer holders and consultants; and

(13)

any of the above events in any jurisdiction and pursuant to the officer holder’s position in an affiliated corporation or in a corporation controlled by us.

Indemnification of our directors is subject to shareholder approval.

Item 7. Recent Sales of Unregistered Securities

The share numbers below give effect to the 38-for-one ordinary share split in the form of a share dividend, which will occur as of the effective date of this registration statement.

During the three years ended December 31, 2004, we issued securities without registration under the Securities Act of 1933 as follows:

(i)

in October 2003, 114,000 shares were issued in payment for services rendered to us in connection with our 2000 round of financing. We initially agreed in May 2002 to issue these shares to three of our shareholders, Balmore S.A, Mahony Associates and Austost Anstalt Schaan, in consideration for their involvement and contribution to us, including identifying directors to represent the holders of preferred shares. The approximate value of the services granted is $60,000. We were later instructed by these shareholders to issue the shares to West Capital & Associates Inc.;

(ii)

the holders of 500 preferred shares converted such shares into ordinary shares on a one-for one basis, now representing 19,000 ordinary shares; and

(iii)

we issued 121,600 ordinary shares upon the exercise of outstanding stock options.

We believe that the securities issued in payment of services rendered to us were exempt from registration under the Securities Act in reliance upon Section 4(2) and/or Regulation S. We believe that the conversion of preferred shares into ordinary shares and the issuance of ordinary shares upon the exercise of stock options do not constitute offers and sales of securities that require an exemption from registration under the Securities Act.

We relied on the following facts in determining that the offer and sale of the ordinary shares in payment of services rendered to us (clause (1) above) qualified for the exemption provided by Regulation S:

•

The offer and sale did not involve any public offering in the United States;

•

The offer and sale were not made to persons in the United States and at the time the buy order was originated, the buyers and the ultimate recipient were outside the United States; and

•

No directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules

(a)

Exhibits

1.1	Form of Underwriting Agreement *
3.1	Memorandum of Association of Registrant †
3.2	Certificate of Change of Name of Registrant (translated from Hebrew) †
3.3	Articles of Association of Registrant, dated November 17, 1999 †
3.4	Amendment to Articles of Association of Registrant, dated April 16, 2000 †
3.5	Form of Articles of Association of Registrant to be effective upon consummation of offering *
4.1	Form of Share Certificate*
4.2	Appendix 21.1 - Piggyback Registration to Investment Agreement, made effective as of April 16, 2000, between the Registrant, the Founders listed therein and the Investors listed therein †
4.3	Form of Purchase Option to be issued to Maxim Group LLC *
5.1	Opinion of Erdinast, Ben Nathan & Co., Advocates*
10.1	Agreement, dated July 29, 2003, between PointMatch USA, Inc. and the Registrant †

10.2	Software Product Licensing and Software Game Distribution and Promotion Agreement, dated January 7, 2004, between Oberon Media Inc. and the Registrant **
10.3	OEM Agreement, effective December 7, 2004, between Commtouch Ltd. and the Registrant †
10.4	The Registrant’s 2003 Israeli Share Option Plan and the form of Option Agreement †
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Erdinast, Ben Nathan & Co., Advocates (included in Exhibit 5.1)*
99.1	Consent of James H. Lee to be named as a director nominee
99.2	Consent of Elisabeth DeMarse to be named as a director nominee*
99.3	Consent of The Radicati Group to use certain information
99.4	Consent of JupiterResearch to use certain information
99.5	Consent of Variance Economic Consulting Ltd.

——————

*

To be filed by amendment.

**

Confidential treatment has been requested with respect to certain portions of this Exhibit pursuant to 17.C.F.R. §§ 230.406 and 200.83. Omitted portions will be filed separately with the Securities and Exchange Commission.

†

Previously filed

(b)

Financial Statement Schedules

Not Applicable

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel-Aviv, State of Israel on December 22, 2005.

INCREDIMAIL LTD.
By	/s/ Yaron Adler
Yaron Adler, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints Yaron Adler and Gittit Guberman, and each of them acting singly, as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons for IncrediMail in the capacities indicated, on December 22, 2005.

Signature	Title

/s/ Yaron Adler	Chief Executive Officer and Director (Principal Executive Officer)
Yaron Adler

/s/ Yacov Kaufman	Chief Financial Officer (Principal Financial and Accounting Officer)
Yacov Kaufman

*	Director
Ofer Adler

*	Director
Tamar Gottlieb

*	Director
Yair M. Zadik

/s/ Yaron Adler
Yaron Adler
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of IncrediMail Ltd., has signed this amendment to the registration statement thereto on December 22, 2005.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi, Title: Managing Director

EXHIBIT INDEX

No.	Description

1.1	Form of Underwriting Agreement *

3.1	Memorandum of Association of Registrant †

3.2	Certificate of Change of Name of Registrant (translated from Hebrew) †

3.3	Articles of Association of Registrant, dated November 17, 1999 †

3.4	Amendment to Articles of Association of Registrant, dated April 16, 2000 †

3.5	Form of Articles of Association of Registrant to be effective upon consummation of offering *

4.1	Form of Share Certificate*

4.2	Appendix 21.1 - Piggyback Registration to Investment Agreement, made effective as of April 16, 2000, between the Registrant, the Founders listed therein and the Investors listed therein †

4.3	Form of Purchase Option to be issued to Maxim Group LLC *

5.1	Opinion of Erdinast, Ben Nathan & Co., Advocates*

10.1	Agreement, dated July 29, 2003, between PointMatch USA, Inc. and the Registrant †

10.2	Software Product Licensing and Software Game Distribution and Promotion Agreement, dated January 7, 2004, between Oberon Media Inc. and the Registrant **

10.3	OEM Agreement, effective December 7, 2004, between Commtouch Ltd. and the Registrant †

10.4	The Registrant’s 2003 Israeli Share Option Plan and the form of Option Agreement †

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global

23.2	Consent of Erdinast, Ben Nathan & Co., Advocates (included in Exhibit 5.1)*

99.1	Consent of James H. Lee to be named as a director nominee

99.2	Consent of Elisabeth DeMarse to be named as a director nominee*

99.3	Consent of The Radicati Group to use certain information

99.4	Consent of JupiterResearch to use certain information

99.5	Consent of Variance Economic Consulting Ltd.

——————

*

To be filed by amendment.

**

Confidential treatment has been requested with respect to certain portions of this Exhibit pursuant to 17.C.F.R. §§ 230.406 and 200.83. Omitted portions will be filed separately with the Securities and Exchange Commission.

†

Previously filed